Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181540

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 20, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated July 6, 2012)

DIANA SHIPPING INC.

    % Senior Notes due 2020

We are offering $         aggregate principal amount of our     % Senior Notes due 2020 (the “Notes”). The Notes will bear interest from                     , 2015 at a rate of     % per year. The Notes will mature on                     , 2020. Interest on the Notes will be payable quarterly in arrears on the 15th day of February, May, August and November of each year, commencing on August 15, 2015. We may redeem the Notes at our option, in whole or in part, at any time on or after                     , 2017 at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, as described in “Description of Notes—Optional Redemption.” Prior to                     , 2017, we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount plus a make-whole premium and accrued interest to the date of redemption. In addition, we may redeem the Notes in whole, but not in part, at any time at our option, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if certain events occur involving changes in taxation, as described in this prospectus supplement under “Description of Notes—Optional Redemption for Changes in Withholding Taxes.”

As part of this offering, the underwriters have reserved for sale up to $12.75 million aggregate principal amount of the Notes to, or to entities affiliated with, our chief executive officer, Mr. Simeon Palios, and other executive officers and to certain directors of the Company at the public offering price set forth on the cover page of this prospectus.

The Notes will be our senior unsecured obligations and will rank equally with any future senior unsecured and unsubordinated debt that we may enter into in the future. The Notes will not be guaranteed by any of our subsidiaries. The Notes will be effectively subordinated to our existing and future secured debt, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries. The Notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

Investing in our Notes involves risks. Please see “Risk Factors” beginning on page S-15 of this prospectus supplement.

	Per Note	Total
Public offering price (1)(2)	$	$
Underwriting discounts and commissions (2)(3)	$	$
Proceeds, before expenses, to Diana Shipping Inc.	$	$

(1)	Plus accrued interest from , 2015 if settlement occurs after such date.
(2)	Assumes no exercise of the underwriters’ option described below.
(3)	The underwriters have reserved for sale up to $12.75 million aggregate principal amount of the Notes to, or to entities affiliated with, our chief executive officer, Mr. Simeon Palios, and other executive officers and to certain directors of the Company, at the public offering price. The underwriters will not receive any underwriting discount on the sale of such Notes.

We have applied to list our Notes for trading on the New York Stock Exchange, or the NYSE, under the symbol “DSXN.” If approved for listing, trading on the NYSE expected to commence within 30 days after the Notes are first issued.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option to purchase up to an additional $         aggregate principal amount of Notes within 30 days after the date of this prospectus at the public offering price, plus accrued interest from                     , 2015, less underwriting discounts and commissions.

We expect that delivery of the Notes will be made to investors on or about                     , 2015, through the book-entry system of The Depository Trust Company for the accounts of its participants.

Joint Bookrunners

Stifel
Deutsche Bank Securities
Janney Montgomery Scott
BB&T Capital Markets
Wunderlich

The date of this prospectus is                     , 2015

Prospectus Supplement

Prospectus

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, our Notes being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find Additional Information” before investing in the Notes.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts presented in, United States dollars and financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and any underwriters have not, authorized anyone to provide you with information other than as set forth in this prospectus supplement and the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, the Notes only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our Notes.

ENFORCEMENT OF CIVIL LIABILITIES

Diana Shipping Inc. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Athens, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand in the dry-bulk shipping industry, changes in our operating expenses, including bunker prices, crew costs, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports filed by us with the Securities and Exchange Commission (the “SEC”) and the NYSE. We caution readers of this prospectus supplement and the documents incorporated by reference in this prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements. These forward looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the entire prospectus supplement and the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of the Notes and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors” included on page S-15 of this prospectus supplement, on page 6 of the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 25, 2015.

Unless the context otherwise requires, when used in this prospectus, the terms “the Company,” “we,” “our” and “us” refer to Diana Shipping Inc. and its subsidiaries. “Diana Shipping Inc.” refers only to Diana Shipping Inc. and not its subsidiaries. The financial information included in this prospectus represents our financial information and the operations of our subsidiaries.

Our Company

We are a global provider of shipping transportation services through our ownership of dry bulk vessels. Our vessels are employed primarily on medium to long-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes. Currently, our operating fleet consists of 40 dry bulk vessels (2 Newcastlemax, 12 Capesize, 3 Post-Panamax, 3 Kamsarmax and 20 Panamax). We also expect to take delivery of one Kamsarmax dry bulk vessel during the second quarter of 2015, one newbuilding Capesize dry bulk vessel during August 2015 and two new-building Newcastlemax dry bulk vessels and one newbuilding Kamsarmax dry bulk vessel during the second quarter of 2016. As of May 14, 2015, the combined carrying capacity of our fleet, excluding the five vessels not yet delivered, is approximately 4.6 million dwt with a weighted average age of 7.1 years. Our in-house fleet manager, Diana Shipping Services S.A., which we refer to as DSS or our fleet manager, performs the commercial and technical management of our vessels and also provides administrative services to us.

We intend to continue to grow our fleet through timely and selective acquisitions of vessels or the construction of newbuildings. We expect to focus future vessel acquisitions on dry bulk carriers with a capacity of 70,000 dwt and above. However, we will also consider purchasing other classes of dry bulk vessels, if we determine that those vessels would, in our view, present favorable investment opportunities.

Our Fleet

The following table presents certain information concerning our fleet as of May 14, 2015:

	Vessel		Sister Ships *	Gross Rate (USD Per Day)	Com **	Charterer	Delivery Date to Charterer	Redelivery Date to Owners ***	Notes
	BUILT	DWT
	Panamax Bulk Carriers
1	DANAE		A	$7,650	3.75%	Glencore Grain B.V., Rotterdam	16-Jan-15	16-Dec-15 16-Mar-16	1
	2001	75,106

2	DIONE		A	$9,250	5.00%	RWE Supply & Trading GmbH, Essen	12-Sep-14	12-Oct-15 -27-Feb-16
	2001	75,172

3	NIREFS		A	$7,500	5.00%	Glencore Grain B.V., Rotterdam	25-Dec-14	25-Nov-15 25-Feb-16
	2001	75,311

	Vessel		Sister Ships *	Gross Rate (USD Per Day)	Com **	Charterer	Delivery Date to Charterer	Redelivery Date to Owners ***	Notes
	BUILT	DWT
	Panamax Bulk Carriers
4	ALCYON		A	$7,750	5.00%	EDF Trading Limited, UK	21-Dec-12	20-May-15	2
	2001	75,247

5	TRITON		A	$9,250	5.00%	Glencore Grain B.V., Rotterdam	24-Oct-14	24-Sep-15 - 24-Dec-15
	2001	75,336

6	OCEANIS		A	$4,500	5.00%	Glencore Grain B.V., Rotterdam	22-Mar-15	11-May-15
				$7,200	5.00%		11-May-15	22-Feb-16 - 22-May-16
	2001	75,211

7	THETIS		B	$8,300	5.00%	EDF Trading Limited, UK	1-Sep-13	1-Jul-15 - 1-Dec-15
	2004	73,583

8	PROTEFS		B	$6,250	5.00%	Glencore Grain B.V., Rotterdam	3-Apr-15	3-Mar-16 - 3-Jun-16
	2004	73,630

9	CALIPSO		B	$8,100	4.75%	Cargill International S.A., Geneva	29-Jul-13	29-Apr-15	3
				$4,000	5.00%	Centurion Bulk Pte. Ltd., Singapore	8-May-15	2-Jun-15	4,5
	2005	73,691

10	CLIO		B	$8,600	4.75%	Cargill International S.A., Geneva	22-Aug-13	22-May-15 - 27-May-15	2
	2005	73,691

11	NAIAS		B	$8,500	5.00%	Bunge S.A., Geneva	3-Sep-14	4-Jul-15 - 4-Oct-15
	2006	73,546

12	ARETHUSA		B	$8,250	5.00%	Glencore Grain B.V., Rotterdam	20-Nov-14	5-Mar-15
				$7,100	5.00%		5-Mar-15	5-Feb-16 - 5-May-16
	2007	73,593

13	ERATO		C	$7,100	5.00%	Glencore Grain B.V., Rotterdam	9-Mar-15	9-Feb-16 - 9-May-16
	2004	74,444

14	CORONIS		C	$11,550	5.00%	Oberon Holdings Limited	12-Jun-14	4-May-15	6,7
	2006	74,381

15	MELITE		D	$7,250	5.00%	Glencore Grain B.V., Rotterdam	29-Jan-15	29-Sep-15 - 29-Jan-16
	2004	76,436

16	MELIA		D	$12,000	3.75%	Rio Tinto Shipping Pty, Ltd., Melbourne	10-May-14	7-Apr-15	8
				$5,050	5.00%	Bunge S.A., Geneva	9-Apr-15	19-May-15
				$7,050	5.00%		19-May-15	9-Aug-15 - 9-Nov-15
	2005	76,225

17	ARTEMIS			$9,375	3.75%	Rio Tinto Shipping Pty, Ltd., Melbourne	26-Aug-13	26-Jun-15 - 26-Oct-15
	2006	76,942

18	LETO			$11,350	4.75%	Cargill International S.A., Geneva	19-Jul-14	19-Jun-15 - 19-Sep-15
	2010	81,297

19	CRYSTALIA		E	$15,800	5.00%	Glencore Grain B.V., Rotterdam	21-Feb-14	21-Aug-15 - 21-Nov-15
	2014	77,525

	Vessel		Sister Ships *	Gross Rate (USD Per Day)	Com **	Charterer	Delivery Date to Charterer	Redelivery Date to Owners ***	Notes
	BUILT	DWT
20	ATALANDI		E	$13,500	5.00%	Glencore Grain B.V., Rotterdam	13-May-14	21-Apr-15
				$7,000	5.00%		21-Apr-15	21-May-15
				$8,000	5.00%		21-May-15	21-Mar-16 - 21-Jun-16
	2014	77,529

	Kamsarmax Bulk Carriers
21	MAIA		F	$12,000	5.00%	RWE Supply & Trading GmbH, Essen	29-Sep-14	29-Sep-15 - 29-Jan-16	9
	2009	82,193

22	MYRSINI		F	$8,250	4.75%	Clearlake Shipping Pte. Ltd., Singapore	18-Feb-15	18-Dec-15 - 18-Apr-16	10,11
	2010	82,117

23	TORM ISLAND		F	-	-	-	-	- - -	12
	(tbr. MEDUSA)
	2010	82,194

24	MYRTO		F	$9,850	5.00%	Glencore Grain B.V., Rotterdam	5-Jan-15	5-Dec-15 - 5-Mar-16
	2013	82,131

	Post-Panamax Bulk Carriers
25	ALCMENE			$6,000	5.00%	Topsail Shipping Co., Limited Hong Kong	15-Mar-15	13-Apr-15
				$6,750	5.00%	ADM International Sarl, Rolle, Switzerland	13-May-15	13-Feb-17 - 2-Jun-17
	2010	93,193

26	AMPHITRITE			$11,300	5.00%	Bunge S.A., Geneva	15-Aug-14	15-Jul-15 - 15-Oct-15
	2012	98,697

27	POLYMNIA			$7,500	5.00%	Vroon Dry Cargo Chartering B.V., Breskens	17-Jan-15	17-Oct-15 - 17-Feb-16	13
	2012	98,704

	Capesize Bulk Carriers

28	NORFOLK			$10,250	4.75%	Clearlake Shipping Pte. Ltd., Singapore	4-Mar-15	4-Apr-16 - 4-Aug-16	10
	2002	164,218

29	ALIKI			$26,500	5.00%	Minmetals Logistics Group Co. Ltd., Beijing	1-Mar-11	1-Feb-16 - 1-Apr-16
	2005	180,235

30	BALTIMORE			$15,000	5.00%	RWE Supply & Trading GmbH, Essen	8-Jul-13	8-Jul-16 - 8-Jan-17
	2005	177,243

31	SALT LAKE CITY			BCI 4TCs AVG + 3.5%	5.00%	K Noble Hong Kong Ltd., Hong Kong	7-Feb-15	7-Nov-16 - 7-Feb-17
	2005	171,810

32	SIDERIS GS		G	$10,000	5.00%	Rio Tinto Shipping (Asia) Pte., Ltd., Singapore	22-Feb-15	22-Dec-15 - 22-Apr-16
	2006	174,186

	Vessel		Sister Ships *	Gross Rate (USD Per Day)	Com **	Charterer	Delivery Date to Charterer	Redelivery Date to Owners ***	Notes
	BUILT	DWT
33	SEMIRIO		G	$10,000	5.00%	Rio Tinto Shipping (Asia) Pte., Ltd., Singapore	20-Feb-15	20-Feb-16 - 20-Jun-16
	2007	174,261

34	BOSTON		G	$14,250	4.75%	Clearlake Shipping Pte. Ltd., Singapore	24-Aug-13	9-Aug-15-8-Feb-16	10
	2007	177,828

35	HOUSTON		G	$12,750	5.00%	RWE Supply & Trading GmbH, Essen	4-Jan-15	4-Jan-16 - 4-Apr-16
	2009	177,729

36	NEW YORK		G	$12,850	4.75%	Clearlake Shipping Pte. Ltd., Singapore	17-Dec-14	17-Feb-16 - 17-Jun-16	10
	2010	177,773

37	P. S. PALIOS			$18,350	5.00%	RWE Supply & Trading GmbH, Essen	3-Dec-13	18-Sep-15 - 31-Dec-15
	2013	179,134

38	G. P. ZAFIRAKIS		H	$25,250	5.00%	RWE Supply & Trading GmbH, Essen	23-Aug-14	14-Feb-16 - 23-Jun-16
	2014	179,492

39	SANTA BARBARA		H	$12,000	5.00%	RWE Supply & Trading GmbH, Essen	13-Jan-15	13-Dec-15 - 13-Mar-16
	2015	179,426

40	HULL No. H1364			-	-	-	-	- - -	14
(tbn. NEW ORLEANS)
	2015	180,000

	Newcastlemax Bulk Carriers
41	LOS ANGELES		I	$18,000	5.00%	EDF Trading Limited, UK	9-Feb-12	9-Dec-15 - 9-Apr-16
	2012	206,104

42	PHILADELPHIA		I	$18,000	5.00%	EDF Trading Limited, UK	17-May-12	17-Jan-16 - 17-Jul-16

	2012	206,040

	Vessels Under Construction
43	HULL DY6006			-	-	-	-	- - -	15
	2016	82,000

44	HULL H2548		J	-	-	-	-	- - -	15
(tbn. SAN FRANCISCO)
	2016	208,500

45	HULL H2549		J	-	-	-	-	- - -	15
(tbn. NEWPORT NEWS)
	2016	208,500

*	Each dry bulk carrier is a “sister ship”, or closely similar, to other dry bulk carriers that have the same letter.
**	Total commission percentage paid to third parties.
***	Charterers’ optional period to redeliver the vessel to owners. Charterers have the right to add the off hire days, if any, and therefore the optional period may be extended.
1	Vessel off hire for unscheduled maintenance from April 1, 2015 to April 6, 2015.
2	Based on latest information.
3	During April 2015, the vessel was off hire for drydocking for approximately 21 days.
4	Redelivery date based on an estimated time charter trip duration of about 25 days.
5	Charter includes a one-time gross ballast bonus payment of US$50,000.

6	Charterers agreed to compensate the owners for the early redelivery of the vessel on around May 4, 2015 until the minimum agreed redelivery date May 12, 2015.
7	Vessel currently on scheduled drydocking.
8	Rio Tinto Shipping Pty, Ltd., Melbourne agreed to compensate the owners for the early redelivery of the vessel on April 7, 2015 until the minimum agreed redelivery date April 10, 2015.
9	During April 2015, the vessel was off hire for approximately 6 days.
10	Clearlake Shipping Pte. Ltd., Singapore is a member of the Gunvor Group.
11	Vessel currently off hire for drydocking.
12	Expected date of delivery to the Company during the second quarter of 2015.
13	Charter includes a one-time gross ballast bonus payment of US$237,500.
14	Expected date of delivery to the Company during August 2015.
15	Year of delivery and dwt are based on shipbuilding contract.

Chartering of our Fleet

We charter our dry bulk carriers to customers primarily pursuant to time charters. Under our time charters, the charterer typically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and canal and port charges. We remain responsible for paying the chartered vessel’s operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel and ensuring compliance with applicable United States and international environmental laws and regulations. We currently pay commissions ranging from 3.75% to 5.00% of the total daily charter hire rate of each charter to unaffiliated ship brokers and to in-house brokers associated with the charterer, depending on the number of brokers involved with arranging the charter.

We strategically monitor developments in the dry bulk shipping industry on a regular basis and seek to employ our vessels on time charters having hire periods that reflect prevailing market conditions, while attempting to stagger the expiration dates for charters to allow us flexibility to renew or enter into new charters at attractive periods in the charter market cycle. We will continue to evaluate our chartering strategy in light of developments in the dry bulk shipping market.

Our Key Strengths

We own a modern, high quality fleet of dry bulk carriers. We believe that owning a modern, high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing favorable time charters. We maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea, and adopting a comprehensive maintenance program for each vessel.

Our fleet, including our vessels under construction, includes ten groups of sister ships. We believe that maintaining a fleet that includes sister ships enhances the revenue generating potential of our fleet by providing us with operational and scheduling flexibility. The uniform nature of sister ships also improves our operating efficiency by allowing our fleet manager to apply the technical knowledge of one vessel to all vessels of the same series and creates economies of scale that enable us to realize cost savings when maintaining, supplying and crewing our vessels.

We have an experienced management team. Our management team consists of experienced executives who have, on average, more than 29 years of operating experience in the shipping industry and has demonstrated ability in managing the commercial, technical and financial areas of our business. Our management team is led by Mr. Simeon Palios, a qualified naval architect and marine engineer who has more than 40 years of experience in the shipping industry.

We benefit from strong relationships with members of the shipping and financial industries. We have developed strong relationships with major international charterers, shipbuilders and financial institutions that we believe are the result of the quality of our operations, the strength of our management team and our reputation for dependability.

We have a strong balance sheet and a relatively low level of indebtedness. We believe that our strong balance sheet and relatively low level of indebtedness provide us with the flexibility to increase the amount of funds that we may draw under loan facilities that we expect to enter into in connection with future acquisitions and enable us to use cash flow that would otherwise be dedicated to debt service for other purposes.

Our Business Strategy

Continue to operate a high quality fleet. We intend to limit our acquisition of ships and newbuildings to vessels that meet, or upon delivery will meet, rigorous industry standards and that are capable of meeting charterer certification requirements. We intend to preserve the quality of our fleet through regular inspections of our vessels and a comprehensive maintenance program.

Strategically expand the size of our fleet. We intend to grow our fleet through timely and selective acquisitions of vessels or entry into newbuilding contracts. We expect to focus our dry bulk carrier acquisitions primarily on dry bulk carriers with capacity of 70,000 dwt and above, although we will also consider acquisitions of other classes of dry bulk vessels that would, in our view, provide favorable investment opportunities. We may also acquire other vessel-owning companies to expand the size of our fleet. We intend to continue to regularly monitor developments in market conditions and expect to acquire vessels in the future when those acquisitions would, in our view, present favorable investment opportunities.

Pursue a balanced time charter portfolio. We strategically monitor developments in the dry bulk shipping industry on a regular basis and seek to employ our vessels on time charters having hire periods that reflect prevailing market conditions, while attempting to stagger the expiration dates for charters to allow us flexibility to renew or enter into new charters at attractive periods in the charter market cycle. We will continue to evaluate our chartering strategy in light of developments in the dry bulk shipping market.

Maintain a strong balance sheet with conservative leverage in high market periods and increased leverage in low market periods. In the future, we expect to draw funds under our credit facilities that we expect to enter into to partially fund vessel acquisitions and the construction of newbuildings. Our current policy is to gradually increase our debt during low market periods of the dry bulk industry to facilitate vessel expansion. In addition, from time to time we may use the net proceeds from equity offerings to finance the acquisitions of vessels or newbuilding contracts or other uses. As of March 31, 2015, we had total debt outstanding of $542.6 million.

Maintain low cost, highly efficient operations. We intend to actively monitor and control vessel operating expenses without compromising the quality of our vessel management by utilizing regular inspection and maintenance programs, employing and retaining qualified crew members and taking advantage of the economies of scale that result from operating sister ships.

Capitalize on our established reputation. We intend to capitalize on our reputation for maintaining high standards of performance, reliability and safety in establishing and maintaining relationships with major international charterers who consider the reputation of a vessel owner and operator when entering into time charters and with shipyards and financial institutions who consider reputation to be an indicator of creditworthiness.

Recent Developments

On April 27, 2015, we signed, through a separate wholly-owned subsidiary, a Memorandum of Agreement to acquire from an unaffiliated third party the m/v Torm Island, a 2010 built Kamsarmax dry bulk vessel of 82,194 dwt, for a purchase price of $18.05 million. The vessel (to be renamed “Medusa”) is expected to be delivered to us during the second quarter of 2015.

On April 20, 2015, we signed, through a separate wholly-owned subsidiary, an agreement to acquire from a different unaffiliated third party a newbuilding Capesize dry bulk vessel of approximately 180,000 dwt, being built by Shanghai Waigaoqiao Shipbuilding Co., Ltd., for a purchase price of $43.0 million. The transaction was subject to a novation agreement among the builders, the buyer and the seller, which was signed on May 12, 2015. The vessel, “Hull No. H1364” (to be named “New Orleans”), is expected to be delivered to us during August 2015.

On April 29, 2015, we signed, through a separate wholly-owned subsidiary, a loan agreement with Danish Ship Finance A/S, or Danish Ship Finance, for a loan of $30.0 million. The loan bears interest at LIBOR plus a margin and is repayable in 28 equal quarterly installments of $0.5 million each and a balloon of $16.0 million payable together with the last installment.

On May 7, 2015, we established a new 50/50 joint venture with Wilhelmsen Ship Management named Diana Wilhelmsen Management Limited. Diana Wilhelmsen Management Limited will initially provide management services to a limited number of vessels of our fleet when the joint venture commences operations later in the second quarter of 2015 and may in the future provide management services to unaffiliated third party vessel operators. The Diana Wilhelmsen Management Limited office will be located in Limassol, Cyprus.

On May 13, 2015, we reported our financial condition and results of operation as of and for the three months ended March 31, 2015. For the three months ended March 31, 2015, we reported a net loss of $10.8 million compared to a net loss of $6.0 million for the three months ended March 31, 2014. For the three months ended March 31, 2015, we reported time charter revenues of $42.0 million compared to time charter revenues of $41.1 million for the three months ended March 31, 2014.

As previously announced, on May 23, 2014 the Company’s board of directors authorized a share repurchase plan, under which $72.0 million remains authorized for repurchases of the Company’s common shares.

Corporate Information

We are a corporation incorporated under the laws of Liberia in March 1999 as Diana Shipping Investments Corp. In February 2005, our articles of incorporation were amended. Under the amended and restated articles of incorporation, we were renamed Diana Shipping Inc. and redomiciled from the Republic of Liberia to the Republic of the Marshall Islands. Our executive offices are located at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at this address is +30-210-947-0100. Our website is www.dianashippinginc.com. The information on our website shall not be deemed a part of this prospectus. Our agent and authorized representative in the United States is our wholly-owned subsidiary, Bulk Carriers (USA) LLC, established in September 2006, in the State of Delaware, which is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

THE OFFERING

The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the Notes.

Issuer	Diana Shipping Inc., a Marshall Islands corporation.

Securities Offered	$ million aggregate principal amount (plus up to an additional $ million aggregate principal amount pursuant to an option granted to the underwriters) of our % Senior Notes due , 2020 issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

Issue Date	, 2015

Maturity Date	The Notes will mature on , 2020.

Interest	The Notes will bear interest from the date of original issue until maturity at a rate of % per year, payable quarterly in arrears on February, May, August and November commencing on August 15, 2015.

Use of Proceeds	We intend to use the net proceeds of the sale of our Notes, which are expected to total approximately $ million after deducting underwriting discounts and commissions and estimated offering expenses (or approximately $ million if the underwriters exercise their option to purchase additional Notes in full), for general corporate purposes and working capital, which may include the acquisition of additional new or secondhand vessels or the construction of newbuildings. We do not currently have any potential acquisitions identified, and we can provide no assurance that we will be able to identify additional vessels to acquire or that we will be able to complete the acquisition of vessels that we are able to identify. Please read “Use of Proceeds.”

Ranking; Subordination	Our Notes will be our senior unsecured obligations and will rank equally with any future senior unsecured and unsubordinated debt that we may enter into in the future. Our Notes will be effectively subordinated to our existing and future secured debt, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries. As of March 31, 2015, we had $542.6 million of outstanding indebtedness (all of which was secured).

No Security or Guarantees	None of our obligations under our Notes will be secured by collateral or guaranteed by any of our subsidiaries, affiliates or any other persons.

Optional Redemption

We may redeem the notes in whole or in part on and after,                      2017, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the date fixed for redemption.

Prior to                     , 2017 we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest to the date of redemption. See “Description of Notes—Optional Redemption.”

Change of Control	Upon the occurrence of certain change of control events (as defined in the indenture governing the Notes), you will have the right, as a holder of the Notes, to require us to repurchase some or all of your Notes at 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. For additional information, please read “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes.”

Covenants	The indenture governing our Notes contains certain restrictive covenants, including covenants that require us to limit the amount of debt we incur, maintain a certain minimum net worth, and provide certain reports. These covenants are subject to important exceptions and qualifications. For additional information, please read “Description of Notes.”

Additional Notes	We may “reopen” our Notes at any time without the consent of the holders of our Notes and issue additional notes with the same terms as our Notes (except the issue price, issue date and initial interest payment date), which will thereafter constitute a single fungible series with our Notes, provided that if the additional notes are not fungible with our Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Ratings	The Notes will not be rated by any nationally recognized statistical rating organization.

Listing	We have applied to list our Notes for trading on the NYSE under the symbol “DSXN.” If the application is approved, trading of our Notes on NYSE is expected to begin within 30 days after the original issue date of our Notes. The underwriters have advised us that they intend to make a market in our Notes prior to commencement of any trading on NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for our Notes will develop prior to commencement of trading on NYSE or, if developed, will be maintained.

Form	Our Notes will be represented by one or more permanent global notes, which will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee designated by DTC. Holders of Notes may elect to hold interests in a global Note only in the manner described in this prospectus supplement. Any such interest may not be exchanged for certificated securities except in limited circumstances described in this prospectus supplement. For additional information, please read “Description of Notes—Book-entry System; Delivery and Form” in this prospectus supplement.

Additional Amounts; Tax Redemption	Any payments made by us with respect to the Notes will be made without withholding or deduction for or on account of taxes unless required by law. If we are required by law to withhold or deduct amounts for or on account of tax imposed by a taxing authority of a jurisdiction where we are a resident or certain other jurisdictions with respect to a payment to the holders of Notes, we will, subject to certain exceptions, pay the additional amounts necessary so that the net amount received by the holders of the Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction. See “Description of Notes—Additional Amounts.”

In the event of certain changes of law or official positions of certain taxing authorities that trigger requirements discussed immediately above that we pay additional amounts, we may redeem the Notes in whole, but not in part, at any time, upon not less than 30 nor more than 60 days’ notice at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of Notes—Optional Redemption for Changes in Withholding Taxes.”

Indenture and the Trustee	The Notes will be issued pursuant to the Indenture between us and Deutsche Bank Trust Company Americas, as Trustee Registrar and Paying Agent.

Settlement	Delivery of our Notes offered hereby will be made against payment therefor on or about , 2015.

Risk Factors	An investment in our Notes involves risks. You should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page S-15 of this prospectus supplement and on page 6 of the accompanying base prospectus to determine whether an investment in our Notes is appropriate for you.

Insider Participation	As part of this offering, the underwriters have reserved for sale up to $12.75 million aggregate principal amount of the Notes to, or to entities affiliated with, our chief executive officer, Mr. Simeon Palios, and other executive officers and to certain directors of the Company at the public offering price set forth on the cover page of this prospectus.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth our selected consolidated financial data and other operating data. The selected consolidated financial data in the table for the years ended December 31, 2014, 2013, 2012, 2011 and as of December 31, 2014, 2013, 2012, 2011 and 2010 are derived from our audited consolidated financial statements and notes thereto which have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The selected consolidated financial data in the table as of and for the three months ended March 31, 2014 and March 31, 2015 has been derived from our unaudited consolidated financial statements and has been prepared on the same basis as our audited consolidated financial statements and, in management’s opinion, includes all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for such periods. The results for the three months ended March 31, 2015 are not necessarily indicative of the results to be expected for the year ended December 31, 2015 or any future period. The following data should be read in conjunction with Item 5. “Operating and Financial Review and Prospects”, the consolidated financial statements, related notes and other financial information included in our in our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 25, 2015 and are incorporated by reference herein.

	As of and for the Year Ended December 31,					As for the three months ended March 31,
	2010	2011	2012	2013	2014	2015	2014
	(in thousands of U.S. dollars, except for share and per share data, fleet data and average daily results)
Statement of Operations Data:
Time charter revenues	$275,448	$255,669	$220,785	$164,005	$175,576	$42,006	$41,145
Other revenues	—	1,117	2,447	447	—	—	—
Voyage expenses	12,392	10,597	8,274	8,119	10,665	4,924	2,398
Vessel operating expenses	52,585	55,375	66,293	77,211	86,923	21,789	20,656
Depreciation and amortization of deferred charges	53,083	55,278	62,010	64,741	70,503	18,447	16,874
General and administrative expenses	25,347	25,123	24,913	23,724	26,217	5,712	6,248
Foreign currency gains	(1,598)	(503)	(1,374)	(690)	(528)	(525)	(65)

Operating income / (loss)	133,639	110,916	63,116	(8,653)	(18,204)	(8,341)	(4,966)

Interest and finance costs	(5,213)	(4,924)	(7,618)	(8,140)	(8,427)	(2,542)	(1,960)
Interest and other income	920	1,033	1,432	1,800	3,627	872	904
Income / (loss) from derivative instruments	(1,477)	(737)	(518)	(118)	68	—	(4)
Income / (loss) from investment in Diana Containerships Inc.	—	1,207	(1,773)	(6,094)	12,668	(752)	(1)

Net income / (loss)	$127,869	$107,495	$54,639	$(21,205)	$(10,268)	$(10,763)	$(6,027)

Loss assumed by non-controlling interests	$910	$2	$—	$—	$—	$—	$—

Preferred dividends	$—	$—	$—	$—	$(5,080)	$(1,442)	$(753)

Net income / (loss) attributed to Diana Shipping Inc.	$128,779	$107,497	$54,639	$(21,205)	$(15,348)	$(12,205)	$(6,780)

Earnings / (loss) per common share, basic	$1.60	$1.33	$0.67	$(0.26)	$(0.19)	$(0.15)	$(0.08)

Earnings / (loss) per common share, diluted	$1.59	$1.33	$0.67	$(0.26)	$(0.19)	$(0.15)	$(0.08)

Weighted average number of common shares, basic	80,682,770	81,081,774	81,083,485	81,328,390	81,292,290	79,259,770	81,733,673

Weighted average number of common shares, diluted	80,808,232	81,124,348	81,083,485	81,328,390	81,292,290	79,259,770	81,733,673

	As of and for the Year Ended December 31,					As for the three months ended March 31,
	2010	2011	2012	2013	2014	2015	2014
Balance Sheet Data:
Cash and cash equivalents	$345,414	$416,674	$446,624	$240,633	$218,901	$231,024	$307,406
Total current assets	354,649	432,691	466,986	251,868	238,234	248,589	320,334
Vessels’ net book value	1,160,850	1,046,719	1,211,138	1,320,375	1,373,133	1,405,573	1,335,348
Property and equipment, net	21,842	21,659	22,774	22,826	23,887	23,802	22,726
Total assets	1,585,389	1,604,471	1,742,802	1,701,981	1,787,122	1,827,496	1,772,233
Total current liabilities	32,510	48,095	61,477	62,297	98,092	73,741	90,978
Deferred revenue, non-current portion	4,227	—	—	—	—	—	—
Long-term debt (including current portion), net of deferred financing costs	383,623	373,338	459,112	431,557	484,256	539,994	445,139
Total stockholders’ equity	1,169,930	1,208,878	1,266,424	1,253,392	1,282,226	1,269,289	1,311,308

Cash Flow Data:
Net cash provided by operating activities	$178,292	$154,230	$119,886	$67,400	$44,910	$8,433	$9,637
Net cash used in investing activities	(252,313)	(90,428)	(169,913)	(245,156)	(152,513)	(47,605)	(19,038)
Net cash provided by / (used in) financing activities	136,997	7,458	79,977	(28,235)	85,871	51,295	76,174

Fleet Data:
Average number of vessels (1)	22.9	23.6	27.6	33.0	37.9	39.9	36.4
Number of vessels at year-end	25.0	24.0	30.0	36.0	39.0	40.0	37.0
Weighted average age of dry bulk vessels at year-end (in years)	5.4	6.3	6.0	6.6	7.1	7.0	6.7
Weighted average age of containerships at year-end (in years)	0.6	—	—	—	—
Ownership days (2)	8,348	8,609	10,119	12,049	13,822	3,588	3,280
Available days (3)	8,208	8,474	9,998	12,029	13,650	3,520	3,278
Operating days (4)	8,180	8,418	9,865	11,944	13,564	3,487	3,238
Fleet utilization (5)	99.7%	99.3%	98.7%	99.3%	99.4%	99.1%	98.8%

Average Daily Results:
Time charter equivalent (TCE) rate (6)	$32,049	$28,920	$21,255	$12,959	$12,081	$10,535	$11,820
Daily vessel operating expenses (7)	6,299	6,432	6,551	6,408	6,289	6,073	6,298

(1)	Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in the period.
(2)	Ownership days are the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3)	Available days are the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels for such events. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4)	Operating days are the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5)	We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning for such events.

(6)	Time charter equivalent rates, or TCE rates, are defined as our time charter revenues less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel) expenses, canal charges and commissions. TCE rate is a non-GAAP measure, and management believes it is useful to investors because it is a standard shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts while charter hire rates for vessels on time charters are generally expressed in such amounts. The following table reflects the calculation of our TCE rates for the periods presented.

	Year Ended December 31,					Three Months Ended March 31,
	2014	2013	2012	2011	2010	2015	2014
	(in thousands of U.S. dollars, except for TCE rates, which are expressed in U.S. dollars, and available days)
Time charter revenues	$175,576	$164,005	$220,785	$255,669	$275,448	$42,006	$41,145
Less: voyage expenses	(10,665)	(8,119)	(8,274)	(10,597)	(12,392)	(4,924)	(2,398)

Time charter equivalent revenues	$164,911	$155,886	$212,511	$245,072	$263,056	$37,082	$38,747

Available days	13,650	12,029	9,998	8,474	8,208	3,520	3,278
Time charter equivalent (TCE) rate	$12,081	$12,959	$21,255	$28,920	$32,049	$10,535	$11,820

(7)	Daily vessel operating expenses, which include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses, are calculated by dividing vessel operating expenses by ownership days for the relevant period.

RISK FACTORS

An investment in the Notes involves risk. You should carefully consider the risks set forth below and the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 25, 2015 as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment in the Notes. For further details, please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” Any of the risk factors referred to above or provided below could adversely impact our business, results of operations or financial condition.

Risks of Investing in our Notes and Risks Related to our Other Indebtedness

Your investment in our Notes is subject to our credit risk.

Our Notes are unsubordinated unsecured general obligations of ours and are not, either directly or indirectly, an obligation of any third party. Our Notes will rank equally with any senior and unsubordinated debt obligations that we may enter into in the future, except as such obligations may be preferred by operation of law. Any payment to be made on our Notes, including the return of the principal amount at maturity or any redemption date, as applicable, depends on our ability to satisfy our obligations as they come due. As a result, our actual and perceived creditworthiness may affect the market value of our Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of our Notes.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

As of March 31, 2015, we had $542.6 million of total outstanding indebtedness, all of which is secured, with no incremental availability. In addition, we may enter into new debt arrangements or issue additional debt securities in the future. So long as our net borrowings do not equal or exceed 70% of our total assets, the indenture under which the Notes will be issued will permit us to incur additional indebtedness without limitation. Our level of debt could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	we may need to use a substantial portion of our cash from operations to make charter hire payments or principal and interest payments relating to our debt obligations, reducing the funds that would otherwise be available for operations and future business opportunities;

•	our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally;

•	our debt level may limit our flexibility in responding to changing business and economic conditions; and

•	we may not be able to meet financial ratios included in our loan and credit facilities due to market conditions or other events beyond our control, which could result in a default under these agreements and trigger cross-default provisions in our other loan and credit facilities.

In addition, we intend to obtain debt financing for our vessel acquisitions and our newbuildings not yet delivered, and we may obtain financing with a loan-to-value ratio in excess of the loan-to-value ratios that are permitted under our existing vessel financing.

Our ability to service our debt and charter hire obligations will depend upon, among other things, our financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our results of operations are not sufficient to service our current or future indebtedness and charter hire obligations, we will be forced to take actions such as reducing dividends, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on our Notes is structurally subordinated to the rights of the lenders of our subsidiaries.

Our subsidiaries conduct the substantial majority of our operations and own our operating assets. As a result, our ability to make required payments on our Notes depends in part on the operations of our subsidiaries and our subsidiaries’ ability to distribute funds to us. To the extent our subsidiaries are unable to distribute, or are restricted from distributing, funds to us, we may be unable to fulfill our obligations under our Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due on our Notes or to make funds available for that purpose. Our Notes will not be guaranteed by any of our subsidiaries or any other person.

The rights of holders of our Notes will be structurally subordinated to the rights of our subsidiaries’ lenders. A default by a subsidiary under its debt obligations would result in a block on distributions from the affected subsidiary to us. Our Notes will be effectively junior to all existing and future liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

Our Notes will be unsecured obligations and will be effectively subordinated to our secured debt.

Our Notes are unsecured and therefore will be effectively subordinated to any secured debt we maintain or may incur to the extent of the value of the assets securing the debt. In the event of a bankruptcy or similar proceeding involving us, the assets that serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on our Notes. As of March 31, 2015, we had $542.6 million of outstanding indebtedness (all of which was secured) with no incremental availability. Please read “Description of Other Indebtedness.” We will continue to have the ability to incur additional secured debt, subject to limitations in our credit facilities and the indenture relating to our Notes.

We may not have the ability to raise the funds necessary to purchase our Notes as required upon a change of control, and our existing and future debt may contain limitations on our ability to purchase our Notes.

Following a change of control as described under “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes,” holders of Notes will have the right to require us to purchase their Notes for cash. A change of control may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then existing indebtedness. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the change of control purchase price in cash with respect to any Notes surrendered by holders for purchase upon a change of control. In addition, restrictions in our then existing credit facilities or other indebtedness, if any, may not allow us to purchase the Notes upon a change of control. Our failure to purchase the Notes upon a change of control when required would result in an event of default with respect to the Notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the Notes.

Some significant restructuring transactions may not constitute a change of control, in which case we would not be obligated to offer to purchase the Notes.

Upon the occurrence of a change of control, you have the right to require us to purchase your Notes. However, the change of control provisions will not afford protection to holders of Notes in the event of certain transactions that could adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings or certain restructurings would not constitute a change of control requiring us to repurchase the Notes. In the event of any such transaction, holders of the Notes would not have the right to require us to purchase their Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the Notes.

Our Notes do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your Notes.

Our Notes are a new issuance of securities with no established trading market. We have applied to list our Notes on the NYSE, but there can be no assurance that the NYSE will accept our Notes for listing. Even if our Notes are approved for listing by the NYSE, an active trading market on the NYSE for our Notes may not develop or, even if it develops, may not last, in which case the trading price of our Notes could be adversely affected and your ability to transfer your Notes will be limited. If an active trading market does develop on the NYSE, our Notes may trade at prices lower than the offering price. The trading price of our Notes will depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in our Notes pending any listing of the Notes on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

Our Notes have not been rated, and ratings of any of our other securities may affect the trading price of our Notes.

We have not sought to obtain a rating for our Notes, and our Notes may never be rated. It is possible, however, that one or more credit rating agencies might independently determine to assign a rating to our Notes or that we may elect to obtain a rating of our Notes in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to our Notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, or if ratings for such other securities would imply a lower relative value for our Notes, could adversely affect the market for, or the market value of, our Notes. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including our Notes. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of our Notes may not reflect all risks related to us and our business, or the structure or market value of our Notes.

Our management will have broad discretion over the use of the proceeds to us from this offering and might not apply the proceeds of this offering in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. They may not apply the net proceeds of this offering in ways that increase the value of your investment. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. We currently expect to use the net proceeds from this offering for general corporate purposes and working capital, which may include the acquisition of additional new or secondhand vessels or the construction of newbuildings. We can provide no assurance that we will be able to identify additional vessels to acquire or that we will be able to complete the acquisition of vessels that we are able to identify.

Servicing our current or future indebtedness limits funds available for other purposes and if we cannot service our debt, we may lose our vessels.

Borrowing under our credit facilities requires us to dedicate a part of our cash flow from operations to paying interest on our indebtedness under such facilities. These payments limit funds available for working capital, capital expenditures and other purposes, including further equity or debt financing in the future. Amounts borrowed under our credit facilities bear interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the dry bulk industry. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	seeking to raise additional capital;

•	refinancing or restructuring our debt;

•	selling vessels; or

•	reducing or delaying capital investments.

However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. If we are unable to meet our debt obligations or if some other default occurs under our credit facilities, our lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral vessels securing that debt even though the majority of the proceeds used to purchase the collateral vessels did not come from our credit facilities.

Our credit facilities contain restrictive covenants which impose financial and other restrictions on us and limit the amount of cash that we may use for other corporate activities, which could negatively affect our growth and cause our financial performance to suffer and we cannot assure you that we will be able to borrow amounts under our credit and loan facilities.

Since February 2005, we have entered into several loan agreements to finance vessel acquisitions and the construction of newbuildings. As of March 31, 2015, we had $542.6 million outstanding under our facilities. Currently, all of our existing credit facilities are fully drawn. However, we may in the future be able to draw additional amounts under our revolving credit facility with the Royal Bank of Scotland to the extent that we repay outstanding amounts under that facility. Our ability to borrow amounts under our revolving credit facility and new facilities that we expect to enter into will be subject to the execution of customary documentation relating to such facilities, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Prior to each drawdown, we will be required, among other things, to provide the lender with acceptable valuations of the vessels in our fleet confirming that the vessels in our fleet have a minimum value and that the vessels in our fleet that secure our obligations under the facilities are sufficient to satisfy minimum security requirements. To the extent that we are not able to satisfy these requirements, including as a result of a decline in the value of our vessels, we may not be able to draw down the full amount under the facilities without obtaining a waiver or consent from the lender. We will also not be permitted to borrow amounts under the facilities if we experience a change of control.

Our credit facilities impose operating and financial restrictions on us. These restrictions limit our ability, or the ability of our subsidiaries party thereto to, among other things:

•	pay dividends and make capital expenditures if we do not repay amounts drawn under our credit facilities or if there is another default under our credit facilities;

•	incur additional indebtedness, including the issuance of guarantees;

•	create liens on our assets;

•	change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel;

•	sell our vessels;

•	merge or consolidate with, or transfer all or substantially all our assets to, another person; or

•	enter into a new line of business.

Therefore, we will need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we may not be able to obtain our lenders’ permission when needed. This may limit our ability to repay our indebtedness, including the Notes, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of the Republic of The Marshall Islands and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

We may redeem the Notes, at our option, on or after                     , 2017.

We may redeem the Notes, at our option, in whole or in part on and after,                     , 2017, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to the date of redemption. Prior to                     , 2017 we may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount to be redeemed, plus a make-whole premium and accrued and unpaid interest to the date of redemption. In the event we choose to redeem the Notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes. Our redemption right also may adversely impact your ability to sell your Notes as the optional redemption date or period approaches.

Industry Specific Risk Factors

Charter hire rates for dry bulk carriers may decrease in the future, which may adversely affect our earnings.

The dry bulk shipping industry is cyclical with attendant volatility in charter hire rates and profitability. The degree of charter hire rate volatility among different types of dry bulk carriers has varied widely, and charter hire rates for Panamax and Capesize dry bulk carriers have reached near historically low levels. Because we charter some of our vessels pursuant to short-term time charters, we are exposed to changes in spot market and short-term charter rates for dry bulk carriers and such changes may affect our earnings and the value of our dry bulk carriers at any given time. In addition, more than half of our vessels are scheduled to come off of their current charters in 2015, based on their earliest redelivery date, for which we may be seeking new employment. We cannot assure you that we will be able to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations or to repay our indebtedness, including the Notes. Fluctuations in charter rates result from changes in the supply and demand for vessel capacity and changes in the supply and demand for the major commodities carried by water internationally. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Factors that influence demand for vessel capacity include:

•	supply and demand for energy resources, commodities, semi-finished and finished consumer and industrial products;

•	changes in the exploration or production of energy resources, commodities, semi-finished and finished consumer and industrial products;

•	the location of regional and global exploration, production and manufacturing facilities;

•	the location of consuming regions for energy resources, commodities, semi-finished and finished consumer and industrial products;

•	the globalization of production and manufacturing;

•	global and regional economic and political conditions, including armed conflicts and terrorist activities; embargoes and strikes;

•	natural disasters and other disruptions in international trade;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather.

Factors that influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	vessel casualties; and

•	the number of vessels that are out of service, namely those that are laid-up, drydocked, awaiting repairs or otherwise not available for hire.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing dry bulk fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

Demand for our dry bulk carriers is dependent upon economic growth in the world’s economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global dry bulk carrier fleet and the sources and supply of dry bulk cargo transported by sea. Given the large number of new dry bulk carriers currently on order with shipyards, the capacity of the global dry bulk carrier fleet seems likely to increase and economic growth may not resume in areas that have experienced a recession or continue in other areas. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

The dry bulk carrier charter market remains significantly below its high in 2008, which has had and may continue to have an adverse effect on our revenues, earnings and profitability, and may affect our ability to comply with our loan covenants.

The abrupt and dramatic downturn in the dry bulk charter market, from which we derive substantially all of our revenues, has severely affected the dry bulk shipping industry and has adversely affected our business. The

Baltic Dry Index, or the BDI, has long been viewed as the main benchmark to monitor the movements of the dry bulk vessel charter market and the performance of the entire dry bulk shipping market. During 2014, the BDI was volatile, ranging from a high of 2,113 to a low of 723. The BDI recorded a 25-year record low of 509 in February 2015 and has since increased to 637 as of May 14, 2015. There can be no assurance that the dry bulk charter market will not decrease further. The decline and volatility in charter rates is due to various factors, including the lack of trade financing for purchases of commodities carried by sea, which has resulted in a significant decline in cargo shipments, and the excess supply of iron ore in China, which has resulted in falling iron ore prices and increased stockpiles in Chinese ports. The decline and volatility in charter rates in the dry bulk market also affects the value of our dry bulk vessels, which follows the trends of dry bulk charter rates, and earnings on our charters, and similarly, affects our cash flows, liquidity and compliance with the covenants contained in our loan agreements.

The decline in the dry bulk carrier charter market has had and may continue to have additional adverse consequences for our industry, including an absence of financing for vessels, no active secondhand market for the sale of vessels, charterers seeking to renegotiate the rates for existing time charters, and widespread loan covenant defaults in the dry bulk shipping industry. Accordingly, the value of our common shares could be substantially reduced or eliminated.

If economic conditions throughout the world do not improve, it will impede our earnings, financial condition and cash flows.

Negative trends in the global economy that emerged in 2008 continue to adversely affect global economic conditions. In addition, the world economy continues to face a number of new challenges, including recent turmoil and hostilities in the Middle East and other geographic areas and countries and continuing economic weakness in the European Union. The deterioration in the global economy has caused, and may continue to cause, a decrease in worldwide demand for certain goods and, thus, shipping. We cannot predict how long the current market conditions will last. However, recent and developing economic and governmental factors, together with the concurrent decline in charter rates and vessel values, have had a material adverse effect on our earnings, financial condition and cash flows, have caused the price of our common shares to decline and could cause the price of our common shares to decline further.

The economies of the United States, the European Union and other parts of the world continue to experience relatively slow growth or remain in recession and exhibit weak economic trends. The credit markets in the United States and Europe have experienced significant contraction, deleveraging and reduced liquidity, and the U.S. federal government and state governments and European authorities continue to implement a broad variety of governmental action and/or new regulation of the financial markets. Global financial markets and economic conditions have been, and continue to be, severely disrupted and volatile. Since 2008, lending by financial institutions worldwide remains at very low levels compared to the period preceding 2008.

A significant economic slowdown in the Asia Pacific region could exacerbate the effect of recent slowdowns in the economies of the United States and the European Union and may have a material adverse effect on our business, financial condition and earnings.

Continued economic slowdown in the Asia Pacific region, especially in Japan and China, may exacerbate the effect on us of the recent slowdown in the rest of the world. Before the global economic financial crisis that began in 2008, China had one of the world’s fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. The growth rate of China’s GDP remains below pre-2008 levels. China and other countries in the Asia Pacific region may continue to experience slowed or even negative economic growth in the future. Moreover, the current economic slowdown in the economies of the United States, the European Union and other Asian countries may further adversely affect economic growth in China and elsewhere. Our earnings and ability to grow our fleet would be impeded by a continuing or worsening economic downturn in any of these countries.

Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may cause a decrease in the level of China’s export of goods or cause an increase in trade protectionism that could cause a material adverse impact on our earnings, financial condition and cash flows.

The Chinese economy differs from the economies of western countries in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, bank regulation, currency and monetary policy, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a “planned economy.” Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. Annual and five year State Plans are adopted by the Chinese government in connection with the development of the economy. Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through State Plans and other measures. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform. Limited price reforms were undertaken with the result that prices for certain commodities are principally determined by market forces. In addition, economic reforms may include reforms to the banking and credit sector and may produce a shift away from the export-driven growth model that has characterized the Chinese economy over the past few decades. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. The level of imports to and exports from China could be adversely affected by the failure to continue market reforms or changes to existing pro-export economic policies.

Our vessels may be deployed on routes involving trade in and out of emerging markets, and our charterers’ shipping and business revenue may be derived from the shipment of goods from the Asia Pacific region to various overseas export markets including the United States and Europe. Any reduction in or hindrance to the output of China-based exporters could have a material adverse effect on the growth rate of China’s exports and on our charterers’ business.

Our operations expose us to the risk that increased trade protectionism will adversely affect our business. If the continuing global recovery is undermined by downside risks and the recent economic downturn is prolonged, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing the demand for shipping. Specifically, increasing trade protectionism in the markets that our charterers serve has caused and may continue to cause an increase in: (i) the cost of goods exported from China, (ii) the length of time required to deliver goods from China and (iii) the risks associated with exporting goods from China, as well as a decrease in the quantity of goods to be shipped.

Any increased trade barriers or restrictions on trade, especially trade with China, would have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, earnings and financial condition and our ability to repay our indebtedness, including the Notes.

The current state of global financial markets and current economic conditions may adversely impact our ability to obtain additional financing or refinance our existing loan and credit facilities on acceptable terms which may hinder or prevent us from expanding our business.

Global financial markets and economic conditions continue to be volatile. This volatility has negatively affected the general willingness of banks and other financial institutions to extend credit, particularly in the shipping industry, due to the historically volatile asset values of vessels. The current state of global financial markets might adversely impact our ability to issue additional equity at prices which will not be dilutive to our existing shareholders or preclude us from issuing equity at all.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, we cannot be certain that additional financing will be available if needed and to the extent required, or that we will be able to refinance our existing loan and credit facilities, on acceptable terms or at all. If additional financing or refinancing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to enhance our existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.

The instability of the euro or the inability of countries to refinance their debts could have a material adverse effect on our revenue, profitability and financial position.

As a result of the credit crisis in Europe, the European Commission created the European Financial Stability Facility, or the EFSF, and the European Financial Stability Mechanism, or the EFSM, to provide funding to Eurozone countries in financial difficulties that seek such support. In September 2012, the European Council established a permanent stability mechanism, the European Stability Mechanism, or the ESM, to assume the role of the EFSF and the EFSM in providing external financial assistance to Eurozone countries. Despite these measures, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the euro. An extended period of adverse development in the outlook for European countries could reduce the overall demand for dry bulk cargoes and for our services. These potential developments, or market perceptions concerning these and related issues, could affect our financial position, earnings and cash flow.

An over-supply of dry bulk carrier capacity may prolong or further depress the current low charter rates and, in turn, adversely affect our profitability.

The market supply of dry bulk carriers has been increasing due to the high level of new deliveries in the last few years. Dry bulk newbuildings were delivered in significant numbers starting at the beginning of 2006 and continued to be delivered in significant numbers through the end of 2014. While vessel supply will continue to be affected by the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or accidental losses, an over-supply of dry bulk carrier capacity could prolong the period during which low charter rates prevail. Currently, more than half of our vessels are scheduled to come off of their current charters in 2015, based on their earliest redelivery date, for which we may be seeking new employment.

World events could affect our earnings and financial condition.

Continuing conflicts and recent developments in the Middle East, North Africa and Ukraine, and the presence of U.S. and other armed forces in the Middle East, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea, the Gulf of Aden off the coast of Somalia and the Gulf of Guinea. Any of these occurrences could have a material adverse impact on our operating results.

Acts of piracy on ocean-going vessels could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean and in the Gulf of Aden off the coast of Somalia. Although the frequency of sea piracy worldwide decreased during 2014 as compared to 2013, sea piracy incidents continue to occur, particularly in the Gulf of Aden off the coast of Somalia and increasingly in the Gulf of Guinea, with dry bulk vessels and tankers particularly vulnerable to such attacks. If these piracy attacks occur in regions in which our vessels are deployed that insurers characterized as “war risk” zones or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including due to employing onboard security guards, could increase in such circumstances. Furthermore, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charterhire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels, could have a material adverse impact on our business, financial condition and earnings.

Our operating results are subject to seasonal fluctuations, which could affect our operating results and the amount of available cash with which we could repay our indebtedness.

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results which could affect our ability to repay our indebtedness, including the Notes. The dry bulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, our revenues may be weaker during the fiscal quarters ended June 30 and September 30, and, conversely, our revenues may be stronger in fiscal quarters ended December 31 and March 31. While this seasonality will not directly affect our operating results and cash available to repay our indebtedness as long as our fleet is employed on period time charters, it could materially affect our operating results to the extent our vessels are employed in the spot market in the future.

Fuel, or bunker prices, may adversely affect profits.

While we generally will not bear the cost of fuel, or bunkers for vessels operating on time charters, fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability at the time of charter negotiation. While fuel prices are currently significantly below recent highs, fuel remains a significant, if not the largest, expense in our shipping operations when vessels are under voyage charter. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These requirements include, but are not limited to, European Union Regulations, the United Nation’s International Maritime Organization, or IMO, International Convention for the Prevention of Pollution from Ships of 1973, or MARPOL, including designation of Emission Control Areas, or ECAs, thereunder, the IMO International Convention for the Safety of Life at Sea of 1974, the International Convention on Load Lines of 1966, the International Convention on Civil Liability for Bunker Oil Pollution Damage, the U.S. Oil Pollution

Act of 1990, or OPA, requirements of the U.S. Coast Guard and the U.S. Environmental Protection Agency, or EPA, the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, the U.S. Clean Air Act, U.S. Clean Water Act and the U.S. Marine Transportation Security Act of 2002. Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels.

We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast and bilge waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents.

For example, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive harmful species via such discharges. The United States, for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternative measure, and to comply with certain reporting requirements. The International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, adopted by the UN International Maritime Organization in February 2004, calls for the phased introduction of mandatory reducing living organism limits in ballast water over time. Although the BWM Convention has not yet entered into force and has not been ratified by the United States, the United States Coast Guard has adopted regulations imposing requirements similar to those of the BWM Convention. In order to comply with these living organism limits, vessel owners may have to install expensive ballast water treatment systems or make port facility disposal arrangements and modify existing vessels to accommodate those systems, many of which are unproven and not yet certified for use by any government. These costs could have a material adverse effect on our business, earnings, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. Furthermore, the 2010 explosion of the Deepwater Horizon and the subsequent release of oil into the Gulf of Mexico, or other events, may result in further regulation of the shipping industry, and modifications to statutory liability schemes, which could have a material adverse effect on our business, financial condition, earnings and cash flows. An oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other federal, state and local laws, as well as third-party damages. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, earnings, cash flows and financial condition and our ability to repay our indebtedness, including the Notes.

We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

The operation of our vessels is affected by the requirements set forth in the IMO’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. Each of the vessels that has been delivered to us is ISM Code-certified and we expect that each other vessel that we have agreed to purchase will be ISM Code-certified when delivered to us.

In addition, vessel classification societies also impose significant safety and other requirements on our vessels. In complying with current and future environmental requirements, vessel-owners and operators may also incur significant additional costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance.

The operation of our vessels is also affected by other government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates, and financial assurances with respect to our operations. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted that could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations.

Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and disrupt our business.

International shipping is subject to various security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. These security procedures can result in cargo seizure, delays in the loading, offloading, trans-shipment or delivery and the levying of customs duties, fines or other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and earnings.

The operation of dry bulk carriers has certain unique operational risks which could affect our earnings and cash flow.

The operation of vessels, such as dry bulk carriers, has certain unique risks. With a dry bulk carrier, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, dry bulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, dry bulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach to the sea. Hull breaches in dry bulk carriers may lead to the flooding of the vessels’ holds. If a dry bulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads leading to the loss of a vessel. If we are unable to adequately repair our vessels after such damages, we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, earnings and our ability to repay our indebtedness, including the Notes. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

If our vessels call on ports located in countries that are subject to sanctions and embargoes imposed by the U.S. or other governments, that could adversely affect our reputation and the market for our common stock.

From time to time on charterers’ instructions, our vessels may call on ports located in countries subject to sanctions and embargoes imposed by the United States government and countries identified by the U.S. government as state sponsors of terrorism, including Cuba, Iran, Sudan and Syria. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which expanded the scope of the Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions to companies such as ours and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In addition, in 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Iran Threat Reduction Act, which created new sanctions and strengthened existing sanctions. Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Iran Threat Reduction Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years. In addition, the Iran Freedom and Counter-Proliferation Act of 2012 (IFCA) and Executive Order 13645 went into effect on July 1, 2013. Pursuant to the IFCA, as implemented by Executive Order 13645, a person is subject to sanctions for the provision of material support to Iranian Specially Designated Nationals, members of the Iranian energy, shipping and shipbuilding sectors and Iranian port operators. The foregoing also expanded existing Iran sanctions against persons or foreign financial institutions relating to, among other things, the sale and transport of Iranian petroleum, petroleum products and petrochemicals.

On November 24, 2013, the P5+1 (the United States, United Kingdom, Germany, France, Russia and China) entered into an interim agreement with Iran entitled the “Joint Plan of Action” (“JPOA”). Under the JPOA it was agreed that, in exchange for Iran taking certain voluntary measures to ensure that its nuclear program is used only for peaceful purposes, the U.S. and E.U. would voluntarily suspend certain sanctions for a period of six months.

On January 20, 2014, the U.S. and E.U. indicated that they would begin implementing the temporary relief measures provided for under the JPOA. These measures include, among other things, the suspension of certain sanctions on the Iranian petrochemicals, precious metals, and automotive industries from January 20, 2014 until July 20, 2014. The U.S. initially extended the JPOA until November 24, 2014, and it has since extended it until June 30, 2015.

Although it is our intention to comply with the provisions of the JPOA, there can be no assurance that we will be in compliance in the future as such regulations and U.S. Sanctions may be amended over time, and the U.S. retains the authority to revoke the aforementioned relief if Iran fails to meet its commitments under the JPOA.

Certain of our charterers or other parties that we have entered into contracts with may be affiliated with persons or entities that are the subject of sanctions imposed by the Obama administration, and European Union and / or other international bodies as a result of the annexation of Crimea by Russia in March 2014. If we determine that such sanctions require us to terminate existing contracts or if we are found to be in violation of such applicable sanctions, our results of operations may be adversely affected or we may suffer reputational harm.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common stock may adversely affect the price at which our common stock trades. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Labor interruptions could disrupt our business.

Our vessels are manned by masters, officers and crews that are employed by our vessel-owning subsidiaries. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out normally and could have a material adverse effect on our financial condition, results of operations and cash flows.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

Our vessels may call in ports where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims or restrictions which could have an adverse effect on our business, financial condition, results of operations and cash flows.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our vessels.

We conduct business in China, where the legal system is not fully developed and has inherent uncertainties that could limit the legal protections available to us.

Some of our vessels could be chartered to Chinese customers and from time to time on our charterers’ instructions, our vessels may call on Chinese ports. Such charters and voyages may be subject to regulations in China that may require us to incur new or additional compliance or other administrative costs and may require that we pay to the Chinese government new taxes or other fees. Changes in Chinese laws and regulations, including with regards to tax matters, or changes in their implementation by local authorities could affect our vessels if chartered to Chinese customers as well as our vessels calling to Chinese ports and could have a material adverse impact on our business, financial condition and results of operations.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.

A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of cash we may have available to repay our indebtedness, including the Notes.

Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties and an adverse effect on our business.

We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, earnings or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Company Specific Risk Factors

The market values of our vessels have decreased, which could limit our ability to obtain additional bank financing or reduce amounts that we can borrow under facilities that we expect to enter into.

The fair market values of our vessels are related to prevailing freight charter rates. While the fair market value of vessels and the freight charter market have a very close relationship as the charter market moves from trough to peak, the time lag between the effect of charter rates on market values of ships can vary.

The fair market values of our vessels have generally experienced high volatility, and you should expect the market value of our vessels to fluctuate depending on a number of factors including:

•	the prevailing level of charter hire rates;

•	general economic and market conditions affecting the shipping industry;

•	competition from other shipping companies and other modes of transportation;

•	the types, sizes and ages of vessels;

•	the supply and demand for vessels;

•	applicable governmental regulations;

•	technological advances; and

•	the cost of newbuildings.

As a result of the decline in the market value of our fleet, we may not be able to obtain other financing or incur debt on terms that are acceptable to us or at all.

A further decrease in the market values of our vessels could cause us to breach covenants in our credit facilities and adversely affect our operating results.

The market values of our vessels are at relatively low levels compared to historical averages. As at March 31, 2015, we believe we are in compliance with all of the covenants of our credit facilities. If we are not in compliance with our credit facilities or are unable to obtain waivers, our lenders could accelerate our debt and foreclose on our fleet. In addition, if the book value of a vessel is impaired due to unfavorable market conditions or a vessel is sold at a price below its book value, we would incur a loss that could adversely affect our operating results.

We charter some of our vessels on short-term time charters in a volatile shipping industry and the decline in charter hire rates could affect our results of operations and our ability to repay our indebtedness.

We charter certain of our vessels pursuant to short-term time charters, although we have also entered into long-term time charters of up to 61 months. Although significant exposure to short-term time charters is not unusual in the dry bulk shipping industry, the short-term time charter market is highly competitive and spot market charter hire rates (which affect time charter rates) may fluctuate significantly based upon available charters and the supply of, and demand for, seaborne shipping capacity. While the short-term time charter market may enable us to benefit in periods of increasing charter hire rates, we must consistently renew our charters and this dependence makes us vulnerable to declining charter rates. As a result of the volatility in the dry bulk carrier charter market, we may not be able to employ our vessels upon the termination of their existing charters at their current charter hire rates. The dry bulk carrier charter market is volatile, and in the recent past, short-term time charter and spot market charter rates for some dry bulk carriers declined below the operating costs of those vessels before rising. We cannot assure you that future charter hire rates will enable us to operate our vessels profitably, or to repay our indebtedness, including the Notes.

We may not have sufficient cash from our operations to enable us to pay dividends on our preferred capital stock following the payment of expenses and the establishment of any reserves.

We pay quarterly dividends on our 8.875% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share, or our “Series B Preferred Shares” only from funds legally available for such purpose when, as and if declared by our board of directors. We may not have sufficient cash available each quarter to pay dividends. The amount of dividends we can pay on our Series B Preferred Shares depends upon the amount of cash we generate from and use in our operations, which may fluctuate.

The amount of cash we have available for dividends on our Series B Preferred Shares will not depend solely on our profitability.

The actual amount of cash we will have available to pay dividends on our Series B Preferred Shares will depend on many factors, including the following:

•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	restrictions under our existing or future credit facilities or any future debt securities on our ability to pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default, or under certain facilities if it would result in the breach of certain financial covenants;

•	the amount of any cash reserves established by our board of directors; and

•	restrictions under Marshall Islands law, which generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by noncash items, and our board of directors in its discretion may elect not to declare any dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

Rising crew costs could adversely affect our results of operations.

Due to an increase in the size of the global shipping fleet, the limited supply of and increased demand for crew has created upward pressure on crew costs. Continued higher crew costs or further increases in crew costs could adversely affect our results of operations.

Our investment in Diana Containerships Inc. exposes us to the risks of the containership market.

As at March 31, 2015 we had a $50 million loan facility with and owned approximately 26.1% of Diana Containerships Inc., or Diana Containerships, which operates in the containership market. Through this investment, we are partially exposed to containership market risks such as the cyclicality and volatility of charterhire rates; the reduction in demand for container shipping due to the recent global economic recession; increased risk of charter counterparty risk due to financial pressure on liner companies as a result of a decline in global trade; and the risk of over-supply of containership capacity. Containership market risks may reduce the value of our investment in Diana Containerships and could adversely affect our financial condition.

Our earnings, and our ability to repay our indebtedness, including the Notes, may be adversely affected if we are not able to take advantage of favorable charter rates.

We charter certain of our dry bulk carriers to customers pursuant to short-term, medium or long-term time charters. We may extend the charter periods for additional vessels in our fleet, including additional dry bulk carriers that we may purchase in the future, to take advantage of the relatively stable cash flow and high utilization rates that are associated with long-term time charters. While we believe that long-term charters provide us with relatively stable cash flows and higher utilization rates than shorter-term charters, our vessels that are committed to long-term charters may not be available for employment on short-term charters during periods of increasing short-term charter hire rates when these charters may be more profitable than long-term charters.

Investment in derivative instruments such as forward freight agreements could result in losses.

Although we have not done so to date, in the future we may take positions in derivative instruments including forward freight agreements, or FFAs. FFAs and other derivative instruments may be used to hedge a vessel owner’s exposure to the charter market by providing for the sale of a contracted charter rate along a specified route and period of time. Upon settlement, if the contracted charter rate is less than the average of the rates, as reported by an identified index, for the specified route and period, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Conversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum. If we take positions in FFAs or other derivative instruments and do not correctly anticipate charter rate movements over the specified route and time period, we could suffer losses in the settling or termination of the FFA. This could adversely affect our results of operations and cash flows.

We may have difficulty effectively managing our planned growth, which may adversely affect our earnings.

Since the completion of our initial public offering in March 2005, we have increased our fleet to 40 vessels in operation, and we expect to take delivery of one Kamsarmax dry bulk vessel during the second quarter of 2015, one new-building Capesize dry bulk vessel during August 2015, two newbuilding Newcastlemax dry bulk vessels and one new-building Kamsarmax dry bulk vessel during the second quarter of 2016. The addition of these vessels to our fleet has resulted in a significant increase in the size of our fleet and imposes significant additional responsibilities on our management and staff. While we expect our fleet to grow further, this may require us to increase the number of our personnel. We will also have to increase our customer base to provide continued employment for the new vessels.

Our future growth will primarily depend on our ability to:

•	locate and acquire suitable vessels;

•	identify and consummate acquisitions or joint ventures;

•	enhance our customer base;

•	manage our expansion; and

•	obtain required financing on acceptable terms.

Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

Because the Public Company Accounting Oversight Board is not currently permitted to inspect our independent accounting firm, you may not benefit from such inspections.

Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board (PCAOB) inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. Certain European Union countries, including Greece, do not currently permit the PCAOB to conduct inspections of accounting firms established and operating in such European Union countries, even if they are part of major international firms. Accordingly, unlike for most U.S. public companies, the PCAOB is prevented from evaluating our auditor’s performance of audits and its quality control procedures, and, unlike shareholders of most U.S. public companies, we and our shareholders are deprived of the possible benefits of such inspections.

We cannot assure you that we will be able to refinance indebtedness incurred under our loan facilities.

We cannot assure you that we will be able to refinance indebtedness with equity offerings on terms that are acceptable to us or at all. If we are not able to refinance these amounts with the net proceeds of equity offerings on terms acceptable to us or at all, we will have to dedicate a greater portion of our cash flow from operations to pay the principal and interest of this indebtedness than if we were able to refinance such amounts. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans. The actual or perceived credit quality of our charterers, any defaults by them, and the market value of our fleet, among other things, may materially affect our ability to obtain alternative financing. In addition, debt service payments under our loan facilities or alternative financing may limit funds otherwise available for working capital, capital expenditures and other purposes. If we are unable to meet our debt obligations, or if we otherwise default under our loan facilities or an alternative financing arrangement, our lenders could declare the debt, together with accrued interest and fees, to be immediately due and payable and foreclose on our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders.

Purchasing and operating secondhand vessels may result in increased operating costs and reduced operating days.

While we have the right to inspect previously owned vessels prior to our purchase of them and we usually inspect secondhand vessels that we acquire, such inspections do not provide us with the same knowledge about their condition that we would have if these vessels had been built for, and operated exclusively by, us. A secondhand vessel may have conditions or defects that we were not aware of when we bought the vessel and which may require us to incur costly repairs to the vessel. These repairs may require us to put a vessel into drydock which would reduce our operating days. Furthermore, we usually do not receive the benefit of warranties on secondhand vessels.

We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.

We enter into, among other things, charter parties with our customers. Such agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime and offshore industries, the overall financial condition of the counterparty, charter rates received for specific types of vessels, and various expenses. In addition, in depressed market conditions, our charterers may no longer need a vessel that is currently under charter or may be able to obtain a comparable vessel at lower rates. As a result, charterers may seek to renegotiate the terms of their existing charter parties or avoid their obligations under those contracts. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, and as a result, we may be unable to employ our vessels profitably.

We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of dry bulk cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources than us could enter the dry bulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations.

Our success depends to a significant extent upon the abilities and efforts of our management team. We have entered into employment contracts with our Chairman and Chief Executive Officer, Mr. Simeon Palios; our President, Mr. Anastasios Margaronis; our Chief Financial Officer and Treasurer, Mr. Andreas Michalopoulos; and our Chief Operating Officer and Secretary, Mr. Ioannis Zafirakis. Our success will depend upon our ability to retain key members of our management team and to hire new members as may be necessary. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining replacement personnel could have a similar effect. We do not currently, nor do we intend to, maintain “key man” life insurance on any of our officers or other members of our management team.

The fiduciary duties of our officers and directors may conflict with those of the officers and directors of Diana Containerships.

Certain of our officers and directors are officers and directors of Diana Containerships and have fiduciary duties to manage our business in a manner beneficial to us and our shareholders, as well as a duty to the shareholders of Diana Containerships. Consequently, these officers and directors may encounter situations in which their fiduciary obligations to Diana Containerships and to us are in conflict. The resolution of these conflicts may not always be in our best interest or that of our shareholders and could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and our ability to repay our indebtedness, including interest and principal payable on the Notes.

The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

•	marine disaster;

•	terrorism;

•	environmental accidents;

•	cargo and property losses or damage;

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

•	piracy.

These hazards may result in death or injury to persons, loss of revenues or property, environmental damage, higher insurance rates, damage to our customer relationships, delay or rerouting. If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and may be substantial. We may have to pay drydocking costs that our insurance does not cover in full. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility or our vessels may be forced to travel to a drydocking facility that is not conveniently located to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to steam to more distant drydocking facilities would decrease our earnings. The involvement of our vessels in an environmental disaster may also harm our reputation as a safe and reliable vessel owner and operator.

We may not have adequate insurance to compensate us if we lose our vessels or to compensate third parties.

We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance includes hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We can give no assurance that we are adequately insured against all risks or that our insurers will pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs.

Our vessels may suffer damage and we may face unexpected drydocking costs, which could adversely affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. The loss of earnings while a vessel is being repaired and repositioned, as well as the actual cost of these repairs not covered by our insurance, would decrease our earnings and cash available to repay our indebtedness, including the Notes. We may not have insurance that is sufficient to cover all or any of the costs or losses for damages to our vessels and may have to pay drydocking costs not covered by our insurance.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. Currently, our fleet consists of 40 vessels in operation, having a combined carrying capacity of 4.6 million dead weight tons, or dwt, and a weighted average age of 7.1 years as of May 14, 2015, and we expect to take delivery of two additional vessels in 2015 and three more vessels in 2016. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

We are exposed to U.S. dollar and foreign currency fluctuations and devaluations that could harm our reported revenue and results of operations.

We generate all of our revenues in U.S. dollars but currently incur around half of our operating expenses and our general and administrative expenses in currencies other than the U.S. dollar, primarily the Euro. Because a significant portion of our expenses is incurred in currencies other than the U.S. dollar, our expenses may from time to time increase relative to our revenues as a result of fluctuations in exchange rates, particularly between the U.S. dollar and the Euro, which could affect the amount of net income that we report in future periods. While we historically have not mitigated the risk associated with exchange rate fluctuations through the use of financial derivatives, we may employ such instruments from time to time in the future in order to minimize this risk. Our use of financial derivatives would involve certain risks, including the risk that losses on a hedged position could exceed the nominal amount invested in the instrument and the risk that the counterparty to the derivative transaction may be unable or unwilling to satisfy its contractual obligations, which could have an adverse effect on our results.

Volatility in LIBOR could affect our profitability, earnings and cash flow.

LIBOR may be volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. These conditions are the result of disruptions in the international markets. Because the interest rates borne by our outstanding indebtedness fluctuate with changes in LIBOR, it would affect the amount of interest payable on our debt, which, in turn, could have an adverse effect on our profitability, earnings and cash flow.

We depend upon a few significant customers for a large part of our revenues and the loss of one or more of these customers could adversely affect our financial performance.

We have historically derived a significant part of our revenues from a small number of charterers. During 2014, approximately 55% of our revenues derived from four charterers. During 2013, approximately 58% of our revenues derived from four charterers. During 2012, approximately 40% of our revenues derived from three charterers. If one or more of our charterers chooses not to charter our vessels or is unable to perform under one or more charters with us and we are not able to find a replacement charter, we could suffer a loss of revenues that could adversely affect our financial condition and results of operations.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations.

We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to satisfy our financial obligations depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, we may not be able to satisfy our financial obligations.

As we expand our business, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels.

Our current operating and financial systems may not be adequate as we expand the size of our fleet and our attempts to improve those systems may be ineffective. In addition, as we expand our fleet, we will need to recruit suitable additional seafarers and shoreside administrative and management personnel. While we have not experienced any difficulty in recruiting to date, we cannot guarantee that we will be able to continue to hire suitable employees as we expand our fleet. If we or our crewing agent encounter business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected, among other things.

We may have to pay tax on U.S. source income, which would reduce our earnings.

Under the U.S. Internal Revenue Code of 1986, as amended, or the “Code”, 50% of the gross shipping income of a vessel-owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income and such income is generally subject to a 4% U.S. federal income tax without allowance for deductions, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury Regulations promulgated thereunder.

We believe that we and each of our subsidiaries currently qualify for this statutory tax exemption and we intend to take this position for U.S. federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption in future years and thereby become subject to U.S. federal income tax on our U.S. source shipping income. For example, in certain circumstances we may no longer qualify for exemption under Code Section 883 for a particular taxable year if shareholders, other than “qualified shareholders”, with a five percent or greater interest in our common shares owned, in the aggregate, 50% or more of our outstanding common shares for more than half the days during the taxable year. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status or that of any of our subsidiaries.

If we or our subsidiaries are not entitled to this exemption under Section 883 of the Code for any taxable year, we or our subsidiaries would be subject for those years to a 4% U.S. federal income tax on our gross U.S.-source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available to pay amounts due on the Notes, although, based on our current operations, we expect our maximum U.S. federal income tax liability to be immaterial if we were subject to this U.S. federal income tax.

USE OF PROCEEDS

We intend to use the net proceeds of the sale of our Notes, which are expected to total approximately $             million after deducting underwriting discounts and commissions and estimated offering expenses (or approximately $             million if the underwriters exercise their option to purchase additional Notes in full), for general corporate purposes and working capital, which may include the acquisition of additional new or secondhand vessels or the construction of newbuildings. We do not currently have any potential acquisitions identified and we can provide no assurance that we will be able to identify additional vessels to acquire or that we will be able to complete the acquisition of vessels that we are able to identify.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for the years ended December 31, 2010, 2011, 2012, 2013 and 2014, and for the three months ended March 31, 2015.

	For the years ended December 31,					For the three months ended March 31, 2015
	2010	2011	2012	2013	2014
(Loss) Earnings:
Net income / (loss) before adjustment for income or loss from equity investees and minority interest	$127,869	$106,288	$56,412	$(15,111)	$(22,936)	(10,011)
Add: Distributed income of equity investees	—	600	3,333	3,000	763	48
Add: Fixed charges	5,245	5,407	7,721	8,541	8,740	2,608

	$133,114	$112,295	$67,466	$(3,570)	$(13,433)	$(7,355)
Less: Interest capitalized	340	635	321	468	406	109

Total earnings	$132,774	$111,660	$67,145	$(4,038)	$(13,839)	$(7,464)

Fixed Charges:
Interest expense and capitalized	$4,982	$5,129	$7,342	$8,068	$8,221	$2,281
Amortization and write-off of deferred financing fees	263	278	379	473	519	327

Total Fixed Charges	$5,245	$5,407	$7,721	$8,541	$8,740	$2,608

Ratio of Earnings to Fixed Charges (1)	25.3x	20.7x	8.7x	n/a	n/a	n/a
Dollar amount of coverage deficiency	n/a	n/a	n/a	(12,579)	(22,579)	(10,072)

(1)	For purposes of calculating the ratios of earnings to fixed charges:

•	“earnings” consist of net income available to common stockholders, before adjustment for minority interests in consolidated subsidiaries and before income or loss from equity investees, plus distributed income of equity investees and fixed charges less interest capitalized;

•	“fixed charges” consist of interest expensed and capitalized and amortization and write-off of capitalized expenses relating to indebtedness.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2015 on:

•	an actual basis;

•	an as adjusted basis to giving effect to:

(1)	the drawdown on April 30, 2015 of $30.0 million under our loan agreement with Danish Ship Finance to partially finance the acquisition cost of the M/V Santa Barbara;

(2)	the advance of $3.6 million paid for the acquisition of the M/V Torm Island for a purchase price of $18.05 million; and

(3)	the advance of $3.2 million paid for the acquisition of a newbuilding, Hull No. H1364, for a purchase price of $43.0 million.

•	and as further adjusted basis, giving effect to this offering.

Other than these adjustments, there have been no material changes to our cash or capitalization since March 31, 2015.

You should read the information below in connection with the section of this prospectus supplement entitled “Use of Proceeds” and the audited consolidated financial statements and related notes for the year ended December 31, 2014, included in our annual report on Form 20-F, filed with the Commission on March 25, 2015 and incorporated by reference herein.

	As of March, 31, 2015
	Actual	As Adjusted	As Further Adjusted
	(in thousands of U.S. dollars)
Cash and cash equivalents	$231,024	$254,185
Current Debt
Current Debt, net of deferred financing costs	$56,721	$58,221
Non-current debt:
Long term debt, net of deferred financing costs (1)	$483,273	$511,773

Total debt	$539,994	$569,994	$—

Shareholders’ equity
Preferred stock	$26	$26
Common stock, $0.01 par value; 200,000,000 shares authorized and 82,546,017 and 81,859,821 issued and outstanding at March, 31, 2015 and December 31, 2014, respectively	825	825
Additional paid-in capital	970,542	970,542
Accumulated other comprehensive loss	(747)	(747)
Retained earnings	298,643	298,643

Total stockholders’ equity	$1,269,289	$1,269,289	$—

Total capitalization	$1,809,283	$1,839,283	$—

(1)	Currently, all of our existing credit facilities are fully drawn. However, we may in the future be able to draw additional amounts under our revolving credit facility with the Royal Bank of Scotland to the extent that we repay outstanding amounts under that facility.

THE DRYBULK SHIPPING INDUSTRY

The global dry bulk carrier fleet could be divided into seven categories based on a vessel’s carrying capacity. These categories consist of:

•	Very Large Ore Carriers (VLOC). Very large ore carriers have a carrying capacity of more than 200,000 dwt and are a comparatively new sector of the dry bulk carrier fleet. VLOCs are built to exploit economies of scale on long-haul iron ore routes.

•	Capesize. Capesize vessels have a carrying capacity of 110,000-199,999 dwt. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size. Capesize vessels are primarily used to transport iron ore or coal and, to a much lesser extent, grains, primarily on long-haul routes

•	Post-Panamax. Post-Panamax vessels have a carrying capacity of 80,000-109,999 dwt. These vessels tend to have a shallower draft and larger beam than a standard Panamax vessel with a higher cargo capacity. These vessels have been designed specifically for loading high cubic cargoes from draught restricted ports, although they cannot transit the Panama Canal.

•	Panamax. Panamax vessels have a carrying capacity of 60,000-79,999 dwt. These vessels carry coal, iron ore, grains, and, to a lesser extent, minor bulks, including steel products, cement and fertilizers. Panamax vessels are able to pass through the Panama Canal, making them more versatile than larger vessels with regard to accessing different trade routes. Most Panamax and Post-Panamax vessels are “gearless,” and therefore must be served by shore-based cargo handling equipment. However, there are a small number of geared vessels with onboard cranes, a feature that enhances trading flexibility and enables operation in ports which have poor infrastructure in terms of loading and unloading facilities.

•	Handymax/Supramax. Handymax vessels have a carrying capacity of 40,000-59,999 dwt. These vessels operate in a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Within the Handymax category there is also a sub-sector known as Supramax. Supramax bulk carriers are ships between 50,000 to 59,999 dwt, normally offering cargo loading and unloading flexibility with on-board cranes, or “gear,” while at the same time possessing the cargo carrying capability approaching conventional Panamax bulk carriers.

•	Handysize. Handysize vessels have a carrying capacity of up to 39,999 dwt. These vessels are primarily involved in carrying minor bulk cargoes. Increasingly, ships of this type operate within regional trading routes, and may serve as trans-shipment feeders for larger vessels. Handysize vessels are well suited for small ports with length and draft restrictions. Their cargo gear enables them to service ports lacking the infrastructure for cargo loading and unloading.

Other size categories occur in regional trade, such as Kamsarmax, with a maximum length of 229 meters, the maximum length that can load in the port of Kamsar in the Republic of Guinea. Other terms such as Seawaymax, Setouchmax, Dunkirkmax, and Newcastlemax also appear in regional trade.

The supply of dry bulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss. The level of scrapping activity is generally a function of scrapping prices in relation to current and prospective charter market conditions, as well as operating, repair and survey costs. The average age at which a vessel is scrapped over the last five years has been 29 years.

The demand for dry bulk carrier capacity is determined by the underlying demand for commodities transported in dry bulk carriers, which in turn is influenced by trends in the global economy. Demand for dry bulk carrier capacity is also affected by the operating efficiency of the global fleet, along with port congestion, which has been a feature of the market since 2004, absorbing tonnage and therefore leading to a tighter balance between supply and demand. In evaluating demand factors for dry bulk carrier capacity, the Company believes that dry bulk carriers can be the most versatile element of the global shipping fleets in terms of employment alternatives.

Charter Hire Rates

Charter hire rates fluctuate by varying degrees among dry bulk carrier size categories. The volume and pattern of trade in a small number of commodities (major bulks) affect demand for larger vessels. Therefore, charter rates and vessel values of larger vessels often show greater volatility. Conversely, trade in a greater number of commodities (minor bulks) drives demand for smaller dry bulk carriers. Accordingly, charter rates and vessel values for those vessels are usually subject to less volatility.

Charter hire rates paid for dry bulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors may play a role. Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and the different dry bulk carrier categories. In the time charter market, rates vary depending on the length of the charter period and vessel-specific factors such as age, speed and fuel consumption.

In the voyage charter market, rates are, among other things, influenced by cargo size, commodity, port dues and canal transit fees, as well as commencement and termination regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region with ports where vessels load cargo also are generally quoted at lower rates, because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

Within the dry bulk shipping industry, the charter hire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange. These references are based on actual charter hire rates under charters entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers. The Baltic Panamax Index is the index with the longest history. The Baltic Capesize Index and Baltic Handymax Index are of more recent origin.

The Baltic Dry Index, or BDI, a daily average of charter rates in 20 shipping routes measured on a time charter and voyage basis and covering Capesize, Panamax, Supramax, and Handysize dry bulk carriers declined from a high of 11,793 in May 2008 to a low of 663 in December 2008. In 2012, the BDI ranged from a high of 1,624 in January to a low of 647 in February. In 2013, the BDI ranged from a low of 698 in January to a high of 2,337 in December. In 2014, the BDI ranged from a high of 2,113 in January to a low of 723 in July. The BDI recorded a 25-year record low of 509 in February 2015 and has since increased to 637 as of May 14, 2015.

Vessel Prices

As of the end of 2014, dry bulk vessel values decreased as compared to 2013. Consistent with these trends, the market value of our dry bulk carriers had also decreased. As charter rates and vessel values remain at low levels, there can be no assurance as to how long charter rates and vessel values will remain at their current levels or whether they will decrease or improve to any significant degree in the near future

BUSINESS

We are a global provider of shipping transportation services through our ownership of dry bulk vessels. Our vessels are employed primarily on medium to long-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes. Currently, our operating fleet consists of 40 dry bulk vessels (2 Newcastlemax, 12 Capesize, 3 Post-Panamax, 3 Kamsarmax and 20 Panamax). We also expect to take delivery of one Kamsarmax dry bulk vessel during the second quarter of 2015, one newbuilding Capesize dry bulk vessel during August 2015 and two new-building Newcastlemax dry bulk vessels and one newbuilding Kamsarmax dry bulk vessel during the second quarter of 2016. As of May 14, 2015, the combined carrying capacity of our fleet, excluding the five vessels not yet delivered, is approximately 4.6 million dwt with a weighted average age of 7.1 years. Our in-house fleet manager, Diana Shipping Services S.A., or DSS, performs the commercial and technical management of our vessels and also provides administrative services to us.

We intend to continue to grow our fleet through timely and selective acquisitions of vessels or the construction of newbuildings. We expect to focus future vessel acquisitions on dry bulk carriers with a capacity of 70,000 dwt and above. However, we will also consider purchasing other classes of dry bulk vessels, if we determine that those vessels would, in our view, present favorable investment opportunities.

Our Fleet

The following table presents certain information concerning our fleet as of May 14, 2015:

	Vessel		Sister Ships *	Gross Rate (USD Per Day)	Com **	Charterer	Delivery Date to Charterer	Redelivery Date to Owners ***	Notes
	BUILT	DWT
	Panamax Bulk Carriers
1	DANAE		A	$7,650	3.75%	Glencore Grain B.V., Rotterdam	16-Jan-15	16-Dec-15 16-Mar-16	1
	2001	75,106

2	DIONE		A	$9,250	5.00%	RWE Supply & Trading GmbH, Essen	12-Sep-14	12-Oct-15 - 27-Feb-16
	2001	75,172

3	NIREFS		A	$7,500	5.00%	Glencore Grain B.V., Rotterdam	25-Dec-14	25-Nov-15 25-Feb-16
	2001	75,311

4	ALCYON		A	$7,750	5.00%	EDF Trading Limited, UK	21-Dec-12	20-May-15	2
	2001	75,247

5	TRITON		A	$9,250	5.00%	Glencore Grain B.V., Rotterdam	24-Oct-14	24-Sep-15 - 24-Dec-15
	2001	75,336

6	OCEANIS		A	$4,500	5.00%	Glencore Grain B.V., Rotterdam	22-Mar-15	11-May-15
				$7,200	5.00%		11-May-15	22-Feb-16 - 22-May-16
	2001	75,211

7	THETIS		B	$8,300	5.00%	EDF Trading Limited, UK	1-Sep-13	1-Jul-15 - 1-Dec-15
	2004	73,583

8	PROTEFS		B	$6,250	5.00%	Glencore Grain B.V., Rotterdam	3-Apr-15	3-Mar-16 - 3-Jun-16
	2004	73,630

9	CALIPSO		B	$8,100	4.75%	Cargill International S.A., Geneva	29-Jul-13	29-Apr-15	3
				$4,000	5.00%	Centurion Bulk Pte. Ltd., Singapore	8-May-15	2-Jun-15	4,5
	2005	73,691

	Vessel		Sister Ships *	Gross Rate (USD Per Day)	Com **	Charterer	Delivery Date to Charterer	Redelivery Date to Owners ***	Notes
	BUILT	DWT
10	CLIO		B	$8,600	4.75%	Cargill International S.A., Geneva	22-Aug-13	22-May-15 - 27-May-15	2
	2005	73,691

11	NAIAS		B	$8,500	5.00%	Bunge S.A., Geneva	3-Sep-14	4-Jul-15 - 4-Oct-15
	2006	73,546

12	ARETHUSA		B	$8,250	5.00%	Glencore Grain B.V., Rotterdam	20-Nov-14	5-Mar-15
				$7,100	5.00%		5-Mar-15	5-Feb-16 - 5-May-16
	2007	73,593

13	ERATO		C	$7,100	5.00%	Glencore Grain B.V., Rotterdam	9-Mar-15	9-Feb-16 - 9-May-16
	2004	74,444

14	CORONIS		C	$11,550	5.00%	Oberon Holdings Limited	12-Jun-14	4-May-15	6,7
	2006	74,381

15	MELITE		D	$7,250	5.00%	Glencore Grain B.V., Rotterdam	29-Jan-15	29-Sep-15 - 29-Jan-16
	2004	76,436

16	MELIA		D	$12,000	3.75%	Rio Tinto Shipping Pty, Ltd., Melbourne	10-May-14	7-Apr-15	8
				$5,050	5.00%	Bunge S.A., Geneva	9-Apr-15	19-May-15
				$7,050	5.00%		19-May-15	9-Aug-15 - 9-Nov-15
	2005	76,225

17	ARTEMIS			$9,375	3.75%	Rio Tinto Shipping Pty, Ltd., Melbourne	26-Aug-13	26-Jun-15 - 26-Oct-15
	2006	76,942

18	LETO			$11,350	4.75%	Cargill International S.A., Geneva	19-Jul-14	19-Jun-15 - 19-Sep-15
	2010	81,297

19	CRYSTALIA		E	$15,800	5.00%	Glencore Grain B.V., Rotterdam	21-Feb-14	21-Aug-15 - 21-Nov-15
	2014	77,525

20	ATALANDI		E	$13,500	5.00%		13-May-14	21-Apr-15
				$7,000	5.00%	Glencore Grain B.V., Rotterdam	21-Apr-15	21-May-15
				$8,000	5.00%		21-May-15	21-Mar-16 - 21-Jun-16
	2014	77,529

	Kamsarmax Bulk Carriers
21	MAIA		F	$12,000	5.00%	RWE Supply & Trading GmbH, Essen	29-Sep-14	29-Sep-15 - 29-Jan-16	9
	2009	82,193

22	MYRSINI		F	$8,250	4.75%	Clearlake Shipping Pte. Ltd., Singapore	18-Feb-15	18-Dec-15 - 18-Apr-16	10,11
	2010	82,117

23	TORM ISLAND (tbr. MEDUSA)		F	-	-	-	-	- - -	12
	2010	82,194

24	MYRTO		F	$9,850	5.00%	Glencore Grain B.V., Rotterdam	5-Jan-15	5-Dec-15 - 5-Mar-16
	2013	82,131

	Vessel		Sister Ships *	Gross Rate (USD Per Day)	Com **	Charterer	Delivery Date to Charterer	Redelivery Date to Owners ***	Notes
	BUILT	DWT
	Post-Panamax Bulk Carriers
25	ALCMENE			$6,000	5.00%	Topsail Shipping Co., Limited Hong Kong	15-Mar-15	13-Apr-15
				$6,750	5.00%	ADM International Sarl, Rolle, Switzerland	13-May-15	13-Feb-17 - 2-Jun-17
	2010	93,193

26	AMPHITRITE			$11,300	5.00%	Bunge S.A., Geneva	15-Aug-14	15-Jul-15 - 15-Oct-15
	2012	98,697

27	POLYMNIA			$7,500	5.00%	Vroon Dry Cargo Chartering B.V., Breskens	17-Jan-15	17-Oct-15 - 17-Feb-16	13
	2012	98,704

	Capesize Bulk Carriers
28	NORFOLK			$10,250	4.75%	Clearlake Shipping Pte. Ltd., Singapore	4-Mar-15	4-Apr-16 - 4-Aug-16	10
	2002	164,218

29	ALIKI			$26,500	5.00%	Minmetals Logistics Group Co. Ltd., Beijing	1-Mar-11	1-Feb-16 - 1-Apr-16
	2005	180,235

30	BALTIMORE			$15,000	5.00%	RWE Supply & Trading GmbH, Essen	8-Jul-13	8-Jul-16 - 8-Jan-17
	2005	177,243

31	SALT LAKE CITY		BCI 4TCs AVG + 3.5%		5.00%	K Noble Hong Kong Ltd., Hong Kong	7-Feb-15	7-Nov-16 - 7-Feb-17
	2005	171,810

32	SIDERIS GS		G	$10,000	5.00%	Rio Tinto Shipping (Asia) Pte., Ltd., Singapore	22-Feb-15	22-Dec-15 - 22-Apr-16
	2006	174,186

33	SEMIRIO		G	$10,000	5.00%	Rio Tinto Shipping (Asia) Pte., Ltd., Singapore	20-Feb-15	20-Feb-16 - 20-Jun-16
	2007	174,261

34	BOSTON		G	$14,250	4.75%	Clearlake Shipping Pte. Ltd., Singapore	24-Aug-13	9-Aug-15 - 8-Feb-16	10
	2007	177,828

35	HOUSTON		G	$12,750	5.00%	RWE Supply & Trading GmbH, Essen	4-Jan-15	4-Jan-16 - 4-Apr-16
	2009	177,729

36	NEW YORK		G	$12,850	4.75%	Clearlake Shipping Pte. Ltd., Singapore	17-Dec-14	17-Feb-16 - 17-Jun-16	10
	2010	177,773

37	P. S. PALIOS			$18,350	5.00%	RWE Supply & Trading GmbH, Essen	3-Dec-13	18-Sep-15 - 31-Dec-15
	2013	179,134

38	G. P. ZAFIRAKIS		H	$25,250	5.00%	RWE Supply & Trading GmbH, Essen	23-Aug-14	14-Feb-16 - 23-Jun-16
	2014	179,492

39	SANTA BARBARA		H	$12,000	5.00%	RWE Supply & Trading GmbH, Essen	13-Jan-15	13-Dec-15 - 13-Mar-16
	2015	179,426

	Vessel		Sister Ships *	Gross Rate (USD Per Day)	Com **	Charterer	Delivery Date to Charterer	Redelivery Date to Owners ***	Notes
	BUILT	DWT
40	HULL No. H1364			-	-	-	-	- - -	14
	(tbn. NEW ORLEANS)
	2015	180,000

	Newcastlemax Bulk Carriers
41	LOS ANGELES		I	$18,000	5.00%	EDF Trading Limited, UK	9-Feb-12	9-Dec-15 - 9-Apr-16
	2012	206,104

42	PHILADELPHIA		I	$18,000	5.00%	EDF Trading Limited, UK	17-May-12	17-Jan-16 - 17-Jul-16
	2012	206,040

	Vessels Under Construction
43	HULL DY6006			-	-	-	-	- - -	15
	2016	82,000

44	HULL H2548		J	-	-	-	-	- - -	15
(tbn. SAN FRANCISCO)
	2016	208,500

45	HULL H2549		J	-	-	-	-	- - -	15
(tbn. NEWPORT NEWS)
	2016	208,500

*	Each dry bulk carrier is a “sister ship”, or closely similar, to other dry bulk carriers that have the same letter.
**	Total commission percentage paid to third parties.
***	Charterers’ optional period to redeliver the vessel to owners. Charterers have the right to add the off hire days, if any, and therefore the optional period may be extended.
1	Vessel off hire for unscheduled maintenance from April 1, 2015 to April 6, 2015.
2	Based on latest information.
3	During April 2015, the vessel was off hire for drydocking for approximately 21 days.
4	Redelivery date based on an estimated time charter trip duration of about 25 days.
5	Charter includes a one-time gross ballast bonus payment of US$50,000.
6	Charterers agreed to compensate the owners for the early redelivery of the vessel on around May 4, 2015 until the minimum agreed redelivery date May 12, 2015.
7	Vessel currently on scheduled drydocking.
8	Rio Tinto Shipping Pty, Ltd., Melbourne agreed to compensate the owners for the early redelivery of the vessel on April 7, 2015 until the minimum agreed redelivery date April 10, 2015.
9	During April 2015, the vessel was off hire for approximately 6 days.
10	Clearlake Shipping Pte. Ltd., Singapore is a member of the Gunvor Group.
11	Vessel currently off hire for drydocking.
12	Expected date of delivery to the Company during the second quarter of 2015.
13	Charter includes a one-time gross ballast bonus payment of US$237,500.
14	Expected date of delivery to the Company during August 2015.
15	Year of delivery and dwt are based on shipbuilding contract.

Management of Our Fleet

Our business is the ownership of dry bulk vessels. We, as the parent holding company, wholly own, directly or indirectly, the subsidiaries which own the vessels that comprise our fleet. The holding company sets general overall direction for the company and interfaces with various financial markets. The commercial and technical management of our fleet, as well as providing administrative services relating to the fleet’s operations, are carried out by our wholly-owned subsidiary, DSS. In exchange for providing us with commercial and technical services, personnel and office space, we pay our fleet manager a commission that is equal to 2% of our revenues, a fixed management fee of $15,000 per month for each vessel in operation and a fixed monthly fee of $7,500 for vessels under construction and for laid up vessels. DSS provides administrative services to us and our subsidiaries for a fixed monthly fee of $10,000. Such services may include budgeting, reporting, monitoring of bank accounts, compliance with banks, payroll services and any other possible service that we or our subsidiaries would require to perform our operations. The amounts deriving from these agreements with DSS are considered inter-company transactions and, therefore, are eliminated from our consolidated financial statements.

In August 2013, DSS was held vicariously liable for the actions of the chief engineer and second assistant engineer of the M/V Thetis, who were found guilty of violating several U.S. statutes and regulations in failing to properly handle waste oils, maintain required records and for obstruction of justice. As a result, we are required, for the duration of a probation period of three years and six months following the sentencing in December 2013, to maintain an enhanced system subject to independent audit for managing waste oils on each vessel managed by DSS.

Pursuant to a Broker Services Agreement dated April 1, 2015, Diana Enterprises Inc., or Diana Enterprises, a related party controlled by our Chief Executive Officer and Chairman, Mr. Simeon Palios, provides brokerage services to us for a monthly fee of $110,000 payable every quarter in advance.

On May 7, 2015, we established a new 50/50 joint venture with Wilhelmsen Ship Management named Diana Wilhelmsen Management Limited. Diana Wilhelmsen Management Limited will initially provide management services to a limited number of vessels of our fleet when the joint venture commences operations later in the second quarter of 2015 and may in the future provide management services to unaffiliated third party vessel operators. The Diana Wilhelmsen Management Limited office will be located in Limassol, Cyprus.

Our Customers

Our customers include national, regional and international companies, such as Cargill International S.A., EDF Trading Ltd, RWE Supply and Trading Gmbh, Clearlake Shipping Pte Ltd. During 2014, four of our charterers accounted for 55% of our revenues: EDF Trading (15%), Cargill International S.A. (18%), RWE Supply (10%) and Clearlake (12%). During 2013, four of our charterers accounted for 58% of our revenues: EDF Trading (19%), Cargill International S.A. (17%), Shagang Shipping Co. (11%) and Nippon Yusen Kaisha, Tokyo (11%). During 2012, three of our charterers accounted for 40% of our revenues: EDF Trading (10%), Cargill International S.A., (18%) and Corus UK Limited (12%).

We charter our dry bulk carriers to customers primarily pursuant to time charters. Under our time charters, the charterer typically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and canal and port charges. We remain responsible for paying the chartered vessel’s operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel and ensuring compliance with applicable U.S. and international environmental laws and regulations. We currently pay commissions ranging from 3.75% to 5.00% of the total daily charter hire rate of each charter to unaffiliated ship brokers and to in-house brokers associated with the charterer, depending on the number of brokers involved with arranging the charter.

We strategically monitor developments in the dry bulk shipping industry on a regular basis and seek to employ our vessels on time charters having hire periods that reflect prevailing market conditions, while attempting to stagger the expiration dates for charters to allow us the greatest flexibility to renew or enter into new charters at attractive periods in the charter market cycle. We will continue to evaluate our chartering strategy in light of developments in the dry bulk shipping market.

Competition

Our business fluctuates in line with the main patterns of trade of the major dry bulk cargoes and varies according to changes in the supply and demand for these items. We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation as an owner and operator. We compete with other owners of dry bulk carriers in the Panamax, Post-Panamax and smaller class sectors and with owners of Capesize and Newcastlemax dry bulk carriers. Ownership of dry bulk carriers is highly fragmented.

We believe that we possess a number of strengths that provide us with a competitive advantage in the dry bulk shipping industry:

•	We own a modern, high quality fleet of dry bulk carriers. We believe that owning a modern, high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing favorable time charters. We maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea, and adopting a comprehensive maintenance program for each vessel.

•	Our fleet includes ten groups of sister ships. We believe that maintaining a fleet that includes sister ships enhances the revenue generating potential of our fleet by providing us with operational and scheduling flexibility. The uniform nature of sister ships also improves our operating efficiency by allowing our fleet manager to apply the technical knowledge of one vessel to all vessels of the same series and creates economies of scale that enable us to realize cost savings when maintaining, supplying and crewing our vessels.

•	We have an experienced management team. Our management team consists of experienced executives who have, on average, more than 29 years of operating experience in the shipping industry and has demonstrated ability in managing the commercial, technical and financial areas of our business. Our management team is led by Mr. Simeon Palios, a qualified naval architect and marine engineer who has more than 40 years of experience in the shipping industry.

•	We benefit from strong relationships with members of the shipping and financial industries. We have developed strong relationships with major international charterers, shipbuilders and financial institutions that we believe are the result of the quality of our operations, the strength of our management team and our reputation for dependability.

•	We have a strong balance sheet and a relatively low level of indebtedness. We believe that our strong balance sheet and relatively low level of indebtedness provide us with the flexibility to increase the amount of funds that we may draw under loan facilities that we expect to enter into in connection with future acquisitions and enable us to use cash flow that would otherwise be dedicated to debt service for other purposes.

Properties

Since October 8, 2010, DSS owns the land and the building where we have our principal offices in Athens, Greece and in December 2014, DSS acquired a plot of land jointly with two other related entities from unrelated individuals for an aggregate purchase price of approximately $2.5 million, of which DSS paid one-third, amounting to $0.9 million. Other than this interest in real property, our only material properties are the vessels in our fleet.

Exchange Controls

Under Marshall Islands, Panamanian, Cypriot and Greek law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common stock.

Seasonality

Demand for vessel capacity has historically exhibited seasonal variations and, as a result, fluctuations in charter rates. This seasonality may result in quarter-to-quarter volatility in our operating results for vessels trading in the spot market. The drybulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. To the extent that we must enter into a new charter or renew an existing charter for a vessel in our fleet during a time when seasonal variations have reduced prevailing charter rates, our operating results may be adversely affected.

Environmental and Other Regulations

Government regulation significantly affects the ownership and operation of our vessels. We are subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (such as the U.S. Coast Guard, harbor master or equivalent), classification societies; flag state administrations (countries of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses, certificates or approvals for the operation of our vessels. Failure to maintain necessary permits, licenses, certificates or approvals could require us to incur substantial costs or temporarily suspend the operation of one or more of our vessels.

We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the dry bulk shipping industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits, licenses, certificates or other approvals necessary for the conduct of our operations. However, because such laws and regulations are frequently changed and may impose increasingly strict requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident, such as the 2010 Deepwater Horizon oil spill, that results in significant oil pollution, release of hazardous substances, loss of life, or otherwise causes significant adverse environmental impact could result in additional legislation, regulation, or other requirements that could negatively affect our profitability.

The laws and regulations discussed below may not constitute a comprehensive list of all such laws and regulations that are applicable to the operation of our vessels.

International Maritime Organization

The IMO has adopted the International Convention for the Prevention of Pollution from Ships of 1973, as modified by the Protocol of 1978 relating thereto (collectively referred to as MARPOL 73/78 and herein as “MARPOL”). MARPOL entered into force on October 2, 1983. It has been adopted by over 150 nations, including many of the jurisdictions in which our vessels operate. MARPOL sets forth pollution-prevention requirements applicable to drybulk carriers, among other vessels, and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried, in bulk, in liquid or packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions. Annex VI, separately adopted by the IMO in September of 1997, related to air emissions, which entered into force on 19 May 2005.

In 2013, the Marine Environment Protection Committee (“MEPC”) adopted by resolution amendments to the MARPOL Annex I Condition Assessment Scheme, or CAS. The amendments, which became effective on October 1, 2014, pertain to revising references to the inspections of bulk carriers and tankers after the 2011 ESP Code, which enhances the programs of inspections, becomes mandatory. We may need to make certain financial expenditures to comply with these amendments.

Air Emissions

In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution. Effective May 2005, Annex VI sets limits on nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after January 1, 2000. It also prohibits “deliberate emissions” of “ozone depleting substances,” defined to include certain halons and chlorofluorocarbons. “Deliberate emissions” are not limited to times when the ship is at sea; they can for example include discharges occurring in the course of the ship’s repair and maintenance. Emissions of “volatile organic compounds” from the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls (PCBs)) are also prohibited. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions, known as ECAs, (see below).

The IMO’s MEPC, adopted amendments to Annex VI on October 10, 2008, which amendments were entered into force on July 1, 2010. The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulfur contained in any fuel oil used on board ships. As of January 1, 2012, the amended Annex VI required that fuel oil contain no more than 3.50% sulfur. By January 1, 2020, sulfur content must not exceed 0.50%, subject to a feasibility review to be completed no later than 2018.

Sulfur content standards are even stricter within certain “Emission Control Areas” (“ECAs”). As of July 1, 2010, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 1.0%, which has been further reduced to 0.10% on January 1, 2015. Amended Annex VI establishes procedures for designating new ECAs. Currently, the Baltic Sea, the North Sea and certain coastal areas of North America have been so designated. .Furthermore as of January 1, 2014 the applicable areas of the United States Caribbean Sea adjacent to Puerto Rico and the U.S. Virgin Islands were designated ECAs. Ocean-going vessels in these areas will be subject to stringent emissions controls and may cause us to incur additional costs. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA or the states where we operate, compliance with these regulations could entail significant capital expenditures, operational changes, or otherwise increase the costs of our operations.

As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships in part to address greenhouse gas emissions, the IMO’s MEPC) has given extensive consideration to control of GHG emissions from ships and finalized in July 2009 a package of specific technical and operational reduction measures. In March 2010 MEPC started the consideration of making the technical and operational measures mandatory for all ships irrespective of flag and ownership. This work was completed in July 2011 with the breakthrough adoption of technical measures for new ships and operational reduction measures for all ships, which are, consequently, the first ever mandatory global GHG reduction regime for an entire industry sector. The adopted measures add to MARPOL Annex VI a new Chapter 4 entitled “Regulations on energy efficiency for ships”, making mandatory the Energy Efficiency Design Index (EEDI) for new ships and the Ship Energy Efficiency Plan (SEEMP) for all ships. The regulations apply to all ships over 400 gross tonnage and above and entered into force through the tacit acceptance procedure on 1 January 2013.

Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation with a “Tier II” emission limit for engines installed on or after January 1, 2011; then with a more stringent “Tier III” emission limit for engines installed on or after January 1, 2016 operating in ECAs. Marine diesel engines installed on or after January 1, 1990 but prior to January 1, 2000 are required to comply with “Tier I” emission limits.

The U.S. Environmental Protection Agency promulgated equivalent (and in some senses stricter) emissions standards in late 2009.

Safety Management System Requirements

The IMO also adopted the International Convention for the Safety of Life at Sea, or SOLAS, and the International Convention on Load Lines, or the LL Convention, which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL Convention standards. May 2012 SOLAS amendments entered into force as of January 1, 2014. The Convention on Limitation of Liability for Maritime Claims (LLMC) was recently amended and the amendments are expected to go into effect on June 8, 2015. The amendments alter the limits of liability for loss of life or personal injury claims and property claims against ship-owners.

The operation of our ships is also affected by the requirements set forth in Chapter IX of SOLAS, which sets forth the IMO’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or the ISM Code. The ISM Code requires ship owners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.

The ISM Code requires that vessel operators obtain a safety management certificate, or SMC, for each vessel they operate. This certificate evidences compliance by a vessel’s operators with the ISM Code requirements for a safety management system, or SMS. No vessel can obtain an SMC under the ISM Code unless its manager has been awarded a document of compliance, or DOC, issued in most instances by the vessel’s flag state. Our appointed ship managers have obtained documents of compliance for their offices and safety management certificates for all of our vessels for which the certificates are required by the IMO. The document of compliance, or the DOC, and ship management certificate, or the SMC, are renewed as required.

International Labor Organization

The International Labour Organization (ILO) is a specialized agency of the UN with headquarters in Geneva, Switzerland. The ILO has adopted the Maritime Labor Convention 2006 (MLC 2006). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance will be required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. The MLC 2006 entered into force on August 20, 2013. The MLC 2006 requires us to develop new procedures to ensure full compliance.

Pollution Control and Liability Requirements

The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatories to such conventions. IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. To date, there has not been sufficient adoption of this standard for it to take force, but it is close. Many of the implementation dates originally written in the BWM Convention have already passed, so that once the BWM Convention enters into force, the period for installation of mandatory ballast water exchange requirements would be extremely short, with several thousand ships a year needing to install ballast water management systems (BWMS). For this reason, on December 4, 2013, the IMO Assembly passed a resolution revising the application dates of BWM Convention so that they are triggered by the entry into force date and not the dates originally in the BWM Convention. This in effect makes all vessels constructed before the entry into force date ‘existing’ vessels, and allows for the installation of a BWMS on such vessels at the first renewal survey following entry into force. Once mid-ocean ballast exchange or ballast water treatment requirements become mandatory, the cost of compliance could increase for ocean carriers. Although we do not believe that the costs of such compliance would be material, it is difficult to predict the overall impact of such a requirement on our operations.

The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

In March 2006, the IMO amended Annex I to MARPOL, including a new regulation relating to oil fuel tank protection, which became effective August 1, 2007. The new regulation applies to various ships delivered on or after August 1, 2010. It includes requirements for the protected location of the fuel tanks, performance standards for accidental oil fuel outflow, a tank capacity limit and certain other maintenance, inspection and engineering standards.

Noncompliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, lead to decreases in available insurance coverage for affected vessels or result in the denial of access to, or detention in, some ports.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.

The U.S. Oil Pollution Act of 1990 and Comprehensive Environmental Response, Compensation and Liability Act

OPA established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade with the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone around the United States. The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, whether on land or at sea. OPA and CERCLA both define “owner and operator” “in the case of a vessel, as any person owning, operating or chartering by demise, the vessel.”

Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

(i)	injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;

(ii)	injury to, or economic losses resulting from, the destruction of real and personal property;

(iii)	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

(iv)	loss of subsistence use of natural resources that are injured, destroyed or lost;

(v)	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and

(vi)	net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability for non-tank vessels (e.g. drybulk) to the greater of $1,000 per gross ton or $854,400 (subject to periodic adjustment for inflation). In August 2014, the U.S. Coast Guard submitted a proposal to increase the OPA limits of liability. These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsibility party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.

CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damage for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.

OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law.

OPA and CERCLA both require owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee.

The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA. Compliance with any new requirements of OPA may substantially impact our cost of operations or require us to incur additional expenses to comply with any new regulatory initiatives or statutes.

We currently maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage it could have an adverse effect on our business and results of operation.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states which have enacted such legislation have not yet issued implementing regulations defining vessel owners’ responsibilities under these laws.

Other Environmental Initiatives

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. Furthermore, many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.

The EPA regulates the discharge of ballast and bilge water and other substances in U.S. waters under the CWA. EPA regulations require vessels 79 feet in length or longer (other than commercial fishing and recreational vessels) to comply with a Vessel General Permit, or VGP, authorizing ballast and bilge water discharges and other discharges incidental to the operation of vessels. The VGP imposes technology and water-quality based effluent limits for certain types of discharges and establishes specific inspection, monitoring, recordkeeping and reporting requirements to ensure the effluent limits are met. On March 28, 2013, the EPA re-issued the VGP for another five years; this VGP took effect of December 19, 2013. The new VGP focuses on authorizing discharges incidental to operations of commercial vessels. The VGP also contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in US waters, more stringent requirements for exhaust gas scrubbers and the use of environmentally acceptable lubricants.

U.S. Coast Guard regulations adopted under the U.S. National Invasive Species Act, or NISA, also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters. As of June 21, 2012, the U.S. Coast Guard implemented revised regulations on ballast water management by establishing standards on the allowable concentration of living organisms in ballast water discharged from ships in U.S. waters. The revised ballast water standards are consistent with those adopted by the IMO in 2004. Compliance with the EPA and the U.S. Coast Guard regulations could require the installation of certain engineering equipment and water treatment systems to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, or may otherwise restrict our vessels from entering U.S. waters.

The U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990), or the CAA, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. The CAA also requires states to draft State Implementation Plans (“SIPs”) designed to attain national health-based air quality standards in each state. Although state-specific, SIPs may include regulations concerning emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment.

European Union Regulations

In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. Member States were required to enact laws or regulations to comply with the directive by the end of 2010. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger.

The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The European Union also adopted and then extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply.

With effect from January 1, 2010, the Directive 2005/33/EC of the European Parliament and of the Council of July 6, 2005, amending Directive 1999/32/EC came into force. The objective of the directive is to reduce emission of sulfur dioxide and particulate matter caused by the combustion of certain petroleum derived fuels. The directive imposes limits on the sulfur content of such fuels as a condition of their use within a Member State territory. The maximum sulfur content for marine fuels used by inland waterway vessels and ships at berth in ports in EU countries after January 1, 2010, is 0.10% by mass. As of January 1, 2015, all vessels operating within ECAs worldwide must comply with 0.10% sulfur requirements. Effective July 1, 2010, the reduction of applicable sulfur content limits in the North Sea, the Baltic Sea and the English Channel Sulfur Emission Control Areas was 1%. On July 15, 2011, the European Commission also adopted a proposal for an amendment to Directive 1999/32/EC which would align requirements with those imposed by the revised MARPOL Annex VI which introduced stricter sulfur limits.

Greenhouse Gas Regulation

Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. As of January 1, 2013, all new ships must comply with two new sets of mandatory requirements, which were adopted by MEPC in July 2011, to address greenhouse gas emissions from ships. Currently operating ships will be required to develop SEEMPs, and minimum energy efficiency levels per capacity mile, outlined in the Energy Efficiency Design Index, will apply to new ships. The IMO is also planning to implement market-based mechanisms to reduce greenhouse gas emissions from ships at an upcoming MEPC session. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessels, and in January 2012 the European Commission launched a public consultation on possible measures to reduce greenhouse gas emissions from ships. In April 2013, the European Parliament rejected proposed changes to the European Union Emissions Law regarding carbon trading. In June 2013 the European Commission developed a strategy to integrate maritime emissions into the overall European Union Strategy to reduced greenhouse gas emissions. If the strategy is adopted by the European Parliament and Council large vessels using European Union ports would be required to monitor, report, and verify their carbon dioxide emissions beginning in January 2018. In April 2015, the European Parliament approved EU draft rules, which will require annual carbon dioxide emission monitoring and reporting from ship owners who use EU ports. These rules are expected to be effective in 2018 and apply to ships over 5,000 gross tons. In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and large stationary sources. Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, such regulation of vessels is foreseeable, and the EPA has in recent years received petitions from the California Attorney General and various environmental groups seeking such regulation. Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures, including capital expenditures to upgrade our vessels, which we cannot predict with certainty at this time.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the Maritime Transportation Security Act of 2002, or MTSA. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. The regulations also impose requirements on certain ports and facilities, some of which are regulated by the U.S. Environmental Protection Agency (EPA).

Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new Chapter V became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the International Ship and Port Facilities Security Code, or the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. To trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel’s flag state. Among the various requirements are:

•	on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

•	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

•	the development of vessel security plans;

•	ship identification number to be permanently marked on a vessel’s hull;

•	a continuous synopsis record kept onboard showing a vessel’s history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

•	compliance with flag state security certification requirements.

Ships operating without a valid certificate may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port.

The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code.

Inspection by Classification Societies

Every oceangoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class certification, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

•	Annual Surveys: For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable for special equipment classed, within three months before or after each anniversary date of the date of commencement of the class period indicated in the certificate.

•	Intermediate Surveys: Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys are to be carried out at or between the occasion of the second or third annual survey.

•	Class Renewal Surveys: Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a shipowner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. Upon a shipowner’s request, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

Our vessels are also drydocked or subject to underwater inspection for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a recommendation which must be rectified by the ship owner within prescribed time limits.

All insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in class” by a classification society which is a member of the International Association of Classification Societies, or IACS. All our vessels are certified as being “in class” either by Lloyd’s Register of Shipping, American Bureau of Shipping, DNV-GL, or Bureau Veritas, or Class NK. All new and second hand vessels that we purchase must be certified prior to their delivery under our standard purchase contracts and memorandum of agreement. For the second hand vessels same is verified by a Class Maintenance Certificate issued within 72 hours prior to delivery, including full certification delivered at the time of closing. If the vessel is not certified on the date of closing, we have the option to cancel the agreement due to Seller’s default and not take delivery of the vessel.

Risk of Loss and Liability Insurance

General

The operation of any dry bulk vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage, and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market.

While we maintain hull and machinery insurance, war risks insurance, protection and indemnity cover and freight, demurrage and defense cover for our operating fleet in amounts that we believe to be prudent to cover normal risks in our operations, we may not be able to achieve or maintain this level of coverage throughout a vessel’s useful life. Furthermore, while we believe that our present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull & Machinery and War Risks Insurance

We maintain marine hull and machinery and war risks insurance, which cover, among other marine risks, the risk of actual or constructive total loss, for all of our vessels. Our vessels are each covered up to at least fair market value with deductibles ranging to a maximum of $100,000 per vessel per incident for Panamax, Kamsarmax and Post-Panamax vessels and $150,000 per vessel per incident for Capesize and Newcastlemax vessels.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which insure our third party liabilities in connection with our shipping activities. This includes third-party liability and other related expenses resulting from the injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or “clubs.”

Our current protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. The 13 P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. As a member of a P&I Association, which is a member of the International Group, we are subject to calls payable to the associations based on the group’s claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Associations comprising the International Group. Our vessels may be subject to supplemental calls which are based on estimates of premium income and anticipated and paid claims. Such estimates are adjusted each year by the Board of Directors of the P&I Association until the closing of the relevant policy year, which generally occurs within three years from the end of the policy year. Supplemental calls, if any, are expensed when they are announced and according to the period they relate to. We are not aware of any supplemental calls in respect of any policy year that have not been recorded in our consolidated financial statements.

MANAGEMENT

Set forth below are the names, ages and positions of our directors and executive officers. Effective March 4, 2015, our Board of Directors of the Company increased its size from seven to nine members and Mr. Kyriacos Riris and Mrs. Semiramis Paliou were appointed to fill the resulting vacancies. Our board of directors is elected annually on a staggered basis, and each director elected holds office for a three year term. Officers are appointed from time to time by our board of directors and hold office until a successor is appointed or their employment is terminated.

Name	Age	Position
Simeon Palios	73	Class I Director, Chief Executive Officer and Chairman
Anastasios Margaronis	59	Class I Director and President
Ioannis Zafirakis	43	Class I Director, Chief Operating Officer and Secretary
Andreas Michalopoulos	43	Chief Financial Officer and Treasurer
Maria Dede	42	Chief Accounting Officer
William (Bill) Lawes	71	Class II Director
Konstantinos Psaltis	76	Class II Director
Kyriacos Riris	65	Class II Director
Boris Nachamkin	81	Class III Director
Apostolos Kontoyannis	66	Class III Director
Semiramis Paliou	40	Class III Director

The term of our Class II directors expires in 2016, the term of our Class III directors expires in 2017 and the term of our Class I directors expires in 2018.

The business address of each officer and director is the address of our principal executive offices, which are located at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece.

Biographical information with respect to each of our directors and executive officers is set forth below.

Simeon P. Palios has served as our Chief Executive Officer and Chairman since February 21, 2005 and as a Director since March 9, 1999 and has served as the Chief Executive Officer and Chairman of Diana Containerships Inc. since January 13, 2010. Mr. Palios also serves currently as the President of Diana Shipping Services S.A., our management company. Prior to November 12, 2004, Mr. Palios was the Managing Director of Diana Shipping Agencies S.A. Since 1972, when he formed Diana Shipping Agencies S.A., Mr. Palios has had the overall responsibility of the activities. Mr. Palios has experience in the shipping industry since 1969 and expertise in technical and operational issues. He has served as an ensign in the Greek Navy for the inspection of passenger boats on behalf of Ministry of Merchant Marine and is qualified as a naval architect and marine engineer. Mr. Palios is a member of various leading classification societies worldwide and he is a member of the board of directors of the United Kingdom Freight Demurrage and Defense Association Limited. He holds a bachelor’s degree in Marine Engineering from Durham University.

Anastasios C. Margaronis has served as our President and as a Director since February 21, 2005 and has served as the Director and President of Diana Containerships Inc. since January 13, 2010. Mr. Margaronis also serves as an employee of Diana Shipping Services S.A. Prior to February 21, 2005, Mr. Margaronis was employed by Diana Shipping Agencies S.A. and performed on our behalf the services he now performs as President. He joined Diana Shipping Agencies S.A. in 1979 and has been responsible for overseeing our insurance matters, including hull and machinery, protection and indemnity and war risks cover. Mr. Margaronis has experience in the shipping industry, including in ship finance and insurance, since 1980. He is a member of the Greek National Committee of the American Bureau of Shipping and a member of the board of directors of the United Kingdom Mutual Steam Ship Assurance Association (Bermuda) Limited. He holds a bachelor’s degree in Economics from the University of Warwick and a master’s of science degree in Maritime Law from the Wales Institute of Science and Technology.

Ioannis G. Zafirakis serves as our Director, Chief Operating Officer and Secretary. He also serves as Director, Chief Operating Officer and Secretary of Diana Containerships Inc. He is also the head of the Corporate Planning and Governance department of Diana Shipping Services S.A., where he also serves as Director and Treasurer. Since June 1997 and up to February 2005 Mr. Zafirakis was employed by Diana Shipping Agencies S.A. where he held a number of positions in its finance and accounting department. Mr. Zafirakis is also a member of the Business Advisory Committee of the MSc in International Shipping and Finance at ICMA Centre, Henley Business School, University of Reading. He holds a bachelor’s degree in Business Studies from City University Business School in London and a master’s degree in International Transport from the University of Wales in Cardiff.

Andreas Michalopoulos has served as our Chief Financial Officer and Treasurer since March 8, 2006 and has served in these positions with Diana Containerships Inc. since January 13, 2010. Mr. Michalopoulos started his career in 1993 when he joined Merrill Lynch Private Banking in Paris. In 1995, he became an International Corporate Auditor with Nestle SA based in Vevey, Switzerland and moved in 1998 to the position of Trade Marketing and Merchandising Manager. From 2000 to 2002, he worked for McKinsey and Company in Paris, France as an Associate Generalist Consultant before joining a major Greek Pharmaceutical Group with U.S. R&D activity as a Vice President of International Business Development and Member of the Executive Committee in 2002 where he remained until 2005. From 2005 to 2006, he joined Diana Shipping Agencies S.A. as a Project Manager. Mr. Michalopoulos graduated from Paris IX Dauphine University with Honors in 1993 obtaining an MSc in Economics and a master’s degree in Management Sciences specialized in Finance. In 1995, he also obtained a master’s degree in Business Administration from Imperial College, University of London. Mr. Andreas Michalopoulos is married to the youngest daughter of Mr. Simeon Palios.

Maria Dede has served as our Chief Accounting Officer since September 1, 2005 during which time she has been responsible for all financial reporting requirements. Mrs. Dede has also served as an employee of Diana Shipping Services S.A. since March 2005. In 2000, Mrs. Dede joined the Athens branch of Arthur Andersen, which merged with Ernst and Young (Hellas) in 2002, where she served as an external auditor of shipping companies until 2005. From 1996 to 2000, Mrs. Dede was employed by Venus Enterprises S.A., a ship-management company, where she held a number of positions primarily in accounting and supplies. Mrs. Dede holds a bachelor’s degree in Maritime Studies from the University of Piraeus and a master’s degree in business administration from ALBA Graduate Business School.

William (Bill) Lawes has served as a Director and the Chairman of our Audit Committee since March 2005. Mr. Lawes served as a Managing Director and a member of the Regional Senior Management Board of JPMorgan Chase (London) from 1987 until 2002. Prior to joining JPMorgan Chase, he was Global Head of Shipping Finance at Grindlays Bank. Since December 2007, he serves as an independent member of the Board of Directors and Chairman of the Audit Committee of Teekay Tankers Ltd. In January 2014, Mr. Lawes also joined the board of Tanker Investments Ltd. Mr. Lawes is qualified as a member of the Institute of Chartered Accountants of Scotland.

Konstantinos Psaltis has served as a Director since March 2005. From 1981 to 2006, Mr. Psaltis has served as Managing Director of Ormos Compania Naviera S.A., a company that specializes in operating and managing multipurpose container vessels and as from 2006 till today as a President of the same company. Prior to joining Ormos Compania Naviera S.A., Mr. Psaltis simultaneously served as a technical manager in the textile manufacturing industry and as a shareholder of shipping companies managed by M.J. Lemos. From 1961 to 1964, he served as ensign in the Royal Hellenic Navy. Mr. Psaltis is a member of the Germanischer Lloyds Hellas Committee. He holds a degree in Mechanical Engineering from Technische Hochschule Reutlingen & Wuppertal and a bachelor’s degree in Business Administration from Tubingen University in Germany.

Kyriacos Riris has served as a Director since March 2015. From 1998 Mr. Riris served in a series of positions in PricewaterhouseCoopers (PwC), Greece, including Senior Partner, Managing Partner of the Audit and the Advisory/Consulting Lines of Service. From 2009 to 2014, Mr. Riris served as Chairman of the Board of

Directors of PricewaterhouseCoopers (PwC), Greece. Prior to its merger with PwC, Mr. Riris was employed at Grant Thornton, Greece, where in 1984 he became a Partner. From 1976 to 1982 Mr. Riris was employed at Arthur Young, Greece. Mr. Riris holds a degree from Birmingham Polytechnic (presently Birmingham City University) and completed his professional qualifications with the Association of Certified Chartered Accountants (ACCA) in the UK in 1975, becoming a Fellow of the Association of Certified Accountants in 1985.

Boris Nachamkin has served as a Director and as a member of our Compensation Committee since March 2005. Mr. Nachamkin was with Bankers Trust Company, New York, for 37 years, from 1956 to 1993 and was posted to London in 1968. Upon retirement in 1993, he acted as Managing Director and Global Head of Shipping at Bankers Trust. Mr. Nachamkin was also the UK Representative of Deutsche Bank Shipping from 1996 to 1998 and Senior Executive and Head of Shipping for Credit Agricole Indosuez, based in Paris, between 1998 and 2000. Previously, he was a Director of Mercur Tankers, a company which was listed on the Oslo Stock Exchange, and Ugland International, a shipping company. He also serves as Managing Director of Seatrust Shipping Services Ltd., a private consulting firm and as a U.K. Director of Marine Money, a U.S.—based ship finance publication.

Apostolos Kontoyannis has served as a Director and as the Chairman of our Compensation Committee and a member of our Audit Committee effective since March 2005. Mr. Kontoyannis has over 35 years of experience in shipping finance and currently serves as financial consultant to various shipping companies. He was employed by Chase Manhattan Bank N.A. in Frankfurt (Corporate Bank), London (Head of Shipping Finance South Western European Region) and Piraeus (Manager, Ship Finance Group) from 1975 to 1987. Mr. Kontoyannis holds a bachelor’s degree in Finance and Marketing and a master’s degree in business administration in Finance from Boston University.

Semiramis Paliou has served as a Director since March 2015. Mrs. Paliou has almost 19 years of experience in shipping operations, technical management and crewing. Mrs. Paliou began her career at Lloyd’s Register of Shipping from 1996 to 1998 and she was then employed by Diana Shipping Agencies S.A. From 2007 to 2010 she was employed as a Director and President of Alpha Sigma Shipping Corp. Since 2010 she is the head of the operations, technical and crew department of Diana Shipping Services S.A. Mrs. Paliou obtained her BSc in Mechanical Engineering from Imperial College, London and her MSc in Naval Architecture from University College, London. She is the daughter of Simeon Palios, our Chief Executive Officer and Chairman, and is a member of the Greek committee of Det Norske Veritas and a member of the Greek committee of Nippon Kaiji Kyokai.

Committees and Corporate Governance Practices

We have established an Audit Committee, comprised of two board members, which is responsible for reviewing our accounting controls, recommending to the board of directors the engagement of our independent auditors, and pre-approving audit and audit-related services and fees. Each member is an independent director. As directed by its written charter, the Audit Committee is responsible for appointing, and overseeing the work of the independent auditors, including reviewing and approving their engagement letter and all fees paid to our auditors, reviewing the adequacy and effectiveness of the Company’s accounting and internal control procedures and reading and discussing with management and the independent auditors the annual audited financial statements.

In addition, we have established a Compensation Committee comprised of two members, which is responsible for establishing executive officers’ compensation and benefits. The members of the Audit Committee are Mr. William Lawes (Chairman and financial expert) and Mr. Apostolos Kontoyannis (member and financial expert) and the members of the Compensation Committee are Mr. Apostolos Kontoyannis (Chairman) and Mr. Boris Nachamkin (member).

We have established a Nominating Committee comprised of two members, which is responsible for identifying, evaluating and making recommendations to the Board of Directors for director nominees at annual meetings of shareholders or to otherwise fill vacancies on the Board of Directors. The members of the Nominating Committee are Mr. Konstantinos Psaltis (Chairman) and Mr. Kyriacos Riris.

We have established an Executive Committee comprised of the three executive directors, Mr. Simeon Palios, Mr. Anastasios Margaronis and Mr. Ioannis Zafirakis. The Executive Committee has, to the extent permitted by law, the powers of the Board of Directors in the management of the business and affairs of the Company.

We also maintain directors’ and officers’ insurance, pursuant to which we provide insurance coverage against certain liabilities to which our directors and officers may be subject, including liability incurred under U.S. securities law. Our executive directors have employment agreements, which, if terminated without cause, entitle them to continue receiving their basic salary through the date of the agreement’s expiration.

Crewing and Shore Employees

We crew our vessels primarily with Greek officers and Filipino officers and seamen. We are responsible for identifying our Greek officers, which are hired by our vessel owning subsidiaries. Our Filipino officers and seamen are referred to us by Crossworld Marine Services Inc., an independent crewing agency. The crewing agency handles each seaman’s training, travel and payroll. We ensure that all our seamen have the qualifications and licenses required to comply with international regulations and shipping conventions. Additionally, our seafaring employees perform most commissioning work and supervise work at shipyards and drydock facilities. We typically man our vessels with more crew members than are required by the country of the vessel’s flag in order to allow for the performance of routine maintenance duties.

The following table presents the number of shoreside personnel employed by our fleet manager and the number of seafaring personnel employed by our vessel owning subsidiaries as at December 31, 2014, 2013 and 2012.

	Year Ended December 31,
	2014	2013	2012
Shoreside	94	84	82
Seafaring	973	848	713

Total	1,067	932	795

DESCRIPTION OF NOTES

The following description is only a summary of certain provisions of the Notes and the Indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this section refer solely to Diana Shipping Inc., the issuer of the Notes, and not to any of its Subsidiaries.

General

The Notes will be issued under an indenture to be dated as of                     , 2015 (the “Base Indenture”), between us and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by a first supplemental indenture to be dated as of                     , 2015, between us and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Notes will initially be limited to $             aggregate principal amount (or $             if the underwriters exercise their option to purchase Additional Notes in full). The Indenture will not limit the amount of debt securities that we may issue under the Indenture and will provide that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes. Any additional debt securities having such similar terms (“Additional Notes”), together with the Notes, will constitute a single series of debt securities under the Indenture, including for purposes of voting and redemptions, and any Additional Notes issued as part of the same series as the Notes will be fungible with the Notes for United States federal income tax purposes or will have a separate CUSIP number than the Notes. No Additional Notes may be issued if an Event of Default (as defined herein) has occurred and is continuing with respect to the Notes. For the avoidance of doubt, so long as no Default (as defined herein) or Event of Default hereunder would result therefrom, nothing contained herein shall prohibit the Company from entering into commercial loans or bank debt, whether secured or unsecured, including without limitation, such debt that may be syndicated.

Other than as described under “—Certain Covenants,” the Indenture and the terms of the Notes will not contain any covenants restricting the operation of our business or our ability to incur debt or grant liens on our assets or that are designed to afford holders of the Notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Notes.

The Notes will mature on                     , 2020 and will bear interest at an annual rate of     % per year.

Interest on the Notes will accrue from and including                     , 2015, or, if interest has already been paid, from and including the last interest payment date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. We will make interest payments on the Notes quarterly on February 15, May 15, August 15, and November 15 of each year, beginning on August 15, 2015, to holders of record at the close of business on the February 1, May 1, August 1 or November 1 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date or the maturity date of the Notes falls on a day that is not a business day, the related payment of interest or principal, as the case may be, will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such interest payment date or the maturity date of the Notes, as the case may be, to such next business day.

The Notes will not be entitled to the benefit of any sinking fund.

The Notes will be issued only in fully registered form without coupons and in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). Except as described under “Book-entry System; Delivery and Form,” the Notes will not be issuable in certificated form.

Ranking

The Notes will be our unsubordinated unsecured obligations and will rank equally in right of payment with any senior and unsecured debt we may enter into in the future. The Notes will rank senior in right of payment to any future subordinated and unsecured indebtedness. The Notes will effectively rank junior to our current and any future secured indebtedness incurred by us, to the extent of the value of the assets securing such indebtedness. See “Risk Factors—The Notes will be unsecured obligations and will be effectively subordinated to our secured debt.”

The Notes will be obligations solely of the Company and will not be guaranteed by any of our subsidiaries. We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries. See “Risk Factors—Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on the Notes is structurally subordinated to the debt obligations of our subsidiaries.”

As of March 31, 2015, we had $542.6 million of outstanding indebtedness, all of which was secured.

Listing

We have applied to list the Notes on the NYSE under the symbol “DSXN.” We expect trading in the Notes to begin within 30 days after the original issue date of the Notes.

Optional Redemption

Except as described below and under “—Optional Redemption for Changes in Withholding Taxes,” the Notes will not be redeemable by us at our option prior to                     , 2017.

The Notes will be redeemable at our option, in whole or in part, at any time on or after                     , 2017 upon providing the holders not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but not including, the date fixed for redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Notwithstanding the foregoing, at any time prior to                     , 2017, we may also redeem the Notes, in whole or in part from time to time, at our option, upon not less than 30 and not more than 60 days’ notice (provided that notice of a redemption in connection with a satisfaction and discharge may be given more than 60 days prior to the redemption date), at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, to (but not including) the date of redemption.

Additionally, we or our affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices, in tender or exchange offers or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

If money sufficient to pay the redemption price of all of the Notes, or portions thereof, to be redeemed on the applicable redemption date is irrevocably deposited with the Trustee or paying agent on or before the applicable redemption date, then on and after such redemption date, interest will cease to accrue on such Notes, or such portion thereof, called for redemption and such Notes will be deemed to be no longer outstanding.

Selection for Redemption

If fewer than all of the Notes are to be redeemed at any time, the registrar will select the Notes, or portions thereof, to be redeemed, in compliance with the requirements of DTC, or if DTC prescribes no method of selection, on a pro rata basis, by lot or by any other method the registrar deems fair and reasonable; provided, however, that Notes, and portions thereof, selected for redemption shall only be in amounts of $25.00 or whole multiples of $25.00.

Notice of Redemption

Notices of redemption shall be provided at least 30 days but not more than 60 days before the applicable redemption date to each holder of Notes to be redeemed, which notice shall be provided by first-class mail to each holder of Notes to be redeemed at such holder’s address appearing in the register of Notes maintained by the registrar (or otherwise delivered in accordance with applicable DTC procedures). We will, at least 5 business days (unless a shorter time is acceptable to the Trustee) prior to the publication or sending of any notice of redemption of any Notes as described under this heading, furnish to the Trustee and the registrar written notice of redemption.

A notice of redemption will identify the Notes to be redeemed and will state the provision of the Indenture pursuant to which the Notes are being redeemed; the redemption date; the redemption price, including the portion thereof constituting accrued and unpaid interest; the amount of Additional Amounts (as defined below), if any, payable on the date fixed for redemption; the name and address of the paying agent; that Notes called for redemption must be surrendered to the paying agent to collect the redemption price; that unless we default in making the redemption payment on the Notes called for redemption, interest on such Notes will cease to accrue on and after the redemption date; if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed; if less than all of the Notes are to be redeemed, the aggregate principal amount of Notes to be outstanding after such redemption; and that the Notes called for redemption will become due on the date fixed for redemption.

Additional Amounts

All payments made by or on behalf of the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of Marshall Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each a “Specified Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Notes, the Company will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by a holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)	any Taxes that would not have been so imposed but for the holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction, including any such connection arising as a result of such holder or beneficial owner (i) being organized under the laws of, or otherwise being or having been a domiciliary, citizen, resident or national thereof, (ii) being or having been engaged in a trade or business therein, (iii) having or having had its principal office located therein, (iv) maintaining a permanent establishment therein, (v) being or having been physically present therein, or (vi) otherwise having or having had some connection with the Specified Tax Jurisdiction (other than, in each case, any present or former connection arising as a result of the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);

(2)	any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(3)	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;

(4)	any Taxes imposed as a result of the failure of the holder or beneficial owner of the Notes to complete, execute and deliver to the Company (but only if such holder or beneficial owner can do so without undue hardship) any form or document to the extent applicable to such holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Company in order to enable the Company to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 30 days of a written request therefor by the Company;

(5)	any Taxes that would not have been so imposed but for the holder having presented a note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);

(6)	any Taxes imposed on or with respect to any payment by the Company to the holder if such holder is (i) a fiduciary, a partnership, a limited liability company or other fiscally transparent entity, or (ii) a person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a partner or a member of such partnership, limited liability company or other fiscally transparent entity or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, partner, member or beneficial owner been the direct holder of such note;

(7)	any Taxes that are required to be deducted or withheld on a payment pursuant to European Council Directive 2003/48/EC or any law implementing, or introduced in order to conform to, such directive;

(8)	any Taxes imposed under FATCA (as defined below); or

(9)	any combination of items (1) through (8) above.

For purposes of this section, FATCA shall mean Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date of the Notes (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury Regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

If the Company becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Company will deliver to the Trustee and paying agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company will notify the Trustee and paying agent promptly thereafter but in no event later than five calendar days prior to the date of payment) an officers’ certificate stating the fact that Additional Amounts will be payable and the amount so payable. The officers’ certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. The Trustee and paying agent will be entitled to rely solely on such officers’ certificate as conclusive proof that such payments are necessary. The Company will provide the Trustee and paying agent with documentation satisfactory to the Trustee and paying agent evidencing the payment of Additional Amounts.

The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Company will provide the Trustee and paying agent with an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of the Taxes so withheld or deducted. Upon written request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and paying agent to the holders of the Notes.

Whenever in the Indenture there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company will indemnify a holder, within 10 business days after written demand therefor, for the full amount of any Taxes paid by such holder to a governmental authority of a Specified Tax Jurisdiction, on or with respect to any payment by on or account of any obligation of the Company to withhold or deduct an amount on account of Taxes for which the Company would have been obligated to pay Additional Amounts hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Company by a holder will be conclusive absent manifest error.

The Company will pay any present or future stamp, court, issue, registration or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, and the Company will indemnify the holders for any such taxes paid by such holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized or any political subdivision or authority or agency thereof or therein.

Optional Redemption for Changes in Withholding Taxes

The Company may redeem the Notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ written notice (which notice will be irrevocable), at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest to, but excluding, the date fixed for redemption and any Additional Amounts (if any) then due and which will become due on the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), in the event that the Company determines in good faith that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to the Company (including making payment through a paying agent located in another jurisdiction), as a result of:

(1)	a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the date of the Indenture (or, if the Specified Tax Jurisdiction became a Specified Tax Jurisdiction on a date after the date of the Indenture, on or after such later date); or

(2)	any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the Indenture (or, if the Specified Tax Jurisdiction became a Specified Tax Jurisdiction on a date after the date of the Indenture, on or after such later date).

Notwithstanding the foregoing, no notice of redemption for changes in withholding taxes may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due. At least two business days before the Company provides notice of redemption of the Notes as described above under “Notice of Redemption,” the Company will deliver to the Trustee and paying agent (a) an officers’ certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (b) an opinion of independent legal counsel of recognized standing satisfactory to the Trustee and paying agent that the Company has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.

The Trustee and paying agent will accept and will be entitled to conclusively rely upon the officers’ certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the holders.

Certain Covenants

The Indenture includes the following restrictive covenants. Certain defined terms relevant to the covenants are set forth under “—Certain Definitions and Interpretations” below.

(a) Limitation on Borrowings. The Company shall not permit Net Borrowings to equal or exceed 70% of Total Assets.

(b) Limitation on Minimum Tangible Net Worth. The Company shall ensure that Tangible Net Worth exceeds 20% of Total Assets.

(c) Reports. Following any Cross Default (as defined below), the Company shall promptly notify the Trustee of the occurrence of such Cross Default.

(d) Restricted Payments. If (i) an Event of Default or an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an Event of Default (a “Default”) has occurred and is continuing, (ii) an Event of Default or a Default would result therefrom, (iii) the Company is not in compliance with the covenant described under “—Limitation on Borrowings” or “—Limitation on Minimum Tangible Net Worth” in “Certain Covenants” hereof, or (iv) any payment of dividends or any form of distribution or return of capital by the Company or a Subsidiary would result in the Company not being in compliance with the covenant described under “—Limitation on Borrowings” or “—Limitation on Minimum Tangible Net Worth” in “Certain Covenants” hereof, then neither the Company nor any Subsidiary shall declare or pay any dividends or return any capital to its equity holders or authorize or make any other distribution, payment or delivery of property or cash to its equity holders (other than the Company or a Wholly-Owned Subsidiary of the Company), or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its equity interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding and held by persons other than the Company (other than the Company or a Wholly-Owned Subsidiary of the Company), or repay any loans that are subordinated in right of payment to the Notes to its equity holders (other than the Company or a Wholly-Owned Subsidiary of the Company) or set aside any funds for any of the foregoing purposes (“Restricted Payments”).

(e) Line of Business. The Company will not, and will not permit any of its Subsidiaries (other than an Immaterial Subsidiary) to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries, taken as a whole, it being understood that the Company and its Subsidiaries shall be deemed to be in compliance with the foregoing covenant if the Company or any of its Subsidiaries acquire another Person that is primarily engaged in Permitted Businesses or acquire business operations that primarily consist of Permitted Businesses and continue to operate such acquired Person’s operations or such acquired business operations, as the case may be.

(f) Limitation on Asset Sales. The Company shall not, and shall not permit any Subsidiary to, in the ordinary course of business or otherwise, sell, lease, convey, transfer or otherwise dispose of any of the Company’s or such Subsidiary’s, assets (including capital stock and warrants, options or other rights to acquire capital stock) (an “Asset Sale”), other than pursuant to a Permitted Asset Sale or a Limited Permitted Asset Sale, unless (A) the Company or a Subsidiary receives, consideration at the time of such Asset Sale at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the assets subject to such Asset Sale, and (B) within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Subsidiary shall apply all such Net Proceeds to:

(1)	repay or prepay indebtedness under any Credit Facility or other Vessel financing secured by a lien on assets of the Company or any Subsidiary (including, without limitation, any bareboat charter or similar arrangement);

(2)	acquire all or substantially all of the assets of, or any Capital Stock of, a person primarily engaged in a Permitted Business; provided, that in the case of the acquisition of Capital Stock of any Person, such Person is or becomes a Subsidiary of the Company and will be subject to all restrictions described in this “Description of Notes” as applying to Subsidiaries of the Company existing on the date of this prospectus;

(3)	make a capital expenditure (including, without limitation, making any payments with respect to dry docking of Vessels or under newbuilding contracts, bareboat charters, charters-in or other Vessel acquisition agreements);

(4)	acquire other assets that are not classified as current assets under US GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels and Related Assets);

(5)	repay unsecured senior indebtedness of the Company or any Subsidiary (including any redemption, repurchase, retirement or other acquisition of the Notes); and

(6)	any combination of the transactions permitted by the foregoing clauses (1) through (5),

provided, that any sale, assignment, conveyance, transfer or lease of all or substantially all of the Company’s properties and assets to any person or persons (whether in a single transaction or a series of related transactions) will be governed by the provisions described under the captions “—Change of Control Permits Holders to Require us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets” and not by the provisions of this “—Limitation on Asset Sales.”

A (1) binding contract to apply Net Proceeds in accordance with clauses (2) through (4) above shall toll the 365-day period in respect of such Net Proceeds or (2) determination by the Company to apply all or a portion of such Net Proceeds toward the exercise of an outstanding purchase option contract shall toll the 365-day period in respect of such Net Proceeds or portion thereof, in each case, for a period not to exceed 365 days or, in the case of a binding contract to acquire one or more Vessels, until the end of the construction or delivery period specified in such binding contract, as the same may be extended, from the expiration of the aforementioned 365-day period, provided that such binding contract and such determination by the Company, in each case, shall be treated as a permitted application of Net Proceeds from the date of such binding contract or determination until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of a construction contract or any exercised purchase option contract, the date of expiration or termination of such construction contract or exercised purchase option contract and (ii) in all other cases, the 365th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, the Company or any of its subsidiaries may apply Net Proceeds to the repayment or reduction of outstanding indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If a Limited Permitted Asset Sale (as defined below) occurs at any time, the Company must, within 30 days after receipt of Net Proceeds of such Limited Permitted Asset Sale, make an offer to purchase Notes having a principal amount equal to the Excess Proceeds of such Limited Permitted Asset Sale. The price that the Company will be required to pay (the “Limited Permitted Asset Sale Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Limited Permitted Asset Sale Purchase Date (as defined below), subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. If the offer to purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of $25.00 principal amount will be purchased. The “Limited Permitted Asset Sale Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of the Company’s Limited Permitted Asset Sale notice as described below. Any Notes purchased by the Company will be paid for in cash. See “—Offer to Purchase.”

The determination as to whether Fair Market Value has been received in an Asset Sale and whether an Asset Sale constitutes a Permitted Asset Sale or Limited Permitted Asset Sale shall be made as of the time the agreement for such Asset Sale is entered into.

(h) Compliance Certificate. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate signed by two of the Company’s officers, one of which shall be the principal executive, principal financial or principal accounting officer of the Company, stating that, in the course of the performance by the signing Officers of their duties as Officers, they would normally have knowledge of any default by the Company in the performance of any of its obligations in the Indenture, and a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company is not in Default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto). The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an officers’ certificate of any Event of Default described under “—Events of Default” and any event of which it becomes aware that with the giving of notice or the lapse of time would become such an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

Certain Definitions and Interpretations

For purposes of the foregoing provisions, the following definitions shall apply:

“Applicable Premium” means, with respect to the applicable principal amount of Notes on any applicable redemption date or date of deposit, the greater of:

(1) 1.0% of the then outstanding principal amount of such Notes; and

(2) the excess, if any, of:

(a) the present value at such redemption date or date of deposit of (i) the redemption price of such Notes at                     , 2017 (such redemption price being set forth above under the heading “Optional Redemption”) plus (ii) all required interest payments due on the Notes through                     , 2017 (excluding accrued but unpaid interest) had such Notes been redeemed on such date, computed using a discount rate equal to the Treasury Rate as of such redemption date or date of deposit plus 50 basis points; over

(b) the then outstanding principal amount of such Notes.

“Cash and Cash Equivalents” means the Company’s cash and cash equivalents, excluding any cash that is classified as current or non-current restricted cash as determined in accordance with US GAAP.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, any debt or commercial paper facilities or debt securities with banks or other lenders providing for revolving loans, term loans, letters of credit or other borrowings or any agreement treated as a finance or capital lease if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified Person prepared in accordance with US GAAP.

“Cross Default” means the occurrence, with respect to any debt of the Company or any Subsidiary (other than debt owed to the Company or any Subsidiary) having an aggregate principal amount of $25.0 million or more in the aggregate for all such debt of all such Persons, of (i) an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within any applicable grace period.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by a principal financial officer or principal accounting officer of the Company; provided that such determination shall be made by the Board of Directors of the Company (or committee thereof to which the Board of Directors has delegated its authority) in the case of any asset or property whose Fair Market Value is in excess of $25.0 million.

“Immaterial Subsidiary” means any Subsidiary the net book value of whose assets or revenues is not in excess of 10% of the net book value of the consolidated Total Assets or consolidated vessel revenue of the Company and its Subsidiaries as set out in the annual audited consolidated financial statements of the Company and its Subsidiaries for the immediately preceding fiscal year, provided that, at no time shall (a) the total assets of all Immaterial Subsidiaries exceed 10% of the consolidated Total Assets of the Company and its Subsidiaries or (b) the total vessel revenues calculated with respect to all Immaterial Subsidiaries (calculated on a stand-alone basis), in the aggregate, exceed 10% of the consolidated vessel revenue of the Company and its Subsidiaries, in each case as set out in the annual audited consolidated financial statements of the Company and its Subsidiaries for the immediately preceding fiscal year.

“Limited Permitted Asset Sale” means any Asset Sale, other than a Permitted Asset Sale, of any of the Company’s or its Subsidiaries’ assets (in the ordinary course of business or otherwise) during a single fiscal year, in a single transaction or series of transactions (i) the Net Proceeds of which have not been applied pursuant to clauses (1) through (6) in accordance with the requirements set forth in “—Limitation on Asset Sales,” and (ii) at the time of which the Company, or a Subsidiary, receives consideration at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the assets subject to such Asset Sale. Any Net Proceeds that are not applied or invested as provided in (i) above and are in excess of the amount provided for in clause (2) of the definition of Permitted Asset Sale will constitute “Excess Proceeds.” For the avoidance of doubt, a Limited Permitted Asset Sale may occur only once. Following the first occurrence of a Limited Permitted Asset Sale, no further Limited Permitted Asset Sale shall be permitted.

“Net Borrowings” means the aggregate of the following, without duplication, as of the most recently completed fiscal quarter of the Company for which its published financial statements are available:

(a) Total Borrowings; less

(b) Cash and Cash Equivalents.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any other consideration received in the form of the cancellation or assumption by the purchaser of indebtedness or other obligations in relation to such Asset Sale or received in any other non-cash form and not disposed of for cash), net of fees, commissions, expenses and other direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, title and recording tax fees and sales and brokerage commissions, and any relocation expenses and severance or shutdown costs incurred as a result of such Asset Sale), (b) all federal, state, provincial, foreign and local taxes paid or payable as a result of the Asset Sale, (c) any escrow or reserve for adjustment in respect of the sale price of such assets or property established in accordance with US GAAP and any reserve in accordance with US GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, except to the extent that such proceeds are released from any such escrow or to the extent such reserve is reduced or eliminated, and (d) any indebtedness required by its terms to be repaid, repurchased, redeemed or otherwise retired upon the applicable Asset Sale.

“Permitted Asset Sale” means:

(1) any sale, assignment, conveyance, transfer or other disposition of (i) common stock, or securities convertible into or exchangeable for common stock, of Diana Containerships Inc. beneficially owned, directly or indirectly, by the Company as of                     , 2015 (the “Issue Date Diana Containerships Holdings”) or (ii) common stock, or securities convertible into or exchangeable for common stock, of Diana Containerships Inc. that are received by the Company or any subsidiary as dividends or distributions in respect of the Issue Date Diana Containerships Holdings;

(2) any Asset Sale of any of the Company’s or its Subsidiaries’ assets (in the ordinary course of business or otherwise) in any transaction or series of transactions, such that (A) at the time of any Asset Sale included as a Permitted Asset Sale pursuant to this clause (2), the aggregate market value of all assets subject to such Asset Sales included as a Permitted Asset Sale pursuant to this clause (2) during any fiscal year may be up to (and including) 25% of the aggregate Fair Market Value of all of the Company’s and the Company’s Subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal quarter and (B) the Company receives, or a Subsidiary receives, consideration at least equal to the Fair Market Value of the assets subject to such Asset Sale;

(3) (a) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel, (b) the destruction of a Vessel, (c) damage to a Vessel to an extent as shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use (other than obsolescence) or (d) the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Vessel that shall not be revoked within 30 days, in each case as determined in good faith by the Board of Directors of the Company, provided that, at the time of any event described in (a) through (d) of this paragraph, the aggregate market value of all assets included as a Permitted Asset Sale pursuant to this paragraph during any fiscal year may not exceed 10% of the aggregate Fair Market Value of all of the Company’s and the Company’s Subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal quarter; and

(4) (a) a transfer of assets or issuances of equity or other securities among the Company and any of its Wholly-Owned Subsidiaries; (b) any transaction consummated in compliance with “Change of Control Permits Holders to Require us to Purchase Notes” and “Consolidation, Merger and Sales of Assets”; (c) the sale or abandonment of property or equipment (other than Vessels) that has become worn out, obsolete, damaged, unusable, otherwise unsuitable or no longer economically practicable for use in connection with the business of the Company or the relevant Subsidiary, as the case may be; (d) any Restricted Payment made in compliance with “Certain Covenants—Restricted Payments”; (e) investments made by the Company or any Subsidiary; (f) any casualty loss, taking under power of eminent domain or by condemnation or similar proceeding of any property or assets of the Company or any Subsidiary (other than Vessels); (g) the leasing, occupancy agreements or subleasing of property or licensing or sublicensing of intellectual property in the ordinary course of business or in accordance with industry practice; (h) the grant of liens on assets or property of the Company or any Subsidiary; (i) or any realization on liens on or any transfer in lieu of foreclosure of assets or property of the Company or any Subsidiary, in each case, that does not otherwise constitute an Event of Default (provided that, in the case of any realization of a lien on a Vessel or the transfer in lieu of foreclosure of a Vessel, any Net Proceeds from such realization or transfer shall be applied as provided in the first paragraph of “Certain Covenants—Limitation on Asset Sales”); (j) chartering of Vessels and licenses of intellectual property; (k) the transfer of property or assets in the form of a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; (l) the entering into or unwinding of obligations under any hedging agreement; (m) the sale or disposition of any assets or property received as a result of a foreclosure or other similar proceeding or in connection with a transfer in lieu of a foreclosure by the Company or any of its Subsidiaries; (n) a disposition of leasehold improvements or leased assets in connection with the termination of any lease; (o) the sale of interests in a joint venture pursuant to customary put-call or buy-sell arrangements; (p) any disposition of inventory or other assets in the ordinary course of business, (q) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business; and (r) the disposition of cash, cash equivalents and marketable securities.

“Permitted Business” means (i) any business engaged in by the Company or any of its Subsidiaries on the issue date of the Notes, (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses described in clause (i) of this definition and (iii) any business in the direct or indirect ownership, management, operation and chartering of Vessels and any business incidental thereto.

“Person,” except as used in the definition of “Change of Control,” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Related Assets” means (a) any insurance policies and contracts from time to time in force with respect to a Vessel, (b) the capital stock of any Subsidiary of the Company owning one or more Vessels and related assets, (c) any requisition compensation payable in respect of any compulsory acquisition of a Vessel, (d) any earnings derived from the use or operation of a Vessel and/or any earnings account with respect to such earnings, (e) any charters, operating leases, contracts of affreightment, Vessel purchase options and related agreements entered and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease, Vessel purchase option or agreement, (f) any cash collateral account established with respect to a Vessel pursuant to the financing arrangement with respect thereto, (g) any building, dry docking, conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder’s obligations under such contract and (h) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of a Vessel and any asset reasonably related, ancillary or complementary thereto.

“Subsidiary” means with respect to any Person, any other Person the majority of whose Voting Stock is owned by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person. Where the term “Subsidiary” is used, unless the context otherwise requires, such term shall mean a Subsidiary of the Company.

“Tangible Net Worth” means the consolidated total shareholders’ equity (including retained earnings) of the Company and its consolidated Subsidiaries, minus goodwill and other intangible items (other than favorable charter agreements recorded in connection with purchase accounting under US GAAP and, for the avoidance of doubt, vessel acquisition or construction agreements), as of the most recently completed fiscal quarter for which published financial statements of the Company are available.

“Total Assets” means, in respect of the Company, all of the assets of the Company and its Subsidiaries, on a consolidated basis, of the types presented on its consolidated balance sheet, as of the most recently completed fiscal quarter of the Company for which its published financial statements are available.

“Total Borrowings” means the aggregate of the following, without duplication of the Company and its Subsidiaries on a consolidated basis:

(a) the outstanding principal amount of any moneys borrowed; plus

(b) the outstanding principal amount of any acceptance under any acceptance credit; plus

(c) the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d) the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which obligation is required to be classified and accounted for as a capital lease obligation under US GAAP, and, for purposes of the Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with US GAAP; plus

(e) the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under US GAAP); plus

(f) the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus

(h) the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by Diana Shipping Inc. to the extent that such guaranteed indebtedness is determined and given a value in respect of the Company and its Subsidiaries on a consolidated basis in accordance with US GAAP;

in each case, (i) only to the extent any of the foregoing is reflected as a liability on the face of the consolidated balance sheet of the Company and its Subsidiaries and (ii) calculated as of the end of the most recently completed fiscal quarter of the Company for which its published financial statements are available.

Notwithstanding the foregoing, “Total Borrowings” shall not include (i) any indebtedness or obligations arising from derivative transactions entered into not for speculative purposes and for purposes of managing or protecting against interest rate, commodity or currency fluctuations or (ii) any preferred stock.

“Treasury Rate” means, as of the applicable redemption date or date of deposit, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date or date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to                     , 2017 provided, however, that if the period from such redemption date or date of deposit to                     , 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“US GAAP” means generally accepted accounting principles in the United States, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the issue date of the Notes.

“Vessels” means one or more shipping vessels primarily designed and utilized for the transport of cargo, including, without limitation, bulk carriers, freighters, general cargo carriers, containerships and tankers, but excluding passenger vessels, or which are otherwise engaged, used or useful in any business activities of the Company and its Subsidiaries, in each case together with all related spares, equipment and any additions or improvements.

“Voting Stock” of any specified Person as of any date means the capital stock or other equity interests of such Person that is at the time entitled to vote in the election of the board of directors (or other similar governing body) of such Person.

“Wholly-Owned Subsidiary” means, with respect to a Person, a Subsidiary of such Person all of whose outstanding capital stock or other equity interests of which (other than directors’ qualifying shares) are owned by such Person or by one or more direct or indirect Wholly-Owned Subsidiaries of such Person. Where the term “Wholly-Owned Subsidiary” is used, unless the context otherwise requires, such term shall mean a Wholly-Owned Subsidiary of the Company.

For purposes of the foregoing provisions and definitions, any accounting term, phrase, calculation, determination or treatment used, required or referred to in this Certain Covenants section is to be construed in accordance with US GAAP in effect as of the date of issuance of the Notes. To the extent any line item referred in this Certain Covenants section is not presented by the Company in its financial statements, the Company shall use the line item that is, in its good-faith judgment, is the most comparable line item that is presented by the Company.

Change of Control Permits Holders to Require Us to Purchase Notes

If a Change of Control (as defined below) occurs at any time, holders of Notes will have the right, at their option, to require us to purchase for cash any or all of such holder’s Notes, or any portion of the principal amount thereof, that is equal to $25 or multiples of $25. The price we are required to pay (the “Change of Control Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to (but not including) the Change of Control Purchase Date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. The “Change of Control Purchase Date” will be a date specified by us that is not less than 30 or more than 60 calendar days following the date of our Change of Control notice as described below. Any Notes purchased by us will be paid for in cash. See “—Offer to Purchase.”

A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if

(1)	any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

(3)	“Continuing Directors” (as defined below) cease to constitute at least a majority of the Company’s board of directors; or

(4)	if after the Notes are initially listed on the NYSE or another national securities exchange, the Notes fail, or at any point cease, to be listed on the NYSE or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on the NYSE or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

Notwithstanding the foregoing: (A) any holding company whose only significant asset is Equity Interests of the Company or any direct or indirect parent of the Company shall not itself be considered a “Person” for purposes of this definition; (B) the transfer of assets between or among the Wholly-Owned Subsidiaries or the Company shall not itself constitute a Change of Control; (C) a “Person” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement; and (D) a transaction in which the Company becomes a Subsidiary of another Person that is not a natural person (a “New Parent”) shall not be a Change of Control under clause (1) or (2) above if no Person is the “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such New Parent.

“Continuing Director” means a director who either was a member of the Company’s Board of Directors on the issue date of the Notes or who becomes a member of the Company’s Board of Directors subsequent to that date and whose election, appointment or nomination for election by the Company’s shareholders is duly approved by a majority of the continuing directors on the Company’s Board of Directors at the time of such approval by such election or appointment.

Offer to Purchase

On or before the 30th day after the occurrence of a Change of Control or a Limited Permitted Asset Sale, as the case may be, the Company will provide to all holders of the Notes and the Trustee and paying agent a written notice of the occurrence of the Change of Control or the Limited Permitted Asset Sale and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a Change of Control or Limited Permitted Asset Sale, as the case may be;

•	the date of the Change of Control or Limited Permitted Asset Sale, as the case may be;

•	the last date on which a holder may exercise the repurchase right;

•	the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable;

•	the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as the case may be;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to purchase their Notes.

Simultaneously with providing such notice, the Company will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on the Company’s website or through such other public medium as the Company may use at that time to achieve a broad dissemination of such notice (including, without limitation, a report on Form 6-K or current report on Form 8-K).

To exercise the Change of Control purchase right or Limited Permitted Asset Sale purchase right, a holder of Notes must deliver, on or before the third business day (or as otherwise provided in the notice provided for above) immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Purchase Notice” on the reverse side of the Notes duly completed, to the paying agent. Such purchase notice must:

•	if certificated, state the certificate numbers of the Notes to be delivered for purchase;

•	if not certificated, comply with requisite DTC procedures;

•	state the portion of the principal amount of Notes to be purchased, which must be $25 or a multiple thereof; and

•	state that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Indenture.

The holder of such Notes may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable. The notice of withdrawal shall:

•	state the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, state the certificate numbers of the withdrawn Notes;

•	if not certificated, comply with requisite DTC procedures; and

•	state the principal amount, if any, which remains subject to the purchase notice.

The Company will be required to purchase the Notes on the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as the case may be. The holder of such Notes will receive payment of the

Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable, on the later of the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, and the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the Change of Control Purchase Price or Limited Permitted Asset Sale Purchase Price, as applicable, of the Notes on the Change of Control Purchase Date or the Limited Permitted Asset Sale Purchase Date, as applicable, then:

•	the Notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

•	all other rights of the holder of such Notes will terminate (other than the right to receive the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable).

In connection with any offer to purchase Notes pursuant to a Change of Control purchase notice or Limited Permitted Asset Sale purchase notice, as applicable, the Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or Limited Permitted Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with any applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

No Notes may be purchased at the option of holders thereof upon a Change of Control or a Limited Permitted Asset Sale if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The Change of Control purchase rights of the holders of Notes could discourage a potential acquirer of us. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term “Change of Control” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Change of Control may not protect holders of Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of Change of Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a Change of Control were to occur, we may not have enough funds to pay the Change of Control Purchase Price. Our ability to repurchase the Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on the Notes is structurally subordinated to the debt obligations of our subsidiaries.” If we fail to purchase the Notes when required following a Change of Control, we will be in default under the Indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase such indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The Company may not consolidate with or merge with or into, any other person or sell, assign, convey, transfer or lease all or substantially all of the Company’s properties and assets (whether in a single transaction or a series of related transactions) to any person or persons, unless:

•	the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of the Republic of the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable, as determined in good faith by the Board of Directors of the Company, to institutional lenders in the shipping industries;

•	expressly assumes by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, and any interest on, all Notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;

•	immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing; and

•	the Company shall have delivered to the Trustee, prior to the consummation of the proposed transaction, an officers’ certificate to the foregoing effect and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the Indenture.

Upon any consolidation, merger, sale, assignment, conveyance, transfer or lease of the properties and assets of the Company in accordance with the foregoing provisions, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture; and thereafter, except in the case of a lease, the Company shall be released from all obligations and covenants under the Indenture and the Notes.

The foregoing covenant shall not apply to any transfer of assets among the Company and its Wholly-Owned Subsidiaries.

Events of Default

The Notes are subject to the following events of default (each, an “Event of Default”):

(1)	failure to pay principal of or any premium when due;

(2)	failure to pay any interest when due, continued for 30 days;

(3)	failure to perform or comply with the provisions of the Indenture described in “Consolidation, Merger and Sale of Assets”;

(4)	failure to provide notice of a Change of Control or a Limited Permitted Asset Sale or to repurchase Notes tendered for repurchase following the occurrence of a Change of Control or a Limited Permitted Asset Sale in conformity with the covenant set forth under the caption “—Change of Control Permits Holders to Require us to Purchase Notes” or “—Limitation on Asset Sales,” respectively;

(5)	failure to perform any of the Company’s other covenants in the Indenture, continued for 60 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the outstanding Notes, as provided in the Indenture;

(6)

any debt (excluding debt owed to the Company or any Subsidiary) for borrowed money of the Company or any Subsidiary having an aggregate principal amount of $25.0 million or more in the aggregate for all such debt of all such Persons (i) is subject to an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) is subject to a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(7)	any final non-appealable judgment or decree for the payment of money in excess of $25.0 million (net of amounts covered by insurance) is entered against the Company and remains outstanding for a period of 90 consecutive days following entry of such final non-appealable judgment or decree and is not discharged, waived or stayed; and

(8)	certain events of bankruptcy, insolvency or reorganization affecting the Company or any significant Subsidiary.

The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes unless a written notice of such Default or Event of Default shall have been given to an officer of the Trustee with direct responsibility for the administration of the Indenture and the Notes, by the Company or any Holder of Notes.

If an Event of Default, other than an Event of Default described in clause (8) above, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes then outstanding and accrued and unpaid interest, if any, to be due and payable immediately. If an Event of Default described in clause (8) above occurs, the principal amount of the Notes then outstanding and accrued and unpaid interest, if any, will automatically become immediately due and payable.

The holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, interest or premium.

Notwithstanding the foregoing, if the Company so elects, the sole remedy under the Indenture for an Event of Default relating to the failure to comply with the Company’s reporting obligations to the Trustee and the SEC, as described under “—Reports” below, will, after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to (i) 0.25% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the date on which such Event of Default first occurs and on which such Event of Default is continuing; and (ii) 0.50% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the 91st day following, and including the date on which such Event of Default first occurs and on which such Event of Default is continuing. In the event the Company does not elect to pay the additional interest upon an Event of Default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes. On the 181st day after such Event of Default first occurs (if not waived or cured prior to such 181st day), such additional interest will cease to accrue, and the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other Events of Default.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, the Company must notify all holders of record of Notes and the Trustee and paying agent of such election on or before the close of business on the second business day prior to the date on which such Event of Default would otherwise occur. Upon the Company’s failure to timely give such notice or pay additional interest, the Notes will be immediately subject to acceleration as provided above.

The Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Subject to the Indenture and applicable law and upon providing indemnification satisfactory to the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Indenture will provide that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of his or her own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy under the Indenture (except actions for payment of overdue principal and interest), unless:

•	such holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

•	the holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee security or indemnity satisfactory to it, against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the Trustee for 60 days after its receipt of such notice, request and offer of security or indemnity has failed to institute such proceedings; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes; it being understood and intended that no one or more of such holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such holders, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such holders.

However, notwithstanding any other provision in the Indenture, the holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest, if any, on such Note on the stated maturity date (or, in the case of redemption, on the applicable redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding Notes may waive any Default or Event of Default unless:

•	we fail to pay the principal of or any interest on any Note when due;

•	we fail to comply with any of the provisions of the Indenture that would require the consent of the holder of each outstanding Note affected.

The Indenture provides that within 30 days after a responsible officer of the Trustee receives written notice of a Default, the Trustee shall transmit by mail to all holders of Notes, notice of such Default hereunder, unless such Default shall have been cured or waived. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the best interest of the holders of Notes.

Each holder of Notes shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the Change of Control Purchase Price or Limited Permitted Asset Sale Purchase Price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	Additional Amounts, if any, on

such holder’s Notes, on or after the respective due dates expressed or provided for in the Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Modification and Waiver

The Company and the Trustee may amend or supplement the Indenture with respect to the Notes with the consent (including consents obtained in connection with any tender offer or exchange offer) of the holders of a majority in aggregate principal amount of the outstanding Notes. In addition, the holders of a majority in aggregate principal amount of the outstanding Notes may waive the Company’s compliance in any instance with any provision of the Indenture without notice to the other holders of Notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding Notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of or any interest on the Notes (other than modifications to the provisions described above under “—Change of Control Permits Holders to Require us to Purchase Notes” or “—Limitation on Asset Sales”);

•	reduce the principal amount of or interest on the Notes;

•	reduce the interest rate applicable to the Notes;

•	change the currency of payment of principal of or interest on the Notes or change any Note’s place of payment;

•	impair the right of any holder to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Notes;

•	subordinate the Notes in right of payment;

•	reduce the Company’s obligation to pay Additional Amounts on any Note;

•	waive a Default or Event of Default in the payment of the principal of or interest, if any, on any Note (except a rescission of acceleration of the Notes by the holders of at least a majority in principal amount of the outstanding Notes and a waiver of the payment Default that resulted from such acceleration);

•	waive a redemption payment with respect to any Note or change any of the provisions with respect to the redemption of the Notes (other than modifications to the provisions described above under “—Change of Control Permits Holders to Require us to Purchase Notes” or “—Limitation on Asset Sales”); or

•	modify provisions with respect to modification, amendment or waiver (including waiver of Events of Default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of the Notes.

The Company and the Trustee may amend or supplement the Indenture or the Notes without notice to, or the consent of, the holders of the Notes to:

•	cure any ambiguity, omission, defect or inconsistency;

•	conform the text of the Indenture or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of such text in the Indenture or the Notes, as evidenced by an officers’ certificate to that effect;

•	provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;

•	add guarantors or obligors with respect to the Indenture or the Notes;

•	make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with the Indenture would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders of Notes to transfer Notes;

•	provide for the assumption by a successor Person of the Company’s obligations under the Notes and the Indenture in accordance with the provisions of the Indenture;

•	secure the Notes;

•	add to the covenants or rights for the benefit of the holders of the Notes or surrender any right or power conferred upon the Company or any of its Subsidiaries;

•	comply with the rules of any applicable securities depository;

•	provide for uncertificated Notes in addition to or in place of certificated Notes;

•	comply with the requirements of the TIA and any rules promulgated under the TIA; or

•	make any change that does not adversely affect the rights of any holder of Notes in any material respect.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to the holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all the holders of the Notes, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The Company may satisfy and discharge our obligations under the Indenture by delivering to the registrar for cancellation all outstanding Notes or depositing with the Trustee or delivering to the holders, as applicable, after all outstanding Notes have become due and payable, or will become due and payable at their stated maturity within one year (including as a result of redemption at the option of the Company), cash sufficient to pay and discharge the entire indebtedness of all outstanding Notes and all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

Defeasance

The Company may terminate at any time all of its obligations with respect to the Notes and the Indenture, which we refer to as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company may also terminate at any time its obligations with respect to the Notes under the covenants described under “—Change of Control Permits Holders to Require us to Purchase Notes,” “—Certain Covenants” and “—Reports,” the operation of certain Events of Default, which we refer to as “covenant defeasance.” The Company may exercise the legal defeasance option notwithstanding its prior exercise of the covenant defeasance option.

If the Company exercises its legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises the covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), clause (5) (with respect to the covenants described under “—Certain Covenants” or “—Reports”), clause (6) or clause (7).

The legal defeasance option or the covenant defeasance option with respect to the Notes may be exercised only if:

(1)	the Company irrevocably deposits in trust with the Trustee cash or U.S. Government obligations or a combination thereof sufficient, in the opinion of a firm of certified public accountants or a nationally-recognized valuation firm reasonably acceptable to the Trustee, for the payment of principal of and interest and Additional Amounts, if any, on the Notes to maturity,

(2)	such legal defeasance or covenant defeasance does not constitute a Default under the Indenture or any other material agreement or instrument binding the Company (except for agreements relating to indebtedness being retired simultaneously or in connection with such legal defeasance or covenant defeasance),

(3)	no Default or Event of Default has occurred and is continuing on the date of such deposit and, with respect to covenant defeasance only (other than, if applicable, a Default or Event of Default with respect to the Notes resulting from the borrowing of funds to be applied to such deposits),

(4)	in the case of the legal defeasance option, the Company delivers to the Trustee an opinion of counsel stating that:

(a) it has received from the Internal Revenue Service a letter ruling, or there has been published by the Internal Revenue Service a Revenue Ruling, or

(b) since the date of the Indenture, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders and beneficial holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred,

(5)	in the case of the covenant defeasance option, the Company delivers to the Trustee an opinion of counsel to the effect that the holders and beneficial holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and

(6)	the Company delivers to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Transfer and Exchange

We will maintain an office in New York City where the Notes may be presented for registration of transfer or exchange. This office will initially be an office or agency of the Trustee. No service charge will be imposed by us, the Trustee or the registrar for any registration of transfer or exchange of Notes, but any tax or similar governmental charge required by law or permitted by the Indenture because a holder requests any Notes to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any Note surrendered for purchase except for any portion of that Note not being purchased.

We reserve the right to:

•	vary or terminate the appointment of the security registrar or paying agent; or

•	approve any change in the office through which any security registrar acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the Indenture. In the case of certificated Notes, payments will be made in U.S. dollars at the office of the Trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of Notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each Note is registered at the close of business on the record date for the interest payment.

Initially, the Trustee will be designated as our paying agent for payments on the Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders of Notes entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The registrar and paying agent (if other than the Trustee) will forward to the Trustee any Notes surrendered to them by holders of such Notes for transfer, exchange or payment. All Notes delivered to the Trustee shall be cancelled promptly by the Trustee in the manner provided in the Indenture and may not be reissued or resold. No Notes shall be authenticated in exchange for any Notes cancelled, except as provided in the Indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to us), purchase Notes in the open market or by tender offer at any price or by private agreement.

Reports

So long as any Notes are outstanding, the Company will (i) file with or furnish to the SEC within the time periods prescribed by its rules and regulations and applicable to the Company and (ii) furnish to the Trustee within 15 days after the date on which the Company would be required to file the same with or furnish the same to the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all financial information required to be contained in Form 20-F and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. The Company shall not be required to file or furnish any report or other information with the SEC if the SEC does not permit such filing or furnishing, although such reports will be required to be furnished to the Trustee. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the Trustee and the holders of the Notes as of the time such documents are filed via EDGAR, provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR.

Delivery of these reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of them will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively and conclusively on Officers’ Certificates).

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost Notes at the expense of the holder of such Notes upon delivery to the Trustee of the mutilated Notes, or evidence of the loss, theft or destruction of the Notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee, in its sole discretion, and us may be required at the expense of the holder of such Note before a replacement Note will be issued.

Notices

Except as otherwise described herein, notice to registered holders of the Notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the Trustee on our behalf and at our expense (and we will make any notice we are required to give to holders of Notes available on our website).

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for us as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture will provide that in case an Event of Default shall occur and be continuing (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it, in its sole discretion, against any loss, liability or expense.

Deutsche Bank Trust Company Americas will be the initial Trustee under the Indenture. Initially, the Trustee will also act as the paying agent, registrar and custodian for the Notes.

BOOK-ENTRY SYSTEM

Delivery and Form

Global Notes

We will issue the Notes in the form of one or more global notes in definitive, fully registered, book-entry form.

The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be effected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the Indenture has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

•	we determine not to have the Notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be fully protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

DESCRIPTION OF OTHER INDEBTEDNESS

Loan Facilities

As of March 31, 2015, we had $542.6 million of long term debt outstanding under our facilities, all of which was secured, with no additional availability.

Revolving Credit Facility

In February 2005, we entered into a $230.0 million secured revolving credit facility with the Royal Bank of Scotland, which was amended on May 24, 2006, to increase the facility amount to $300.0 million. The $300.0 million revolving credit facility was available in full until May 24, 2012. Since that date the available amount is reducing in semi-annual amounts of $15.0 million with a final reduction of $165.0 million together with the last semi-annual reduction on May 24, 2016. The credit facility bears interest ranging from 0.75% to 0.85% per annum over LIBOR.

The credit facility is secured by a first priority or preferred ship mortgage on 18 vessels of our fleet, assignment of all freights, earnings, insurances and requisition compensation. The lenders may also require additional security in the event we breach certain covenants under the credit facility, including a shortfall in the hull cover ratio.

The credit facility contains covenants including restrictions as to changes in management and ownership of the vessels, additional indebtedness, as well as minimum requirements regarding hull cover ratio, minimum liquidity per each vessel in the fleet mortgaged under or financed through the credit facility and other financial covenants. Furthermore, the Company is not permitted to pay any dividends that would result in a breach of the financial covenants of the facility.

Secured Term Loans:

In October 2009, our wholly-owned subsidiary Gala Properties Inc., entered into a $40.0 million loan agreement with Bremer Landesbank (“Bremer”) to partly finance the acquisition cost of the Houston. The loan is repayable in 40 quarterly installments of $0.9 million plus one balloon installment of $4.0 million to be paid together with the last installment on November 12, 2019. The loan bears interest at LIBOR plus a margin of 2.15% per annum.

In October 2009, our wholly-owned subsidiary Bikini Shipping Company Inc., (“Bikini”) entered into $40.0 million a loan agreement with Deutsche Bank AG (“Deutsche”) to partly finance the acquisition cost of the New York. The loan was repaid in full on March 10, 2015 and was repayable in 19 quarterly installments of $0.6 million and a 20th installment of $28.6 million. The loan bore interest at LIBOR plus a margin of 2.40% per annum.

In October 2010, our wholly-owned subsidiaries, Lae Shipping Company Inc. (“Lae”) and Namu Shipping Company Inc. (“Namu”), entered into a loan agreement with Export-Import Bank of China and DnB NOR Bank ASA (“CEXIM and DnB”) to finance part of the acquisition cost of the Los Angeles, and the Philadelphia, for an amount of up to $82.6 million, of which $72.1 million was drawn, being 70% of the vessels’ market value on delivery. The Lae advance is repayable in 40 quarterly installments of approximately $0.6 million and a balloon of $12.3 million payable together with the last installment on February 15, 2022. The Namu advance is repayable in 40 quarterly installments of approximately $0.6 million and a balloon of $11.4 million payable together with the last installment on May 18, 2022. Each Bank has the right to demand repayment of the outstanding balance of any advance 72 months after the respective advance drawdown. Such demand shall be subject to written notification to be made no earlier than 54 months and not later than 60 months after the respective drawdown date for that advance. The loan bears interest at LIBOR plus a margin of 2.50% per annum.

On September 13, 2011, our wholly-owned subsidiary Bikar Shipping Company Inc. (“Bikar”) entered into a loan agreement with Emporiki Bank of Greece S.A. (“Emporiki”) for a loan of up to $15.0 million to refinance part of the acquisition cost of the Arethusa. On December 13, 2012, Bikar, the Company, DSS and Credit Agricole Corporate and Investment Bank (“Credit Agricole”), entered into a supplemental loan agreement to transfer the outstanding loan balance, the ISDA master swap agreement and the existing security documents from Emporiki to Credit Agricole. The loan is repayable in 20 equal semi-annual installments of $0.5 million each and a balloon payment of $5.0 million to be paid together with the last installment on September 15, 2021. The loan bears interest at LIBOR plus a margin of 2.5% per annum, or 1% for such loan amount that is equivalently secured by cash pledge in favor of the bank.

On February 7, 2012, our wholly-owned subsidiary Jemo Shipping Company Inc., (“Jemo”) entered into an agreement with Nordea Bank (“Nordea”), for a loan facility of $16.1 million drawn down in February 2012, to partly finance the acquisition cost of the Leto. On June 21, 2012, the agreement between Jemo and Nordea Bank Finland Plc, was restated and amended by a supplemental agreement in order to include Mandaringina Inc. as a new borrower and increase the loan amount to up to $26.5 million for the purpose of financing part of the acquisition cost of the Melia. On March 19, 2015, we prepaid in full all outstanding indebtedness under the loan facility. The Leto advance was repayable in 20 consecutive equal quarterly installments of $252,000 and a balloon payment of $11.1 million payable together with the final quarterly installment on February 7, 2017. The Melia advance of $10.3 million, drawn in June 2012, was repayable in 20 consecutive equal quarterly installments of $234,660 and a balloon of $5.6 million payable together with the last installment on May 7, 2017. The loan bore interest at LIBOR plus a margin of 2.5%.

On December 20, 2012, our wholly-owned subsidiaries Palau Shipping Company Inc. and Guam Shipping Company Inc., entered into a new loan agreement with Nordea for an amount of $20.0 million, drawn down on December 21, 2012, to finance part of the acquisition cost of the Amphitrite and the Polymnia. On March 19, 2015, we prepaid in full all outstanding indebtedness under the loan facility which was repayable in 20 consecutive quarterly installments of $312,500 and a balloon installment of $13.8 million payable together with the last installment on December 21, 2017. The loan bore interest at LIBOR plus a margin of 2.9%.

On May 24, 2013, our wholly-owned subsidiaries, Erikub Shipping Company Inc. and Wotho Shipping Company Inc., entered into a loan agreement with CEXIM and DnB to finance part of the construction cost of Crystalia and Atalandi for an amount of up to $15.0 million for each vessel, drawn on May 22, 2014. Each advance is repayable in 19 quarterly installments of $250,000 and a balloon of $10.3 million payable together with the last installment on February 22, 2019. The loan bears interest at LIBOR plus a margin of 3.0% per annum.

On June 18, 2013, two of our wholly-owned subsidiaries, Tuvalu Shipping Company Inc. and Jabat Shipping Company Inc., entered into a loan agreement with Deutsche for a loan facility of $18.0 million to finance part of the acquisition cost of the Maia and the Myrto which were cross-collateralized with the New York. The loan was prepaid in full on March 20, 2015 and was repayable in 20 consecutive equal quarterly installments of approximately $0.4 million and a balloon payment of $10.5 million payable together with the final quarterly installment on June 20, 2018. The loan bore interest at LIBOR plus a margin of 3.0%.

On January 9, 2014, two of our wholly-owned subsidiaries Taka Shipping Company Inc., and Fayo Shipping Company Inc., entered into a loan agreement with Commonwealth Bank of Australia, London Branch (“CBA”), for a loan facility of up to $18.0 million to finance part of the acquisition cost of the Melite and Artemis. The loan bears interest at LIBOR plus a margin of 2.25%. The loan was drawn in two tranches, one of $8.5 million assigned to Melite and one of $9.5 million assigned to Artemis. Tranche A is repayable in 24 equal consecutive quarterly installments of $195,833 each; and a balloon of $3.8 million payable January 13, 2020. Tranche B is repayable in 32 equal consecutive quarterly installments of $156,250 each and a balloon of $4.5 million payable on January 13, 2022.

On December 18, 2014, two of our wholly-owned subsidiaries Weno Shipping Company Inc., and Pulap Shipping Company Inc., entered into a loan agreement with BNP Paribas (“BNP”), for a loan facility of up to $55.0 million to finance part of the acquisition cost of the G.P. Zafirakis and the P.S. Palios, of which $53.5 million was drawn. The loan bears interest at LIBOR plus a margin of 2%, and is repayable in 14 equal semi-annual installments of approximately $1.6 million and a balloon of $31.5 million, payable on November 30, 2021.

On March 17, 2015, eight of our wholly-owned subsidiaries entered into a loan facility with Nordea to refinance the existing agreements with the bank, described above, and to add additional vessels. On March 19, 2015, after repaying in full all outstanding indebtedness under the previous loan facilities with the bank, we drew down the amount of $93.1 million. The loan is repayable in 24 consecutive three-monthly installments of approximately $1.9 million being 1/50 of the loan amount and a balloon of $48.4 million payable together with the last installment on March 19, 2021. The loan bears interest plus a margin of 2.1% of LIBOR.

On March 26, 2015, three of our wholly-owned subsidiaries entered into a loan agreement with ABN AMRO Bank NV for a secured term loan facility of up to $53.0 million, to refinance part of the acquisition cost of the vessels New York, Myrto and Maia. On March 30, 2015, the Company drew down the amount of $50.2 million under the loan facility, which is repayable in 24 equal quarterly consecutive installments of $1.0 million and a balloon of $26.3 million payable together with the last installment on March 30, 2021. The loan bears interest at LIBOR plus a margin of 2.0%.

On April 29, 2015, one of our wholly-owned subsidiaries entered into a term loan agreement with Danish Ship Finance for a loan facility of $30.0 million and completed a drawdown of $30.0 million on April 30, 2015 to partly finance the acquisition cost of the m/v Santa Barbara, which was delivered in January 2015. The loan is repayable in 28 equal consecutive quarterly installments of $0.5 million each and a balloon of $16.0 million payable together with the last installment on April 30, 2022. The loan bears interest at LIBOR plus a margin of 2.15%.

Under the secured long term debt agreements mentioned above, we currently have 22 vessels of the Company’s fleet mortgaged with first preferred or second preferred ship mortgage, as applicable. Additional collateral required by the banks include first priority assignment of all earnings, insurances, first assignment of time charter contracts with duration of more than 12 months, pledge over the shares of the borrowers, manager’s undertaking and subordination and requisition compensation and a corporate guarantee by us, as Guarantor, financial covenants, as well as operating account assignments. The lenders may also require additional security in the future in the event the borrowers breach certain covenants under the loan agreements. The secured term loans generally include restrictions as to changes in management and ownership of the vessels, additional indebtedness, as well as minimum requirements regarding hull cover ratio and minimum liquidity per vessel owned by the borrowers or the Guarantor maintained in the bank accounts of the borrowers or the Guarantor. Furthermore, certain of the Secured Term Loans contain cross default provisions and additionally the Company is not permitted to pay any dividends from the earnings of the vessel following the occurrence of an event of default.

Currently, all of our vessels, other than the vessels to be acquired and our newbuildings not yet delivered, have been provided as collateral to secure our credit facilities. As at March 31, 2015, the maximum amount required as compensating cash balance under our credit facilities amounted to $20.0 million.

As of March 31, 2015 and currently, we believe we are in compliance with all covenants relating to our loan facilities.

As of December 31, 2014, 2013 and 2012 and as of the date of this prospectus, we did not and have not designated any financial instruments as accounting hedging instruments. In May 2009, we entered into a five-year zero cost collar agreement, novated in March 2012, with a floor at 1% and a cap at 7.8% of a notional amount of $100.0 million to manage our exposure to interest rate changes related to our borrowings. The collar agreement which was terminated in May 2014 was considered as an economic hedge agreement as it did not meet the criteria of hedge accounting; therefore, the change in its fair value is recognized in earnings. As of

December 31, 2014 and 2013, the fair value of the swap was nil and $0.4 million, respectively. Also we incurred unrealized gain of $0.4 million in 2014, $0.6 million in 2013 and $36,495 in 2012. Realized loss was $0.3 million for 2014, $0.7 million for 2013 and $0.6 million for 2012.

Capital Expenditures

We make capital expenditures from time to time in connection with our vessel acquisitions which we finance with cash from operations, debt under loan facilities that provide necessary funds at terms acceptable to us, or with funds from equity issuances. Currently, we have contractual obligations of $154.2 million, relating to the construction of two Newcastlemax dry bulk vessels and one Kamsarmax dry bulk vessel, which we expect to take delivery of in 2016, and the acquisition of a Kamsarmax dry bulk vessel to be delivered in the second quarter of 2015 and a newbuilding Capesize dry bulk vessel to be delivered in August 2015. We pay dividends on our Series B Preferred Shares amounting to approximately $5.8 million annually. We incur additional capital expenditures when our vessels undergo surveys. This process of recertification may require us to reposition these vessels from a discharging port to shipyard facilities, which will reduce our operating days during the period. The loss of earnings associated with the decrease in operating days, together with the capital needs for repairs and upgrades results in increased cash flow needs.

We expect to cover our capital expenditures and cash flow needs with cash from operations and additional indebtedness.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations that may be relevant to prospective holders of our Notes. This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, legislative history, judicial authority and administrative interpretations, as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

This discussion applies only to holders of our Notes that purchase our Notes at their issue price as part of the initial offering and hold our Notes as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain holders in light of their particular circumstances, such as holders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, broker-dealers, tax-exempt organizations, or former citizens or long-term residents of the United States) or holders that will hold our Notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Notes, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our Notes should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of our Notes.

No ruling has been requested from the Internal Revenue Service, or the IRS, regarding any matter discussed below.

This discussion does not address any U.S. estate, gift, alternative minimum or unearned income Medicare contribution tax considerations, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and other tax consequences of owning and disposing of our Notes.

Certain Additional Payments

There are circumstances in which we might be required to make payments on a Note that would increase the yield of the Note, as described under “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes.” We intend to take the position that the possibility of such payments does not result in the Notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the IRS. If the IRS takes a contrary position, a holder may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the Notes (which is not expected to differ significantly from the actual yield on the Notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, redemption, exchange, retirement or other taxable disposition of the Notes would be treated as interest income rather than as capital gain. You should consult your tax advisor regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our Notes that is, for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien; (b) a corporation, or other entity taxable as a corporation, that was created or organized under the laws of the United States, any state thereof, or the District of Columbia;

(c) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (d) a trust that either is subject to the primary supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Stated Interest on our Notes

Stated interest on a Note (including Additional Amounts, if any) generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Interest paid on our Notes generally will be foreign source income and, depending on your circumstances, treated as either “passive” or “general” category income for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Disposition of Notes

Upon the sale, redemption, exchange, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the proceeds received on the sale, redemption, exchange, retirement or other taxable disposition (except to the extent such proceeds are attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Note. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the Note. Your adjusted tax basis in a Note generally will equal the amount you paid for the Note. Gain or loss recognized upon a sale, redemption, exchange, retirement or other taxable disposition of our Notes (i) will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition, or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source gain or loss, as applicable, for U.S. foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

In general, information reporting will apply to all payments of interest on, and the proceeds of the sale or other disposition (including a retirement or redemption) of, Notes held by a U.S. Holder unless the U.S. Holder is an exempt recipient, such as a corporation. Backup withholding may apply to these payments unless the U.S. Holder provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

U.S. Return Disclosure Requirements for Individual U.S. Holders

U.S. Holders who are individuals and who hold certain specified foreign financial assets, including financial instruments issued by a foreign corporation not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their tax return for that taxable year. Penalties apply for failure to properly complete and file Form 8938. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our Notes.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our Notes (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a non-U.S. Holder.

Interest on our Notes

In general, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on interest (including Additional Amounts, if any) on the Notes unless the interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States). If a non-U.S. Holder is engaged in a U.S. trade or business and the interest is deemed to be effectively connected with that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States), the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest in the same manner as if it were a U.S. Holder and, in the case of a non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower applicable treaty rate).

Disposition of Notes

In general, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the sale, redemption, exchange, retirement or other taxable disposition of a Note unless (i) the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on such gain in the same manner as if such non-U.S. Holder were a U.S. Holder and, in addition, if the non-U.S. Holder is a foreign corporation, may also be subject to the branch profits tax described above, or (ii) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case the non-U.S. Holder will generally be subject to tax at a 30% rate (or any lower applicable treaty rate) on gain resulting from the disposition of our Notes which may be offset by U.S.-source capital losses.

Information Reporting and Backup Withholding

Information reporting and backup withholding generally will not apply to payments of interest on Notes held by a non-U.S. Holder if such interest is paid outside the United States by a non-U.S. payor or a non-U.S. middleman (within the meaning of U.S. Treasury Regulations) or the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met or the non-U.S. Holder otherwise establishes an exemption.

Any payment received by a non-U.S. Holder from the sale, redemption or other taxable disposition of a Note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met, or the non-U.S. Holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds of the sale, redemption or other taxable disposition of a note effected outside the United States by a non-U.S. office of a broker. However, if the broker is considered a U.S. payor or U.S. middleman (within the meaning of U.S. Treasury Regulations), information reporting will apply to the payment of the proceeds of a sale, redemption or other taxable disposition of a note effected outside the United States unless the broker has documentary evidence in its records that the non-U.S. Holder is a non-U.S. Holder and certain other conditions are met, or the non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder U.S. federal income tax liability, if any, and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

MARSHALL ISLANDS TAX CONSIDERATIONS

The following is a discussion of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on interest or principal payments that we make on the Notes. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our Notes, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the Notes.

Each prospective holder of Notes is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its purchase, ownership and disposition of the Notes. Further, it is the responsibility of each holder of Notes to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the Issuer, an initial purchaser, or a Subsidiary Guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

THE FOREGOING DISCUSSION IS GENERAL IN NATURE AND IS NOT INTENDED TO BE ALL INCLUSIVE. DUE TO THE COMPLEXITY OF THESE RULES AND THE PENALTIES THAT MAY BE IMPOSED UPON PERSONS INVOLVED IN NON-EXEMPT PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT FIDUCIARIES, OR OTHER PERSONS CONSIDERING PURCHASING THE NOTES (AND HOLDING THE NOTES) ON BEHALF OF, OR WITH THE ASSETS OF, ANY PLAN, CONSULT WITH THEIR COUNSEL REGARDING THE POTENTIAL APPLICABILITY OF ERISA, SECTION 4975 OF THE CODE AND ANY SIMILAR LAWS TO SUCH INVESTMENT AND WHETHER AN EXEMPTION WOULD BE APPLICABLE TO THE PURCHASE AND HOLDING OF THE NOTES.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated                     , 2015, the underwriters named below, for whom Stifel, Nicolaus & Company, Incorporated and Deutsche Bank Securities Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of Notes indicated below:

Name	Principal Amount of Notes
Stifel, Nicolaus & Company, Incorporated
Deutsche Bank Securities Inc.
Janney Montgomery Scott LLC
BB&T Capital Markets, a division of BB&T Securities, LLC
Wunderlich Securities, Inc.

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the Notes subject to their acceptance of the Notes from us. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any such Notes are taken. However, the underwriters are not required to take or pay for the Notes covered by the underwriters’ option to purchase additional Notes described below.

The underwriters initially propose to offer the Notes directly to the public at the offering price listed on the cover page of this prospectus supplement and may offer Notes to certain dealers at such offering price, less a concession not in excess of     % of the principal amount of the Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up     % of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the representatives.

The underwriters have reserved for sale up to $12.75 million aggregate principal amount of the Notes to, or to entities affiliated with, our chief executive officer, Mr. Simeon Palios, and other executive officers and to certain directors of the Company, at the public offering price. The underwriters will not receive an underwriting discount on the sale of such Notes. However, the underwriters could determine to sell more, less or no notes to any of these potential purchasers and these potential investors could determine to purchase more, less or no notes in this offering. Any reserved notes not so purchased will be offered by the underwriters to the general public on the same terms as the other notes.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $         aggregate principal amount of Notes at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The representatives may exercise this option on behalf of the underwriters in whole or in part by giving written notice to us no later than 30 days after the date of this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional Notes as the number listed next to the underwriter’s name in the preceding table bears to the total number of Notes listed next to the names of all underwriters in the preceding table.

The following table shows the underwriting discounts and commissions that we are to pay the underwriters in connection with this offering, expressed as a percentage of the principal amount of the Notes and in total. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional Notes.

Total
	Per Note	No Exercise (1)	Full Exercise (1)
Underwriting discounts and commissions to be paid by us	$	$	$

(1)	The underwriters will not receive any underwriting discount on the sale of up to $12.75 million aggregate principal amount of the Notes to, or to entities affiliated with, our chief executive officer, Mr. Simeon Palios, and other executive officers and to certain directors of the Company.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $350,000.

We have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not, during the period ending 45 days after the date of this prospectus supplement (the “restricted period”), offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any securities of the Company that are substantially similar to the Notes or any securities convertible into or exercisable or exchangeable for securities of the Company that are substantially similar to the Notes; provided, however, that such restrictions do not apply to the sale of Notes to the underwriters.

The representatives, in their sole discretion, may release the Notes and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

The Notes are a new issue of securities with no established trading market. We have applied to list the Notes on the NYSE under the symbol “DSXN.” If the application is approved, trading of the Notes on the NYSE is expected to begin within 30 days after the date of initial delivery of the Notes. The underwriters have advised us that they intend to make a market in the Notes before commencement of trading on the NYSE. They will have no obligation to make a market in the Notes, however, and may cease market-making activities, if commenced, at any time. Accordingly, an active trading market on the NYSE for the Notes may not develop or, even if one develops, may not last, in which case the liquidity and market price of the Notes could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer the Notes at the time and price desired will be limited.

In order to facilitate the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may sell more Notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Notes available for purchase by the underwriters under the option to purchase additional Notes. The underwriters can close out a covered short sale by exercising the option or purchasing Notes in the open market. In determining the source of Notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of Notes compared to the price available under the option. The underwriters may also sell Notes in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. These activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of the Notes to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full-service financial institutions and have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees and commissions. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The principal business address of Stifel, Nicolaus & Company, Incorporated is One South Street, 17th Floor, Baltimore, Maryland 21202. The principal business address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, NY 10005. The principal business address of Janney Montgomery Scott LLC is 1717 Arch Street, Philadelphia, PA 19103. The principal address of BB&T Capital Markets, a division of BB&T Securities, LLC is 901 East Byrd Street, Suite 410, Richmond, VA 23219. The principal address of Wunderlich Securities, LLC is 6000 Poplar Avenue, Suite 150, Memphis, TN 38119.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of Notes will be made to the public in that Relevant Member State other than:

A. to “qualified investors” as defined in the Prospectus Directive, including:

B. to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the Notes shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase any Notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. France

Neither this prospectus nor any other offering material relating to the Notes described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France: or

•	used in connection with any offer for subscription or sale of the Notes to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-l º -or- 3º of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Switzerland

Neither this prospectus nor any other material relating to the Notes which is the subject of the offering contemplated by this prospectus constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The Notes will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the Notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The Notes are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Notes with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This prospectus or any other material relating to the Notes are personal and confidential and do not constitute an offer to any other person. This prospectus or any other material relating to the Notes may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. Such materials may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(lA), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the Notes in this offering, other than the underwriting discount, all of which will be paid by us.

SEC registration fee	$	*
Legal fees and expenses		$150,000
Trustee fees and expenses		$2,500
Accounting fees and expenses		$55,000
Printing and engraving expenses		$80,000
Miscellaneous	$

Total		$350,000

*	The SEC registration fee of $57,300 covering all of the securities being offered under the registration statement on Form F-3 (File No. 333-181540) filed with the SEC with an effective date of July 6, 2012, of which this prospectus supplement forms a part, was previously paid. We allocate the cost of this fee on an approximately pro-rata basis with each offering.

LEGAL MATTERS

The validity of the Notes offered hereby with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters have been represented in connection with this offering by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Diana Shipping Inc., appearing in Diana Shipping Inc.’s Annual Report on Form 20-F for the year ended December 31, 2014, and the effectiveness of Diana Shipping Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is Chimarras 8B, 15125, Maroussi Athens, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus supplement and the accompanying prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.dianashippinginc.com. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 25, 2015, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•	our Report on Form 6-K filed with the SEC on April 1, 2015 announcing the signing of a term loan facility with ABN AMRO BANK NV, through three wholly-owned subsidiaries, and the drawdown of US$50.16 million, secured by the vessels m/v New York, m/v Maia and m/v Myrto;

•	our Report on Form 6-K filed with the SEC on April 6, 2015 announcing the entry, through a separate wholly-owned subsidiary, into a time charter contract with Glencore Grain B.V., Rotterdam, for the m/v Protefs;

•	our Report on Form 6-K filed with the SEC on April 9, 2015 announcing the extension of the present time charter contract with Glencore Grain B.V., Rotterdam for the m/v Atalandi;

•	our Report on Form 6-K filed with the SEC on April 28, 2015 announcing the signing, through separate, wholly-owned subsidiaries, a Memorandum of Agreement to acquire from an unaffiliated third party a 2010-built Kamsarmax dry bulk vessel and the agreement to acquire a newbuilding Capesize dry bulk vessel from a different unaffiliated third party;

•	our Report on Form 6-K filed with the SEC on April 30, 2015 announcing the drawdown of US$30 million, through a separate wholly-owned subsidiary, under a term loan facility with Danish Ship Finance;

•	our Report on Form 6-K filed with the SEC on May 7, 2015 announcing the entry, through a separate wholly-owned subsidiary, into a time charter contract with ADM International Sarl, Rolle, Switzerland, for one of its Post-Panamax dry bulk vessels, the m/v Alcmene;

•	our Report on Form 6-K filed with the SEC on May 7, 2015 announcing the results of the Company’s 2015 Annual Meeting of Shareholders;

•	our Report on Form 6-K filed with the SEC on May 8, 2015 announcing the Company’s establishment of Diana Wilhelmsen Management, a 50/50 joint venture with Wilhelmsen Ship Management;

•	our Report on Form 6-K filed with the SEC on May 13, 2015 reporting our financial results for the first quarter and three months ended March 31, 2015.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Diana Shipping Inc.

Pendelis 16

175 64 Palaio Faliro

Athens, Greece

+ 30-210-9470-100

Attn: Mr. Ioannis Zafirakis

Information Provided by the Company

We will furnish holders of our equity securities with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

$500,000,000

DIANA SHIPPING INC.

Common Stock, Preferred Stock Purchase Rights, Preferred Stock,

Debt Securities, Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we may periodically offer:

(1)	our common stock (including preferred stock purchase rights);

(2)	our preferred stock;

(3)	our debt securities;

(4)	our warrants;

(5)	our purchase contracts;

(6)	our rights; and

(7)	our units.

The aggregate offering price of all securities issued under this prospectus may not exceed $500,000,000.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common stock is currently listed on the New York Stock Exchange under the symbol “DSX.”

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves a high degree of risk. See the section entitled “Risk Factors” on page 5 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 6, 2012.

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in conformity with U.S. generally accepted accounting principles, or “U.S. GAAP.” We have a fiscal year end of December 31.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell our common stock (including preferred stock purchase rights), preferred stock, debt securities, warrants, purchase contracts, rights and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement that we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk factors” and our financial statements and related notes contained herein and therein, before making an investment decision. Unless we specify otherwise, all references in this prospectus to “we,” “our,” “us” and the “Company” refer to Diana Shipping Inc. and its subsidiaries. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars.

OUR COMPANY

We are Diana Shipping Inc., a Marshall Islands company and a global provider of shipping transportation services. We specialize in transporting dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes. Currently, our operating fleet consists of 28 dry bulk carriers, of which 17 are Panamax, one is Post-Panamax, eight are Capesize and two are Newcastlemax dry bulk carriers, having a combined carrying capacity of approximately 3.2 million dwt. In addition, we expect to take delivery of two additional Panamax dry bulk carriers, currently under construction, in the fourth quarter of 2013. The commercial and technical management of our fleet is carried out by our wholly-owned subsidiary, Diana Shipping Services S.A.

We charter our dry bulk carriers to customers primarily pursuant to time charters. Under our time charters, the charterer typically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and canal and port charges. We remain responsible for paying the chartered vessel’s operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel. We strategically monitor developments in the dry bulk shipping industry on a regular basis and, subject to market demand, seek to adjust the charter hire periods for our vessels according to prevailing market conditions. In order to take advantage of the relatively stable cash flow and high utilization rates associated with long-term time charters, we have fixed 25 of our vessels on long-term time charters ranging in duration from 13 months to 62 months. Those of our vessels on short-term time charters provide us with flexibility in responding to market developments. We will continue to evaluate our balance of short- and long-term charters and may extend or reduce the charter hire periods of the vessels in our fleet according to developments in the dry bulk shipping industry.

We intend to continue to grow our fleet through timely and selective acquisitions of vessels in a manner that is accretive to earnings per share. We expect to focus future vessel acquisitions primarily on Panamax and Capesize dry bulk carriers. However, we will also consider purchasing other classes of dry cargo vessels if we determine that those vessels would, in our view, present favorable investment opportunities.

OUR FLEET

The following table presents certain information concerning the dry bulk carriers in our fleet as of May 18, 2012:

	Vessel		Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterer	Delivery Date to Charterer	Redelivery Date to Owners***	Notes
	BUILT	DWT
	Panamax Bulk Carriers
1	CORONIS		C	$10,600	5.00%	EDF Trading Limited, London	12-Mar-12	27-Nov-13 - 27-Jun-14
	2006	74,381

2	ERATO		C	$12,200	5.00%	Hyundai Merchant Marine Co., Ltd., Seoul, South Korea	26-Nov-11	26-Dec-12 - 10-Apr-13
	2004	74,444

3	ARETHUSA		B	$13,250	5.00%	Cargill International S.A., Geneva	8-Jul-11	17-May-12	1
				$9,250	5.00%	DS Norden A/S, Copenhagen	17-May-12	2-Oct-12 - 1-Jan-13
	2007	73,593

4	NAIAS		B	$19,750	5.00%	J. Aron & Company, New York	24-Sep-10	24-Aug-12 - 24-Oct-12
	2006	73,546

5	CLIO		B	$10,750	5.00%	Cargill International S.A., Geneva	22-Feb-12	22-Aug-13 - 22-Feb-14	2
	2005	73,691

6	CALIPSO		B	$12,250	5.00%	Louis Dreyfus Commodities Suisse S.A., Geneva	11-Oct-11	11-Aug-13 - 11-Dec-13	3
	2005	73,691

7	PROTEFS		B	$11,750	4.75%	Cargill International S.A., Geneva	6-Aug-11	6-Jul-12 - 6-Oct-12
	2004	73,630

8	THETIS		B	$10,500	5.00%	EDF Trading Limited, London	22-Feb-12	22-Aug-13 - 22-Jun-14	4
	2004	73,583

9	DIONE		A	$20,500	5.00%	Louis Dreyfus Commodities Suisse S.A., Geneva	26-Sep-10	26-Jul-12 - 26-Nov-12
	2001	75,172

10	DANAE		A	$15,600	5.00%	Hyundai Merchant Marine Co., Ltd., Seoul, South Korea	18-Apr-11	18-Mar-13 - 18-May-13	5
	2001	75,106

11	OCEANIS		A	$19,750	5.00%	China National Chartering Co. Ltd. (Sinochart BJ), Beijing	17-Sep-10	17-Aug-12 - 1-Nov-12
	2001	75,211

12	TRITON		A	$19,500	4.75%	Resource Marine Pte., Ltd, Singapore	11-Dec-10	11-Nov-13 - 11-Feb-14	6
	2001	75,336

13	ALCYON		A	$34,500	4.75%	Cargill International S.A., Geneva	21-Feb-08	21-Nov-12 - 21-Feb-13
	2001	75,247

14	NIREFS		A	$12,250	5.00%	Morgan Stanley Capital Group Inc.	18-Dec-11	18-Jan-13 - 18-Apr-13
	2001	75,311

15	MELIA		G	$10,900	5.00%	STX Panocean Co., Ltd., Seoul	2-May-12	2-Apr-13 - 2-Jul-13
	2005	76,225

16	MELITE		G	$16,500	5.00%	Cargill International S.A., Geneva	1-Feb-11	1-Jan-13 - 1-Mar-13
	2004	76,436

17	LETO			$12,900	5.00%	EDF Trading Limited, London	17-Jan-12	17-Jan-14 - 17-Nov-14
	2010	81,297

	Post-Panamax Bulk Carrier
18	ALCMENE			$20,250	5.00%	Cargill International S.A., Geneva	20-Nov-10	5-Oct-12 - 4-Jan-13
	2010	93,193

	Vessel		Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterer	Delivery Date to Charterer	Redelivery Date to Owners***	Notes
	BUILT	DWT
	Capesize Bulk Carriers
19	NORFOLK			$74,750	3.75%	Corus UK Limited	12-Feb-08	12-Jan-13 - 12-Mar-13	7
	2002	164,218

20	ALIKI			$26,500	5.00%	Minmetals Logistics Group Co. Ltd., Beijing	1-Mar-11	1-Feb-16 - 1-Apr-16
	2005	180,235

21	SALT LAKE CITY			$55,800	5.00%	Refined Success Limited	28-Sep-07	28-Aug-12 - 28-Oct-12
	2005	171,810

22	SIDERIS GS		D	$30,500	5.00%	BHP Billiton Marketing AG	16-Oct-10	16-Feb-13 - 16-Jun-13
	2006	174,186

23	SEMIRIO		D	$17,350	5.00%	Cargill International S.A., Geneva	30-May-11	15-Mar-13 - 14-Aug-13
	2007	174,261

24	BOSTON		D	$14,000	5.00%	Morgan Stanley Capital Group Inc.	29-Oct-11	29-Aug-13 - 29-Dec-13	8
	2007	177,828

25	HOUSTON		D	$55,000	4.75%	Shagang Shipping Co.	3-Nov-09	3-Oct-14 - 3-Jan-15	9
	2009	177,729

26	NEW YORK		D	$48,000	3.75%	Nippon Yusen Kaisha, Tokyo (NYK)	3-Mar-10	3-Jan-15 - 3-May-15
	2010	177,773

	Newcastlemax Bulk Carriers
27	LOS ANGELES		E	$18,000	5.00%	EDF Trading Limited, London	9-Feb-12	9-Dec-15 - 9-Apr-16
	2012	206,104

28	PHILADELPHIA		E	$18,000	5.00%	EDF Trading Limited, London	17-May-12	17-Jan-16 - 17-Jul-16
	2012	206,040

	Vessels Under Construction
29	HULL H2528		F	—	—	—	—	—	10
	2013	76,000

30	HULL H2529		F	—	—	—	—	—	10
	2013	76,000

*	Each dry bulk carrier is a “sister ship”, or closely similar, to other dry bulk carriers that have the same letter.
**	Total commission percentage paid to third parties.
***	Charterers’ optional period to redeliver the vessel to owners. Charterers have the right to add the off hire days, if any, and therefore the optional period may be extended.
1	The previous charterers, Cargill International S.A., Geneva have agreed to compensate the Owners for the difference between the new rate and the previous rate from May 17, 2012 to May 24, 2012.
2	The previous charterers, Daelim Corporation, Seoul, have agreed to compensate the owners for the early redelivery of the Clio by paying US$17,000 gross per day, minus 5% commission paid to third parties, starting from the date of redelivery to owners, on February 22, 2012, to the minimum agreed redelivery date, April 8, 2012.
3	Vessel off-hire for drydocking from March 27, 2012 to April 17, 2012.
4	Vessel off-hire for drydocking from January 28, 2012 to February 22, 2012.
5	Vessel off-hire for unscheduled maintenance from May 5, 2012 to May 9, 2012.
6	Resource Marine Pte., Ltd, Singapore is a guaranteed nominee of Macquarie Bank Limited.
7	Since September 2010 Charterer’s name has changed to Tata Steel UK, Limited.
8	Morgan Stanley Capital Group Inc. has the option to employ the vessel for a further minimum eleven (11) to a maximum thirteen (13) month period at a gross rate of US$15,000 per day starting twenty-four (24) months after delivery of the vessel to the charterer.
9	Shagang Shipping Co. is a guaranteed nominee of the Jiangsu Shagang Group Co.
10	Year of delivery and dwt are based on shipbuilding contract.

Each of our vessels is owned through a separate wholly-owned subsidiary.

Our vessels operate worldwide within the trading limits imposed by our insurance policy conditions and do not operate in areas where sanctions of the United States, the European Union or the United Nations have been imposed.

Recent Developments

On April 20, 2012, we paid $8.7 million in a first installment payment for the construction of hulls H2528 and H2529. On May 1, 2012, we took delivery of the Melia, a 2005-built Panamax dry bulk carrier of 76,225 dwt which we acquired for $20.65 million. On May 16, 2012, we took delivery of the Philadelphia, a newly-built Newcastlemax dry bulk carrier of 206,040 dwt.

On May 15, 2012, we accepted a term sheet from Nordea Bank Finland, Plc., London Branch, to increase the existing loan facility of $16.1 million by an additional loan amount of $10.3 million to finance part of the acquisition cost of the Melia. The new credit facility amount will be repaid in 20 equal quarterly installments of $234,660 and a balloon payment of $5,631,800.

On May 18, 2012 we drew down $34.65 million under our facility with the Import-Export Bank of China and DnB Bank ASA to finance part of the construction cost of the Philadelphia.

Corporate Structure

Diana Shipping Inc. is a holding company incorporated under the laws of Liberia in March 1999 as Diana Shipping Investments Corp. In February 2005, we redomiciled from the Republic of Liberia to the Republic of the Marshall Islands and changed our name to Diana Shipping Inc. Our executive offices are located at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at this address is 011 30 (210) 947-0100. Our website address is www.dianashippinginc.com. The information on our website is not a part of this prospectus.

The Securities We May Offer

We may use this prospectus to offer our:

•	common stock (including preferred stock purchase rights);

•	preferred stock;

•	debt securities;

•	warrants;

•	purchase contracts;

•	rights; or

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risks described below and the discussion of risks under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2011 and included in the documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our securities. Please see the section in this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

If the share price of our common shares fluctuates after this offering, you could lose a significant part of your investment.

The market price of our common shares may be influenced by many factors, many of which are beyond our control, including the other risks described under the heading “Risk Factors—Risk Factors Related to Our Common Shares” in our Annual Report on Form 20-F for the year ended December 31, 2011 and the following:

•	the failure of securities analysts to publish research about us after this offering, or analysts making changes in their financial estimates;

•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

•	variations in quarterly operating results;

•	general economic conditions;

•	terrorist or piracy acts;

•	future sales of our common shares or other securities; and

•	investors’ perception of us and the international drybulk shipping sector.

As a result of these factors, investors in our common shares may not be able to resell their common shares at or above the initial offering price. These broad market and industry factors may materially reduce the market price of our common shares, regardless of our operating performance.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

Because the Public Company Accounting Oversight Board is not currently permitted to inspect our independent accounting firm, you may not benefit from such inspections.

Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board (PCAOB) inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the Commission. Certain European Union countries, including Greece, do not currently permit the PCAOB to conduct inspections of accounting firms established and operating in such European Union countries, even if they are part of major international firms. Accordingly, unlike for most U.S. public companies, the PCAOB is prevented from evaluating our auditor’s performance of audits and its quality control procedures, and, unlike shareholders of most U.S. public companies, we and our shareholders are deprived of the possible benefits of such inspections.

FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand in the dry bulk shipping industry, changes in our operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports filed by us with the Commission and the New York Stock Exchange. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years.(1)

	For the year ended December 31,
	2011	2010	2009	2008	2007
Earnings:
Net income before equity income and minority interest	$106,288	$127,869	$121,498	$221,699	$134,220
Add: Distributed income of equity investees	600	—	—	—	—
Add: Fixed charges	5,407	5,245	3,372	6,311	7,059

	$112,295	$133,114	$124,870	$228,010	$141,279
Less: Interest capitalized	635	340	363	853	1,440

Total earnings	$111,660	$132,774	$124,507	$227,157	$139,839

Fixed Charges:
Interest expensed and capitalized	$5,129	$4,982	$3,307	$6,225	$6,948
Amortization and write-off of deferred financing fees	278	263	65	86	111

Total Fixed Charges	$5,407	$5,245	$3,372	$6,311	$7,059

Ratio of Earnings to Fixed Charges (2)	20.7x	25.3x	36.9x	36.0x	19.8x

(1)	We have not issued any preferred stock as of the date of this prospectus.
(2)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common stockholders, before adjustment for minority interests in consolidated subsidiaries and before income or loss from equity investees, plus distributed income of equity investees and fixed charges less interest capitalized. Fixed charges consist of interest expensed and capitalized, interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

USE OF PROCEEDS

We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

CAPITALIZATION

The following unaudited table sets forth our capitalization at December 31, 2011, on an actual basis and on an as adjusted basis as of May 18, 2012 to give effect to the drawdown of $88.225 million, made in February and May 2012, under our secured credit facilities with the Import-Export Bank of China and DNB Bank ASA and Nordea Bank Finland Plc, to finance part of the acquisition and construction cost of the vessels Leto, Los Angeles and Philadelphia and the repurchase and cancellation of 97,364 shares of our stock for $0.7 million under our stock repurchase plan.

	As of December 31, 2011
	Actual	As Adjusted
	(in thousands of U.S. dollars)
Debt (principal balance, secured and guaranteed)	$374,300	$462,525
Shareholders’ equity
Preferred stock, $0.01 par value; 25,000,000 shares authorized, none issued, actual and as adjusted	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 82,419,417 and 82,322,053 issued and outstanding as at December 31, 2011, actual and as adjusted, respectively.	$824	$823
Additional paid-in capital	915,404	914,662
Other comprehensive loss	(112)	(112)
Retained earnings	292,762	292,762

Total stockholders’ equity	$1,208,878	$1,208,135

Total capitalization	$1,583,178	$1,670,660

Each prospectus supplement will include updated information on our consolidated capitalization.

DILUTION

Information about the amount by which the offering price of our common shares issued pursuant to this prospectus exceeds the net tangible book value per share of our common shares following such issuance will be included in a prospectus supplement.

PRICE RANGE OF COMMON STOCK

The trading market for shares of our common stock is the New York Stock Exchange, on which our shares trade under the symbol “DSX”. The following table sets forth for the periods indicated the high and low closing prices for shares of our common stock, as reported by the New York Stock Exchange:

	2012		2011		2010		2009		2008		2007
Period	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
Annual			$12.64	$6.93	$16.27	$11.19	$18.52	$10.15	$31.66	$7.24	$44.82	$15.79
1st quarter	$9.87	$7.80	$12.64	$11.50	$16.27	$13.26
2nd quarter			12.13	10.70	15.82	11.19
3rd quarter			11.13	7.42	13.39	11.46
4th quarter			8.54	6.93	14.08	11.82

December			8.07	7.48
January	$8.44	$7.80
February	9.87	8.11
March	9.24	8.41
April	8.90	7.52
May	8.25	7.20
June*	7.70	7.07

*	For the period from June 1, 2012 until June 26, 2012.

ENFORCEMENT OF CIVIL LIABILITIES

Diana Shipping Inc. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Athens, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation and bylaws. We refer you to our amended and restated articles of incorporation and bylaws, copies of which have been filed as identified in the exhibit index to this registration statement and are incorporated by reference herein.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

Authorized Capitalization

Under our amended and restated articles of incorporation, as of the date of this prospectus, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, of which 82,989,667 shares are issued and outstanding, and 25,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. All of our shares of stock are in registered form.

Share History

In May 2009, we completed a secondary public offering in the United States of 6,000,000 shares of common stock at a price of $16.85 per share, from which we received $98.4 million of net proceeds.

In February 2010, 2011 and 2012, we granted an aggregate of 1,803,595 shares of restricted common stock to our executive management and non-executive directors pursuant to our 2005 Equity Incentive Plan, as amended, and to our 2011 Equity Incentive Plan.

In December 2011, we entered into an agreement with Goldman, Sachs & Co. (the “Broker”) to repurchase our stock according to Rule 10b5-1(c)(l) and to the extent applicable to Rule 10b-18 under the Securities and Exchange Act of 1934. Under the terms of the agreement the Broker could purchase shares in the open market or through privately negotiated transactions for a commission of $0.03 per share of stock purchased. The agreement was terminated on February 29, 2012 and we repurchased a total of 251,455 shares for $1.9 million.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Preferred Stock

The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement. Our board of directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares is authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our common stock or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common stock.

Preferred Stock Purchase Rights

Each share of our common stock includes one right, which we refer to as a right, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our preferred stock at a purchase price of $100.00 per unit, subject to specified adjustments. The rights were issued pursuant to an amended and restated stockholders rights agreement dated October 15, 2005, between us and Computershare Trust Company, Inc., as rights agent. We subsequently appointed Mellon Investor Services LLC as successor rights agent and entered into a second amended and restated rights agreement with Mellon Investor Services LLC, dated October 7, 2008, which has since been assigned to Computershare Shareowner Services LLC. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other stockholder rights.

The rights may have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement was approved by our existing stockholders prior to our initial public offering.

We have summarized the material terms and conditions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the rights agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Detachment of the Rights

The rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the rights distribution date that we describe below. The rights are not exercisable until after the rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the rights plan, unless we redeem or exchange them earlier as we describe below. The rights will separate from the common stock and a rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company’s common stock; or

•	the 10th business day (or such later date as determined by the Company’s board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company’s common stock.

Persons who are our stockholders on the effective date of the rights agreement are excluded from the definition of “acquiring person” until such time as they acquire an additional 20% of our outstanding common stock for purposes of the rights, and therefore until such time, their ownership cannot trigger the rights. Specified

“inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

Until the rights distribution date:

•	our common stock certificates will evidence the rights, and the rights will be transferable only with those certificates; and

•	any new common stock will be issued with rights and new certificates will contain a notation incorporating the rights agreement by reference.

As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock at the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.

We will not issue rights with any shares of common stock we issue after the rights distribution date, except as our board of directors may otherwise determine.

Flip-In Event

A “flip-in event” will occur under the rights agreement when a person becomes an acquiring person other than pursuant to certain kinds of permitted offers. An offer is permitted under the rights agreement if a person will become an acquiring person pursuant to a merger or other acquisition agreement that has been approved by our board of directors prior to that person becoming an acquiring person.

If a flip-in event occurs and we have not previously redeemed the rights as described under the heading “Redemption of Rights” below or, if the acquiring person acquires less than 50% of our outstanding common stock and we do not exchange the rights as described under the heading “Exchange of Rights” below, each right, other than any right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.

When a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

Flip-Over Event

A “flip-over event” will occur under the rights agreement when, at any time after a person has become an acquiring person:

•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or

•	50% or more of our assets or earning power is sold or transferred.

If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading “Flip-In Event” above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such right.

Antidilution

The number of outstanding rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the rights distribution date. With some exceptions, the rights agreement will not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our preferred stock that are not integral multiples of one-thousandth of a share, and, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.

Redemption of Rights

At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our board of directors timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action.

Exchange of Rights

We may, at our option, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing stockholders becoming the beneficial owner of 50% or more of our outstanding common stock for the purposes of the rights agreement.

Amendment of Terms of Rights

During the time the rights are redeemable, we may amend any of the provisions of the rights agreement, other than by decreasing the redemption price. Once the rights cease to be redeemable, we generally may amend the provisions of the rights agreement, other than to decrease the redemption price, only as follows:

•	to cure any ambiguity, defect or inconsistency;

•	to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

•	to shorten or lengthen any time period under the rights agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of rights other than an acquiring person.

Other Matters

Directors

Our directors are elected by a majority of the votes cast by stockholders entitled to vote. There is no provision for cumulative voting.

Our board of directors must consist of at least one member. Stockholders may change the number of directors only by the affirmative vote of holders of a majority of the outstanding common stock. The board of directors may change the number of directors only by a majority vote of the entire board. Our board of directors is divided into three classes, with each class serving staggered, three-year terms. Each director shall be elected to serve until the next annual meeting of stockholders, at which the term expires for the relevant class, and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Stockholder Meetings

Under our bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by stockholders holding not less than one-fifth of all the outstanding shares entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Stockholders’ Derivative Actions

Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

Several provisions of our amended and restated articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Business Combinations

Our amended and restated articles of incorporation generally prohibit us from entering into a business combination with an “interested shareholder” for a period of three years following the date on which the person became an interested shareholder. Interested shareholder is defined, with certain exceptions, as a person who (i) owns more than 15% of our outstanding voting stock, or (ii) is an affiliate or associate of the Company that owned more than 15% of our outstanding stock at any time in the prior three years from the date the determination is being made as to whether he or she is an interested shareholder.

This prohibition does not apply in certain circumstances such as if (i) prior to the person becoming an interested shareholder, our board of directors approved the business combination or the transaction which resulted in the person becoming an interested shareholder, or (ii) the person became an interested shareholder prior to the Company’s initial public offering.

Blank Check Preferred Stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay stockholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and Removal of Directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Stockholders

Our amended and restated articles of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders or by the unanimous written consent of our stockholders. Our amended and restated articles of incorporation and our bylaws provide that, subject to certain exceptions, our Chairman, Chief Executive Officer, or Secretary at the direction of the board of directors or holders of not less than one-fifth of all outstanding shares may call special meetings of our stockholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a stockholder may be prevented from calling a special meeting for stockholder consideration of a proposal over the opposition of our board of directors and stockholder consideration of a proposal may be delayed until the next annual meeting.

Stockholders Rights Agreement

Our Stockholders Rights Agreement may have anti-takeover effects. The rights exercisable under the Stockholders Rights Agreement will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. Please see “Preferred Stock Purchase Rights.”

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the date on which we first mailed our proxy materials for the preceding year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Transfer Agent

The registrar and transfer agent for our common stock is Computershare Shareowner Services LLC.

Listing

Shares of our common stock are listed on the New York Stock Exchange under the symbol “DSX.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the U.S Securities and Exchange Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the U.S. Securities and Exchange Commission.

The 2012 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA. Three directors are from non-participants. The remaining three are the chairman and chief executive officer, president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$57,300
Blue sky fees and expenses	$	*
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Indenture trustee fees and experts	$	*
FINRA fee	$	*
NYSE listing fee	$	*
Transfer agent and registrar	$	*
Miscellaneous	$	*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward  & Kissel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Diana Shipping Inc. appearing in Diana Shipping Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2011 and the effectiveness of internal control over financial reporting of Diana Shipping Inc. as of December 31, 2011, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also learn about our Company by visiting our website at http://www.dianashippinginc.com. The information on our website is not a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the following documents and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934:

•	our Report of Foreign Private Issuer on Form 6-K, which was furnished to the Commission on June 26, 2012, announcing the drawdown of $10.325 million through a supplemental loan agreement with Nordea Bank Finland Plc, London Branch;

•	our Report of Foreign Private Issuer on Form 6-K, which was furnished to the Commission on June 21, 2012, which contains the Company’s Notice of Annual Meeting, Proxy Statement and Proxy Card;

•	our Report of Foreign Private Issuer on Form 6-K, which was furnished to the Commission on June 11, 2012, announcing our entry into a time charter contract with Cargill International S.A. for the m/v “Protefs”;

•	our Report of Foreign Private Issuer on Form 6-K, which was furnished to the Commission on May 17, 2012, announcing the date of our 2012 Annual Meeting of Shareholders;

•	our annual report on Form 20-F for the year ended December 31, 2011, filed with the Commission on April 20, 2012, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•	our Form 8-A12B, filed with the SEC on March 15, 2005, registering our common shares, par value $0.01 per share, and our preferred stock purchase rights under Section 12(b) of the Exchange Act, and any amendment filed thereto.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K or other filings that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-

effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Diana Shipping Inc.

Pendelis 16

175 64 Palaio Faliro

Athens, Greece

011 30 (210) 947-0100

Information Provided by the Company

We will furnish holders of our common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the New York Stock Exchange, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

DIANA SHIPPING INC.

    % Senior Notes due 2020

PROSPECTUS SUPPLEMENT

                    , 2015

Stifel

Deutsche Bank Securities

Janney Montgomery Scott

BB&T Capital Markets

Wunderlich